                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            COOPER INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                                  [COOPER INDUSTRIES, INC. LOGO]

March 10, 1999

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Shareholders' Meeting in Houston, Texas on Tuesday, April 27, 1999, at 11:00 a.m. The meeting will be held in the Chase Center Auditorium, 601 Travis Street, Houston, Texas.

The notice of meeting and proxy statement following this letter describe the business to be conducted at the meeting, including the election of five directors.

The Board of Directors appreciates and encourages shareholder participation. PLEASE TAKE A MOMENT NOW TO SIGN, DATE AND RETURN YOUR PROXY in the envelope provided even if you plan to attend the meeting. YOUR VOTE IS IMPORTANT.

Thank you for your continued support.

Sincerely,

/s/ H. JOHN RILEY, JR.

H. JOHN RILEY, JR.
Chairman, President and
Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            COOPER INDUSTRIES, INC.
                                 P.O. BOX 4446
                              HOUSTON, TEXAS 77210

                             ---------------------

TIME..........................11:00 a.m. on Tuesday, April 27, 1999.

PLACE.........................Chase Center Auditorium, 601 Travis Street,
                              Houston, Texas. Free parking will be available.

ITEMS OF BUSINESS.............1. Elect five directors for the term expiring at the annual meeting of shareholders in 2002.

                              2. If presented at the meeting, consider and vote
                                 upon the shareholder proposal for the Board of Directors to review or amend the Company's standards for international operations regarding human rights and employment issues and to report to shareholders on such review.

                              3. Consider any other matters to come properly
                                 before the meeting or any adjournment thereof.

RECORD DATE...................Holders of Common Stock of record at the close of business on March 1, 1999, are entitled to vote at the meeting.

FINANCIAL STATEMENTS..........We have attached as Appendix A to this Proxy
                              Statement the audited financial statements of the Company for the year ended December 31, 1998, and the related Management's Discussion and Analysis of Financial Condition and Results of Operations. We have also included in this mailing a separate summary annual report of the Company for the year 1998.

IMPORTANT.....................In order to avoid additional soliciting expense to the Company, please SIGN, DATE and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the meeting. If you attend the meeting and wish to vote your shares in person, you may do so by giving notice of revocation of your proxy at the meeting.

                                        By order of the Board of Directors:

                                        /s/ DIANE K. SCHMACHER

                                        DIANE K. SCHUMACHER
                                        Senior Vice President, General Counsel
                                        and Secretary

Houston, Texas
March 10, 1999

                                PROXY STATEMENT

     We have sent you this booklet and proxy card because the Board of Directors of Cooper Industries, Inc. ("Cooper" or the "Company") is soliciting your proxy to vote at the Company's 1999 Annual Meeting of Shareholders on April 27, 1999. This booklet contains information about the items being voted on at the Annual Meeting and information about the Company.

                             QUESTIONS AND ANSWERS
--------------------------------------------------------------------------------

WHAT MAY I VOTE ON?

     (1) The election of five nominees to serve on our Board of Directors; AND

     (2) a shareholder proposal that the Board of Directors review or amend the Company's standards for international operations regarding human rights and employment issues and report to shareholders on such review.
--------------------------------------------------------------------------------

HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

     The Board recommends a vote FOR each of the nominees for the Board of Directors and AGAINST the shareholder proposal.
--------------------------------------------------------------------------------

WHO IS ENTITLED TO VOTE?

     Holders of Common Stock as of the close of business on March 1, 1999 (the "Record Date") are entitled to vote at the Annual Meeting.
--------------------------------------------------------------------------------

HOW DO I VOTE?

     Sign and date the enclosed proxy card and return it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the first and AGAINST the second proposal. You have the right to revoke your proxy at any time before the meeting by:

     (1) filing with Cooper's Corporate Secretary an instrument revoking your proxy;

     (2) attending the meeting and giving notice of revocation; OR

     (3) returning a later-dated proxy card.
--------------------------------------------------------------------------------

IS MY VOTE CONFIDENTIAL?

     Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to an independent inspector of election, which may be the transfer agent, and handled in a manner that protects your voting privacy. The independent inspector of election will count the votes. The Company has adopted a confidential voting policy which provides that your vote will not be disclosed except: (1) to respond to written comments on the proxy card; (2) as required by law; or (3) in other limited circumstances, such as a proxy contest in opposition to the Board.
--------------------------------------------------------------------------------

WHAT SHARES ARE INCLUDED ON THE PROXY CARD(S)?

     The shares on your proxy card(s) represent ALL of your shares, including those in the Cooper Dividend Reinvestment and Stock Purchase Plan and shares held in custody for your account by The Chase Manhattan Bank, as Trustee for the Cooper Industries, Inc. Retirement Savings and Stock Ownership Plan ("CO-SAV"). If you hold shares acquired through Cooper's Employee Stock Purchase Plan that are being held in a book-entry account at First Chicago Trust Company of New York, Cooper's transfer agent, those shares are included on and may be voted with the enclosed proxy card. If you do not return your proxy card(s), your shares (except for CO-SAV) will not be voted. See the question below for an explanation of the voting procedure for CO-SAV shares.
--------------------------------------------------------------------------------

HOW IS COOPER COMMON STOCK IN CO-SAV VOTED?

     CO-SAV votes receive the same confidentiality as all other shares voted. If you hold shares of Cooper Common Stock through CO-SAV, you must instruct the CO-SAV Trustee, The Chase Manhattan Bank, how to vote your shares. If you do not return your proxy card (or return it with an unclear voting designation, or with no voting designation at all), then the Trustee will vote the shares in your CO-SAV account in proportion to the way the other CO-SAV participants voted their shares. The Trustee will also vote shares of Common Stock not yet allocated to participants' accounts in proportion to the way that CO-SAV participants voted their shares.
--------------------------------------------------------------------------------

HOW MANY SHARES CAN VOTE?

     As of the Record Date, March 1, 1999, 94,337,288 shares of Common Stock were issued and outstanding, which constitute the only outstanding securities entitled to vote. Every shareholder of Common Stock is entitled to one vote for each share held. Provided a quorum is present, the election of a director and the approval of the shareholder proposal each require the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on such matters. Unless marked to the contrary, proxies will be voted "For" the election of the five directors and "Against" the shareholder proposal. Abstentions have the same effect as a vote against the proposal. Broker nonvotes are not counted for purposes of voting.
--------------------------------------------------------------------------------

WHAT IS A "QUORUM"?

     A "quorum" is a majority of the issued and outstanding shares. Shares may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum.
--------------------------------------------------------------------------------

WHO CAN ATTEND THE ANNUAL MEETING?

     All holders of Common Stock as of the March 1, 1999 Record Date can attend the meeting. Just check the box on your proxy card or, if your shares are held through a broker and you'd like to attend, please write to Diane K. Schumacher, Senior Vice President, General Counsel and Secretary, Cooper Industries, Inc., 600 Travis Street, Suite 5800, Houston, Texas 77002 or bring proof of ownership to the meeting.
--------------------------------------------------------------------------------

HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

     Although we do not know of any business to be considered at the 1999 Annual Meeting other than the proposals described in this Proxy Statement, if any other business is presented at the Annual Meeting, your proxy will be voted in accordance with the judgment of the persons voting the proxies.
--------------------------------------------------------------------------------

WHEN ARE THE SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING DUE?

     All shareholder proposals must be submitted in writing to Diane K. Schumacher, Senior Vice President, General Counsel and Secretary, Cooper Industries, Inc., 600 Travis Street, Suite 5800, Houston, Texas 77002. Any shareholder who intends to present a proposal at the 2000 Annual Meeting of Shareholders must deliver the proposal to the Company no later than November 10, 1999, in order to have the proposal included in the Company's proxy materials for that meeting. Any shareholder proposal submitted other than for inclusion in the Company's proxy materials for the 2000 Annual Meeting of Shareholders must be delivered to the Company no later than January 24, 2000, or such proposal will be considered untimely. If a shareholder proposal is received after January 24, 2000, the persons voting the proxies may vote in their discretion as to the proposal all of the shares for which they have received proxies for the 2000 Annual Meeting of Shareholders.
--------------------------------------------------------------------------------

WHAT ARE THE COSTS OF THIS PROXY SOLICITATION?

     Georgeson & Company, Inc. was hired to assist in the distribution of proxy materials and solicitation of votes for a fee of $16,000, plus out-of-pocket costs and expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses of forwarding proxy and solicitation materials to shareholders. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company without additional compensation, by personal interview, telephone, telegram or otherwise. We will bear all expenses of solicitation.
--------------------------------------------------------------------------------

                             COOPER STOCK OWNERSHIP

     The Company knows of no person who was the beneficial owner as of the Record Date of more than five percent of the outstanding shares of any class of voting securities, other than the following, which have filed statements of ownership on Schedule 13G with the Securities and Exchange Commission:

                                                                                AMOUNT AND
                                                                                NATURE OF
                                                  NAME AND ADDRESS OF           BENEFICIAL   PERCENT OF
TITLE OF CLASS                                      BENEFICIAL OWNER            OWNERSHIP      CLASS
--------------                                    -------------------           ----------   ----------
Common Stock.............................  Wellington Management Company, LLP   5,936,400(1)    6.3%
                                           75 State Street
                                           Boston, Massachusetts 02109
Common Stock.............................  J.P. Morgan & Co., Incorporated      5,765,522(2)    6.1%
                                           60 Wall Street
                                           New York, New York 10260

---------------

(1) Shares are held by Wellington Management Company, LLP directly or through its affiliate, Wellington Trust Company, N.A.

(2) Shares are held by J.P. Morgan & Co., Incorporated directly or through its affiliates, Morgan Guaranty Trust Company of New York, J.P. Morgan Investment Management, Inc. and J.P. Morgan Florida Federal Savings Bank.

     In addition, The Chase Manhattan Bank, as Trustee of CO-SAV, holds of record 4,260,178 shares of Cooper Common Stock, which is 4.5% of the outstanding shares of Common Stock. The CO-SAV participants have voting rights with respect to all such shares, as discussed above.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The authorized number of directors is 12, divided into three classes, one having three members, one having four members and one having five members. Each class is elected for a term of three years, so that the term of one class of directors expires at every meeting.

     The Board of Directors has nominated five persons for election as directors in the class whose term will expire in April 2002, or when their successors are elected and qualified. The nominees are: Warren L. Batts, Robert M. Devlin, Linda A. Hill, Constantine S. Nicandros and H. John Riley, Jr. All of the nominees are directors and members of the class whose term expires at the meeting.

     If any nominee should be unable to serve as a director, an event not now anticipated, it is intended that the shares represented by proxies will be voted for the election of such substitute as the Board of Directors may nominate. Certain information with respect to the persons nominated as directors and the current directors who will continue as directors after the Annual Meeting is set forth below.

                      NOMINEES FOR TERMS EXPIRING IN 2002

------------------------------
WARREN L. BATTS
Former Chairman and Chief
  Executive Officer,
Premark
  International, Inc.
Chairman -- Finance                 [PHOTO OF WARREN L. BATTS]
Committee
Member -- Management
  Development and
Compensation
  Committee
Director Since 1986
Age 66
                                     Received a B.S. degree in electrical
                                     engineering from Georgia Institute of
                                     Technology and an M.B.A. from Harvard
                                     University Graduate School of Business
                                     Administration. Joined Dart Industries in
                                     1980 and became President of Dart & Kraft,
                                     Inc. in 1981 and Chief Operating Officer in
                                     1983. In October 1986, when Premark
                                     International, Inc. (food containers,
                                     commercial food equipment, housewares and decorative laminates) was created by Dart & Kraft, Inc., elected Chairman and Chief
                       Executive Officer and a director of Premark. After a spin-off of Tupperware (food containers) by Premark in 1996, became Chairman and Chief Executive Officer of Tupperware Corporation and continued as Chairman and a director of Premark International, Inc. Retired as Chairman and a director of Premark International, Inc. and Chairman and Chief Executive Officer of Tupperware Corporation in September 1997.

                       Director: The Allstate Corporation; Sears, Roebuck and Co.; and Sprint Corporation.

                       Chairman and Director: Children's Memorial Hospital and Children's Memorial Medical Center (Chicago). Director, National Association of Manufacturers. Trustee:
                       Northwestern University and Art Institute of Chicago.

------------------------------
ROBERT M. DEVLIN
Chairman, President and
Chief
  Executive Officer,
American
  General Corporation                [PHOTO OF ROBERT M. DEVLIN]
Member -- Finance
Committee
  and Management
Development
  and Compensation
Committee
Director since 1997
Age 58
                                     Received a B.A. degree from Tulane
                                     University. Joined American General
                                     Corporation (insurance) in 1977 as Vice
                                     President and Assistant to the President of California-Western States Life Insurance
                                     Company. Served as Executive Vice President of American General Corporation in 1986, and as Executive Vice President and Chief
                                     Marketing Officer for American General Life and Accident from 1980 to 1986. Served as President and Chief Executive Officer of
                                     American General Life Insurance Company
                       from 1986 to 1993. Elected Vice Chairman and a director of American General Corporation in 1993. Served as President from 1995 to 1997. Named Chief Executive Officer in 1996, elected Chairman in 1997 and named President in November 1998.

                       Director, American General Corporation.

                       Director: America's Promise -- The Alliance for Youth and The Greater Houston Partnership. Advisory Board, Tulane University. Board of Governors, The Houston Forum.
                       Trustee: The American College and The Museum of Fine Arts, Houston. Member, Governor's Business Council, State of Texas.

------------------------------
LINDA A. HILL
Professor, Harvard
Business
  School                             [PHOTO OF LINDA A HILL]
Member -- Audit Committee
and
  Finance Committee
Director since 1994
Age 42
                                     Received an A.B., summa cum laude in
                                     psychology, from Bryn Mawr College and an M.A. in educational psychology from the University of Chicago. Earned a Ph.D in behavioral sciences at the University of Chicago. Prior to 1984, was a postdoctoral research fellow at the Harvard Business
                                     School, an advisor to the Federal
                                     Commissioner of Education and a member of the "Blueprint 2000" Employment Committee for the Commonwealth of Massachusetts.
                                     Joined the faculty of Harvard Business
                       School in 1984 as an Assistant Professor in organizational behavior and human resource management. Named Associate Professor in 1991, Professor in 1995, and the Wallace Brett Donham Professor of Business Administration in 1997.

                       Director, Independent Means. Member: American Repertory Theatre Advisory Board and An Income of Her Own Advisory Board. Board of Trustees: Bryn Mawr College; Rockefeller Foundation; and The Children's Museum, Boston. Board of Overseers, Beth Israel Deaconess Medical Center, Boston.

------------------------------
CONSTANTINE S.
NICANDROS
Chairman, CSN and Company
Former Chairman,
President and
  Chief Executive
Officer,
  Conoco Inc.
Former Vice Chairman,                [PHOTO OF CONSTANTINE S. NICANDROS]
  E.I. du Pont de Nemours
and
  Company
Chairman -- Management
  Development and
Compensation
  Committee
Member -- Audit
Committee,
  Executive Committee and
  Committee on
Nominations
  and Corporate
Governance
Director since 1990
Age 65
                                     Graduate of Ecole Des Hautes Etudes
                                     Commerciales in Paris, France. Received a
                                     Juris Doctor degree and a doctorate diploma in economics from the University of Paris
                                     Law School and an M.B.A. from Harvard
                                     Graduate School of Business Administration.
                                     Joined Conoco (petroleum products) in 1957.
                                     Named Executive Vice President for
                                     Worldwide Supply and Transportation in 1975 and Group Executive Vice President,
                                     Petroleum Products in 1978. Named
                                     President, Petroleum Operations in 1983 and
                       elected President and Chief Executive Officer in March 1987, which positions he held through December 1995. Named Vice Chairman of E.I. du Pont de Nemours and Company (chemical, specialty products and energy) in 1991. Retired as Chairman of Conoco Inc. and Vice Chairman of E.I. du Pont de Nemours and Company in February 1996. Currently, Chairman of CSN and Company, a private investment firm.

                       Director: Chase Bank of Texas and Mitchell Energy and Development Corp.

                       Trustee: Baylor College of Medicine; Rice University; Houston Grand Opera; Houston Symphony; and The Museum of Fine Arts, Houston. Board of Governors, The Houston Forum.

------------------------------
H. JOHN RILEY, JR.
Chairman, President and
Chief
  Executive Officer                  [PHOTO OF H. JOHN RILEY, JR.]
Chairman -- Executive
Committee
Director since 1992
Age 58
                                     Received a B.S. degree in industrial
                                     engineering from Syracuse University. Also a graduate of the Harvard Advanced
                                     Management Program. Joined Crouse-Hinds
                                     Company in 1962 and held various
                                     manufacturing positions before appointment as Corporate Vice President in 1979. In
                                     1982, after Cooper acquired Crouse-Hinds
                                     Company, became Executive Vice President,
                                     Operations for Cooper. Named President and
                                     Chief Operating Officer in 1992, Chief
                                     Executive Officer in 1995 and Chairman in
                       April 1996.

                       Director: The Allstate Corporation and Baker Hughes Incorporated.

                       Director and Chairman, Central Houston, Inc. Director:
                       The Business Committee for the Arts; The Greater Houston Partnership; The Houston Forum; The Houston Symphony; Junior Achievement, Inc.; and Junior Achievement of Southeast Texas. Trustee: Manufacturers Alliance/MAPI Inc. and The Museum of Fine Arts, Houston. Member, The Electrical Manufacturers Club.

                  PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2000
------------------------------
CLIFFORD J. GRUM
Chairman and Chief
Executive
  Officer, Temple-Inland
Inc.
Chairman -- Committee on
  Nominations and
Corporate                            [PHOTO OF CLIFFORD J. GRUM]
  Governance
Member -- Executive
Committee,
  Finance Committee and
  Management Development
and
  Compensation Committee
Director since 1982
Age 64
                                     Received a B.A. degree from Austin College and an M.B.A. from University of Pennsylvania, Wharton School of Finance.
                                     Joined Temple Industries, Inc. in 1968 as
                                     Vice President, Finance. After a merger
                                     with Time Inc. in 1973, held various
                                     positions with Time Inc., including
                                     Treasurer, publisher of Fortune magazine and Executive Vice President. Elected a director of Time Inc. in 1980 and, after a spin-off of Temple-Inland (container and containerboard, pulp and paperboard, building products and financial services) by Time Inc. in 1983, became President and
                       Chief Executive Officer and a director of Temple-Inland. In 1991, became Chairman of the Board and Chief Executive Officer of Temple-Inland.
                       Director: Temple-Inland Inc.; Trinity Industries Inc.; and Tupperware Corporation.

                       Director, Texas Association of Business and Chambers of Commerce. Trustee: Austin College, Sherman, Texas; Lufkin Industrial Foundation; and Memorial Medical Center of East Texas.

------------------------------
SIR RALPH H. ROBINS
Chairman, Rolls-Royce plc
Member -- Audit Committee
and                                  [PHOTO OF SIR RALPH H. ROBINS]
  Management Development
and
  Compensation Committee
Director since 1991
Age 66
                                     Received a B.S. degree from Imperial
                                     College, London and is a Chartered
                                     Engineer. Joined Rolls-Royce (aerospace
                                     engines and industrial power equipment) in 1955 as a Graduate Apprentice and held various positions with the Aero Engine
                                     Division before being named Executive Vice
                                     President of Rolls-Royce Aero Engines Inc.
                                     in 1972 and then Managing Director of the Rolls-Royce Industrial and Marine Division in 1973. Elected to the Board of Rolls-Royce plc in 1982 as Commercial
                       Director, then appointed Managing Director in 1984. Became Deputy Chairman in 1989, Chief Executive in 1991 and Chairman in 1992.

                       Chairman and Director, Cable & Wireless Optus Ltd. Non-executive Chairman, Cable & Wireless plc. Director:
                       Rolls-Royce plc; Cable & Wireless plc; Hong Kong Telecommunications Ltd.; Marks & Spencer plc; Schroders plc; and Standard Chartered plc.

                       Chairman, Defence Industries Council. Honorary Fellow of The Institution of Mechanical Engineers. Fellow: Royal Aeronautical Society; The Royal Academy of Engineering; and Imperial College.

------------------------------
JAMES R. WILSON
Chairman, President and
Chief
  Executive Officer,
  Cordant Technologies               [PHOTO OF JAMES R. WILSON]
Inc.
Member -- Audit Committee
and
  Management Development
and
  Compensation Committee
Director since 1997
Age 58                               Received a B.A. degree from College of
                                     Wooster and an M.B.A. from Harvard Graduate
                                     School of Business Administration. Joined
                                     Cordant Technologies Inc., formerly known as Thiokol Corporation (solid rocket motors, precision fastening systems and high performance cast components for aircraft and industrial gas turbine engines) in 1989 as Vice President and Chief Financial Officer and named Executive
                                     Vice President in 1992. Became President and Chief Executive Officer and a director in 1993 and Chairman in October 1995.
                      Director: Cordant Technologies Inc.; The BFGoodrich Company; First Security Corporation; and Howmet International Inc.

                       Board of Governors, Aerospace Industries Association. Board of Trustees: College of Wooster and Manufacturers Alliance/MAPI Inc.

                  PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2001

------------------------------
ALAIN J. P. BELDA
President and Chief
Operating
  Officer, Alcoa Inc.                [PHOTO OF ALAIN J. P. BELDA]
Member -- Audit Committee
and
  Finance Committee
Director since 1997
Age 55
                                     Received a B.A. degree from MacKenzie
                                     University, Sao Paulo, Brazil. Joined Alcoa
                                     Aluminio S.A., Alcoa Inc.'s majority owned
                                     Brazilian affiliate, in 1969 and held
                                     various financial and planning positions.
                                     In 1979, named President of Alcoa Aluminio
                                     S.A., which position he held until March
                                     1994. Elected a Vice President of Alcoa
                                     Inc., formerly known as Aluminum Company of America (aluminum producer) in 1982 and in 1989 took on additional responsibility as Vice President of Latin America. Named
                       President -- Latin America in 1991, Executive Vice President in 1994 and Vice Chairman in 1995. Became President and Chief Operating Officer in 1997. Elected a director of Alcoa Inc. in September 1998.

                       Director: Alcoa Inc. and Citigroup.

------------------------------
HAROLD S. HOOK
Retired Chairman and
Chief
  Executive Officer,
  American General
Corporation
Chairman -- Audit                    [PHOTO OF HAROLD S. HOOK]
Committee
Member -- Executive
Committee
  and Committee on
Nominations
  and Corporate
Governance
Director since 1986
Age 67                               Received a B.S. degree in business
                                     administration, an M.A. in accounting and a Doctor of Laws from University of Missouri, and a Doctor of Laws from Westminster
                                     College. Also a graduate of Southern
                                     Methodist University, Institute of
                                     Insurance Marketing. Joined American
                                     General Corporation (insurance) in 1970 as
                                     President and Chief Executive Officer of
                                     California-Western States Life Insurance
                                     Co. Elected a director of American General
                                     Corporation in 1972. Served as President of
                                     American General Corporation from 1975 to
                       1981 and Chief Executive Officer from 1978 to 1996. Elected Chairman in 1978. Retired as Chairman and a director of American General Corporation in April 1997.

                       Director: Chase Manhattan Corporation; Chase Manhattan Bank; Duke Energy Corporation; and Sprint Corporation.

                       Member, Council of Overseers, Rice University (Jones Graduate School of Administration). Advisory Board, Sam Houston Council Boy Scouts of America. Director Emeritus, The Greater Houston Partnership. Board of Trustees, Baylor College of Medicine.

------------------------------
JOHN D. ONG
Chairman Emeritus, The
  BFGoodrich Company
Member -- Audit
Committee,
  Executive Committee,               [PHOTO OF JOHN D. ONG]
  Finance Committee and
  Committee on
Nominations
  and Corporate
Governance
Director since 1975
Age 65                               Received B.A. and M.A. degrees in history
                                     from Ohio State University. Received an
                                     LL.B. degree from Harvard Law School.
                                     Joined The BFGoodrich Company (chemicals and aerospace products) in 1961 and held various positions in the international division. Elected a Group Vice President in
                                     1972 and then Executive Vice President and a director in 1973. Elected Vice Chairman of the Board in 1974, President in 1975 and Chairman in 1979. Served as Chief Executive
                                     Officer from 1979 to 1996 and as Chairman
                       until 1997, when he retired.

                       Director: Ameritech Corporation; ASARCO Incorporated; The Geon Company; Marsh & McLennan Companies, Inc.; and TRW Inc.

                       Chairman, Musical Arts Association (Cleveland Orchestra). Chairman of Board of Trustees, Inventure Place, Inc.
                       Trustee: University of Chicago and John S. & James L. Knight Foundation. Member: Business Committee for the Arts; The Business Council; and Senior Member of The Conference Board.

-------------------------
DAN F. SMITH
President and Chief
Executive                            [PHOTO OF DAN F. SMITH]
  Officer, Lyondell
Chemical
  Company
Director since 1998
Age 52                               Received a B.S. degree from Lamar
                                     University. Joined Atlantic Richfield
                                     Company ("ARCO") in 1968. Held various
                                     executive, financial, planning and
                                     manufacturing positions with ARCO and the Lyondell Division of ARCO. Served as
                                     Executive Vice President and Chief
                                     Financial Officer of Lyondell from 1988 to
                                     1991, during which time Lyondell Chemical
                                     Company, formerly Lyondell Petrochemical
                                     Company (petrochemicals and refining
                                     operations) became a public company. Has
                       been a director of Lyondell since 1988. Served as Vice President, Corporate Planning of ARCO from 1991 to 1993 and as Executive Vice President and Chief Operating Officer of Lyondell from 1993 to 1996. Became President in 1994 and Chief Executive Officer in 1996. Since 1997, also has served as Chief Executive Officer of Equistar Chemicals, LP, a joint venture company owned 41 percent by Lyondell.

                       Director: Lyondell Chemical Company and ChemFirst Inc.

                 INFORMATION ABOUT MANAGEMENT AND ORGANIZATION
                           OF THE BOARD OF DIRECTORS

EXECUTIVE OFFICERS

     Set forth below is certain information as of the Record Date with respect to Cooper's present executive officers. All executive officers are elected to terms that expire at the organizational meeting of the Board of Directors, which follows the Annual Meeting of Shareholders.

                                                                                           YEARS OF   OFFICER
            NAME                                     POSITION                         AGE  SERVICE     SINCE
            ----                                     --------                         ---  --------   -------
H. John Riley, Jr. .........  Chairman, President and Chief Executive Officer          58     36       1982
Ralph E. Jackson, Jr. ......  Executive Vice President, Operations                     57     22       1992
D. Bradley McWilliams.......  Senior Vice President and Chief Financial Officer        57     27       1982
Diane K. Schumacher.........  Senior Vice President, General Counsel and Secretary     45     19       1988
David R. Sheil..............  Senior Vice President, Human Resources                   42     13       1996
David A. White, Jr. ........  Senior Vice President, Strategic Planning                57     27       1988
Richard J. Bajenski.........  Vice President, Investor Relations                       46     17       1998
Victoria B. Guennewig.......  Vice President, Public Affairs                           48     --       1999
Alan J. Hill................  Vice President and Treasurer                             54     21       1979
Terry A. Klebe..............  Vice President and Controller                            44      4       1995
E. Daniel Leightman.........  Vice President, Taxes                                    58     11       1994
Terrance M. Smith...........  Vice President, Information Systems                      49     13       1996
Robert W. Teets.............  Vice President, Environmental Affairs and Risk           48     21       1993
                              Management

     All of the executive officers have been employed by Cooper in management positions for more than five years, except Victoria B. Guennewig, Terry A. Klebe and Terrance M. Smith. Victoria B. Guennewig joined Cooper in February 1999 after serving as Vice President, Public Affairs, of The Coastal Corporation since 1997. She previously held management positions in public affairs with Pan Energy and United Pacific Resources. Terry A. Klebe was a Senior Manager with the accounting firm of Ernst & Young LLP from 1985 until October 1990, after which he was a Partner until April 1995. Terrance M. Smith was Vice President, Management Information Services of Moog Automotive, Inc. from 1986 until July 1996. Moog Automotive was acquired by Cooper in 1992 and sold with the rest of Cooper's Automotive Products segment in October 1998.

SECURITY OWNERSHIP OF MANAGEMENT

     As of the Record Date, each director and each executive officer named in the Summary Compensation Table beneficially owned the number of shares of Common Stock of the Company set forth in the following table. Each of the named individuals and all directors and executive officers as a group beneficially owned less than one percent of the Company's outstanding Common Stock.

                                                                        NUMBER OF SHARES
                          NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED(1)
                          ------------------------                    ---------------------
        H. John Riley, Jr...........................................   288,517  (2)(3)(4)
        Warren L. Batts.............................................    18,200  (2)(5)
        Alain J. P. Belda...........................................     1,318  (6)
        Robert M. Devlin............................................     2,400
        Clifford J. Grum............................................    20,200  (2)
        Linda A. Hill...............................................     2,200  (2)
        Harold S. Hook..............................................    10,200  (2)
        Constantine S. Nicandros....................................     3,919  (2)
        John D. Ong.................................................     5,900  (2)(7)
        Sir Ralph H. Robins.........................................     2,487  (2)
        Dan F. Smith................................................       637  (6)
        James R. Wilson.............................................     2,307  (6)
        Ralph E. Jackson, Jr........................................    83,201  (2)(3)(4)
        D. Bradley McWilliams.......................................    57,451  (2)(3)(4)
        Carl J. Plesnicher, Jr......................................    37,283  (2)
        Diane K. Schumacher.........................................    35,046  (2)(4)
        All Directors and Executive Officers as a Group.............   788,306  (2)(3)(4)

---------------

(1) Includes shares held by executive officers in the Cooper Industries, Inc. Retirement Savings and Stock Ownership Plan.

(2) Includes shares issuable upon the exercise of options granted under either the Company's 1986 Stock Option Plan, the Stock Incentive Plan, the 1989 Director Stock Option Plan or the Directors' Stock Plan that are exercisable within a period of 60 days from March 1, 1999, as follows: Mr.
    Riley -- 83,833 shares; Mr. Batts -- 5,000 shares; Mr. Grum -- 3,000 shares; Ms. Hill -- 1,000 shares; Mr. Hook -- 1,000 shares; Mr. Nicandros -- 1,000 shares; Mr. Ong -- 1,000 shares; Sir Ralph Robins -- 1,000 shares; Mr. Jackson -- 30,500 shares; Mr. McWilliams -- 20,699 shares; Mr.
    Plesnicher -- 18,000 shares; Ms. Schumacher -- 15,999 shares; and all directors and executive officers as a group -- 310,620 shares.

(3) Includes shares the receipt of which has been deferred pursuant to the Executive Restricted Stock Incentive Plan, as follows: Mr. Riley -- 110,260 shares; Mr. Jackson -- 35,424 shares; Mr. McWilliams -- 10,797 shares; and all executive officers as a group -- 156,481 shares.

(4) Includes shares the receipt of which has been deferred pursuant to the Amended and Restated Management Annual Incentive Plan, as follows: Mr. Riley -- 10,374 shares; Mr. Jackson -- 946 shares; Mr. McWilliams -- 4,187 shares; Ms. Schumacher -- 883 shares; and all executive officers as a group -- 16,390 shares.

(5) Includes 13,200 shares held in a trust for which Mr. Batts is the settlor and trustee and for which a member of his family is the beneficiary. Mr. Batts has sole voting and investment power with respect to these shares.

(6) Includes shares the receipt of which has been deferred by the directors under the Directors' Retainer Fee Stock Plan, as follows: Mr. Belda -- 918 shares; Mr. Smith -- 637 shares; and Mr. Wilson -- 1,007 shares.

(7) Includes 400 shares owned by members of Mr. Ong's family.

MEETINGS OF THE COOPER BOARD AND ITS COMMITTEES

     The Board of Directors of Cooper met on six occasions during 1998. All of the directors attended seventy-five percent or more of the meetings of the Board and of the committees of the Board on which they served, except Ms. Hill and Messrs. Hook and Ong.

     Cooper has five committees composed of directors:

  Audit Committee

     The Audit Committee consists of seven nonemployee directors: Harold S. Hook, Chairman, Alain J. P. Belda, Linda A. Hill, Constantine S. Nicandros, John
D. Ong, Sir Ralph H. Robins and James R. Wilson. Three Committee meetings were held in 1998. Activities of the Committee included conferring with management and the independent auditors regarding the 1997 financial statements and the annual report on Form 10-K; reviewing the results of the 1997 independent audit and management's response thereto; reviewing fees paid to the independent auditors; reviewing the scope of the 1998 audit by the independent auditors; and making a recommendation acted on by the Board of Directors to appoint Ernst & Young LLP as the Company's independent auditors for 1998. During 1998, the Committee also reviewed the following matters: the 1998 internal audit program and the proposed scope of the 1999 internal audit program; officers' travel and entertainment expenses; compliance with the Company's conflicts of interest and ethical conduct policies; the status of tax audits, litigation, environmental compliance and remediation; and the Company's risk management program. The Committee also reviewed the audit coverage of international operations, issues involved in the integration of acquired businesses and the Company's actions to address the Year 2000 issue.

  Executive Committee

     The Executive Committee consists of one employee director, H. John Riley, Jr., Chairman, and four nonemployee directors, Clifford J. Grum, Harold S. Hook, Constantine S. Nicandros and John D. Ong. Under the Code of Regulations of the Company, the Executive Committee has, during the intervals between the meetings of the directors, all of the powers of the directors in the management and control of the business and property of the Company. One Committee meeting was held in 1998 at which the Committee considered and gave final approval to the acquisition of INTOOL, Incorporated, after initial review and delegation of authority by the full Board.

  Finance Committee

     The Finance Committee consists of six nonemployee directors: Warren L. Batts, Chairman, Alain J. P. Belda, Robert M. Devlin, Clifford J. Grum, Linda A. Hill and John D. Ong. Four Committee meetings were held in 1998. The activities of the Committee included reviewing pension plan asset management; the Company's financial objectives and capital structure, debt ratings and debt composition; and making recommendations acted on by the Board regarding dividends; a $500 million debt shelf registration; the purchase and sale of U.S. government securities; and uses of the proceeds from the sale of the Automotive Products segment, including the implementation of a stock repurchase program.

  Management Development and Compensation Committee

     The Management Development and Compensation Committee consists of six nonemployee directors: Constantine S. Nicandros, Chairman, Warren L. Batts, Robert M. Devlin, Clifford J. Grum, Sir Ralph H. Robins and James R. Wilson. Four Committee meetings were held in 1998. The activities of the Committee included determination of the attainment of performance targets and cash bonus awards for executive officers and other key managers; establishment of performance targets and grants of performance-based shares under the Stock Incentive Plan; grants of stock options to 697 employees; salary reviews and actions for officers; establishment of the 1999 Salary Policy and of the 1999 targets for the annual incentive plan; review of compliance with stock ownership guidelines for executive officers and key executives; and review and approval of amendments to the Management Annual Incentive Plan to permit the payment of annual bonuses in shares of Common Stock or cash, or both. The Committee also reviewed and approved amendments to the change of control provisions of the Management Annual Incentive Plan, the 1996 Stock Incentive Plan and the Management Incentive Compensation Deferral Plan and approved the execution of Management Continuity Agreements with certain key executives of the Company.

  Committee on Nominations and Corporate Governance

     The Committee on Nominations and Corporate Governance consists of four nonemployee directors: Clifford J. Grum, Chairman, Harold S. Hook, Constantine
S. Nicandros and John D. Ong. Three Committee meetings were held in 1998. The activities of the Committee included determination of nominees for election to the Board and of Board committee assignments; discussion of a shareholder proposal and development of a recommendation with regard to the proposal; and a review of the Company's corporate governance principles. The Committee will consider shareholder recommendations for nominees for election to the Board. Shareholders must submit such recommendations in writing to Diane K. Schumacher, Senior Vice President, General Counsel and Secretary, Cooper Industries, Inc., 600 Travis Street, Suite 5800, Houston, Texas 77002.

                       EXECUTIVE MANAGEMENT COMPENSATION

     The following table presents information concerning compensation paid to, or accrued for services by the Chief Executive Officer and the four most highly compensated executive officers of Cooper (the "Named Executives") for fiscal years 1996, 1997 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                          COMPENSATION(2)(3)
                                                        ANNUAL          -----------------------
                                                    COMPENSATION(1)             AWARDS
                                                  -------------------   -----------------------
                   (A)                     (B)      (C)        (D)         (G)          (H)           (I)
                                                                        SECURITIES                    ALL
                                                                        UNDERLYING      LTIP         OTHER
                NAME AND                           SALARY     BONUS      OPTIONS      PAYOUTS     COMPENSATION
           PRINCIPAL POSITION              YEAR     ($)        ($)          #          ($)(4)        ($)(5)
           ------------------              ----   --------   --------   ----------   ----------   ------------
Riley, Jr., H. J. -- Chairman,             1998   $846,666   $326,000     39,000     $4,785,300     $75,225
President and Chief Executive Officer      1997    768,750    825,000     41,000              0      70,594
                                           1996    693,750    800,000     43,500              0      42,469
Jackson, Jr., R. E. -- Executive Vice      1998    429,167    142,000     15,000      1,702,350      36,637
President, Operations                      1997    395,312    385,000     15,000              0      34,664
                                           1996    360,417    375,000     15,500              0      21,079
McWilliams, D. B. -- Senior Vice           1998    336,459    114,000     10,000        977,145      25,491
President and Chief Financial Officer      1997    313,125    230,000     10,000              0      24,891
                                           1996    288,125    240,000     10,700              0      17,803
Plesnicher, Jr., C. J. -- Senior Vice      1998    312,167    101,500     25,000        977,145      23,498
President, Human Resources                 1997    297,292    210,000      8,000              0      23,503
                                           1996    281,667    225,000      8,000              0      16,050
Schumacher, D. K. -- Senior                1998    279,917    111,500      8,000        977,145      22,046
Vice President, General Counsel            1997    255,729    210,000      8,000              0      21,633
and Corporate Secretary                    1996    231,042    225,000      8,000              0      13,772

---------------

(1) Column (e) "Other Annual Compensation" has been omitted since there are no amounts to report. The aggregate amount of perquisites and other personal benefits for any Named Executive does not exceed $50,000 or 10% of the total of annual salary and bonus for any such Named Executive.

(2) Column (f) "Restricted Stock Awards" has been omitted because there are no amounts to report.

(3) See the Long-Term Incentive Plan Table on page 16 disclosing long-term incentive awards granted in 1998 to the Named Executives pursuant to the Company's Stock Incentive Plan.

(4) Represents performance based shares that were earned by the Named Executives under the Executive Restricted Stock Incentive Plan for the four-year performance period ended December 31, 1998. The dollar value of the performance award shares is based on the price of the Company's Common Stock on February 9, 1999. The specific stock awards that were earned by the Named Executives are as follows: H. J. Riley, Jr. 98,160 shares valued at $4,267,015; R. E. Jackson, Jr. 34,920 shares valued at $1,517,972; D. B.
    McWilliams 20,044 shares valued at $871,313; C. J. Plesnicher, Jr. 20,044 shares valued at $871,313; and D. K. Schumacher 20,044 shares valued at $871,313. In addition, the amount of LTIP Payouts includes the following amounts that the Company paid to the Named Executives, which is equivalent to the amount of dividends on the performance based shares for the four-year performance period: H. J. Riley, Jr. $518,285; R. E. Jackson, Jr. $184,378;
    D. B. McWilliams $105,832; C. J. Plesnicher, Jr. $105,832; and D. K. Schumacher $105,832.

(5) The figures in column (i) for 1998 include the Company's contributions to the Cooper Industries, Inc. Retirement Savings and Stock Ownership Plan and to the Cooper Industries, Inc. Supplemental Excess Defined Contribution Plan, respectively, as follows: H. J. Riley, Jr. $7,200 and $68,025; R. E. Jackson, Jr. $7,200 and $29,437; D. B. McWilliams $7,200 and $18,291; C. J.
    Plesnicher, Jr. $7,200 and $16,298; and D. K. Schumacher $7,200 and $14,846.

     The following table presents information concerning stock option grants to the Named Executives in the last fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS
                                           -------------------------------------------
                                           NUMBER OF    PERCENT OF TOTAL
                                           SECURITIES       OPTIONS
                                           UNDERLYING      GRANTED TO      EXERCISE OR                GRANT DATE
                                            OPTIONS       EMPLOYEES IN     BASE PRICE    EXPIRATION     PRESENT
                  NAME                     GRANTED(#)     FISCAL YEAR       ($/SH)(1)     DATE(2)     VALUE($)(3)
                   (A)                        (B)             (C)              (D)          (E)           (F)
                  ----                     ----------   ----------------   -----------   ----------   -----------
Riley, Jr., H. J.........................    39,000           4.03           $56.63      2/10/2008     $597,870
Jackson, Jr., R. E.......................    15,000           1.55            56.63      2/10/2008      229,950
McWilliams, D. B.........................    10,000           1.03            56.63      2/10/2008      153,300
Plesnicher, Jr., C. J....................    25,000           2.58            56.63      2/10/2008      383,250
Schumacher, D. K.........................     8,000            .83            56.63      2/10/2008      122,640

---------------

(1) The exercise price of each option is equal to the fair market value of the Company's shares on the date of grant of the option.

(2) Options become one-third exercisable one year after the date of grant, two-thirds exercisable two years after the date of grant, and fully exercisable three years after the date of grant.

(3) The Black-Scholes option pricing model was used assuming a dividend yield of 2.34%, a risk-free interest rate of 5.62%, an expected stock price volatility based on historical experience of 22.2% and an expected option life based on historical experience of 7 years. The attribution of values with the Black-Scholes model to stock option grants requires adoption of certain assumptions, as described above. While the assumptions are believed to be reasonable, the reader is cautioned not to infer a forecast of earnings or dividends either from the model's use or from the values adopted for the model's assumptions. Any future values realized will ultimately depend upon the excess of the stock price on the date the option is exercised over the exercise price.

     The following table presents information concerning options exercised during 1998 and the unexercised stock options held at December 31, 1998 by the Named Executives.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                              FY-END OPTION VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                  SHARES                               OPTIONS                IN-THE-MONEY OPTIONS
                                 ACQUIRED         VALUE         AT FISCAL YEAR-END(#)         AT FISCAL YEAR-END($)
            NAME              ON EXERCISE(#)   REALIZED($)    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
            (A)                    (B)             (C)                   (D)                           (E)
            ----              --------------   -----------   ---------------------------   ---------------------------
                                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                             -----------   -------------   -----------   -------------
Riley, Jr., H. J............      40,000        $442,600       42,666         80,834        $322,115       $232,227
Jackson, Jr., R. E..........      25,000         267,927       15,333         30,167         115,227         83,654
McWilliams, D. B............       5,000          30,131       10,465         20,235          79,121         56,939
Plesnicher, Jr., C. J.......      14,733         419,658        4,332         33,002          25,035         43,787
Schumacher, D. K............           0               0        7,998         16,002          59,757         43,787

     The following table presents information concerning long-term incentive awards granted in 1998 to the Named Executives pursuant to the Company's Stock Incentive Plan, which was approved by the Company's shareholders in April 1996. The performance-share awards may be earned based on achievement of performance goals over a four-year period commencing January 1, 1998 and ending on December 31, 2001. The performance goals are based on cumulative compound growth in earnings per share over the performance period, with a threshold of six percent cumulative compound growth before any awards are earned. At least 15 percent cumulative compound growth in earnings per share must be achieved for a payout at the maximum level shown in the table. The awards, to the extent earned, will be distributed in shares of Company Common Stock, or at the executive's election, up to 50 percent of the earned award may be paid in cash.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                                                  ESTIMATED FUTURE PAYOUTS
                                                                             UNDER NON-STOCK PRICE BASED PLANS
                                                                        --------------------------------------------
               (A)                       (B)               (C)              (D)             (E)             (F)
                                      NUMBER OF       PERFORMANCE OR
                                    SHARES, UNITS,     OTHER PERIOD
                                       OR OTHER      UNTIL MATURATION
               NAME                   RIGHTS(#)         OR PAYOUT        THRESHOLD        TARGET          MAXIMUM
               ----                 --------------   ----------------   ------------   -------------   -------------
Riley, Jr., H. J..................      7,000           12/31/2001      7,000 shares   28,000 shares   39,200 shares
Jackson, Jr., R. E................      2,500           12/31/2001      2,500 shares   10,000 shares   14,000 shares
McWilliams, D. B..................      1,800           12/31/2001      1,800 shares    7,000 shares    9,800 shares
Plesnicher, Jr., C. J.(1).........          0                   --          0 shares        0 shares        0 shares
Schumacher, D. K..................      1,300           12/31/2001      1,300 shares    5,000 shares    7,000 shares

---------------

(1) Mr. Plesnicher announced his retirement from the Company effective April 1, 1999.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                    AMONG COOPER INDUSTRIES, INC., S&P 500,
              S&P ELECTRICAL EQUIPMENT, S&P DIVERSIFIED MACHINERY
                        AND COOPER INDUSTRIES PEER GROUP

[COOPER PERF GRAPH]

                                  COOPER                               S&P               S&P
    MEASUREMENT PERIOD         INDUSTRIES,                         DIVERSIFIED        ELECTRICAL       COOPER PEER
   (FISCAL YEAR COVERED)           INC.            S&P 500*         MACHINERY*        EQUIPMENT           GROUP
1993                               100               100               100               100               100
1994                                72               101                97               101               106
1995                                81               139               120               142               142
1996                                96               171               150               192               178
1997                               114               229               198               271               223
1998                               114               294               165               363               233

---------------

* Includes Cooper

     The graph above compares the total shareholder return on the Company's Common Stock for the five-year period December 31, 1993 through December 31, 1998 to the total returns for the same period of (1) the Standard & Poor's 500 Stock Index, (2) the Standard & Poor's Electrical Equipment Group, (3) the Standard & Poor's Diversified Machinery Group and (4) a Cooper Peer Group Index. It is our intention that the Cooper Peer Group Index will replace the Standard & Poor's Electrical Equipment Group Index and the Standard & Poor's Diversified Machinery Group Index in the performance graph in future proxy statements.

     The Standard & Poor's Electrical Equipment Group Index and the Standard & Poor's Diversified Machinery Group Index have been used for comparison to the Company's performance since 1993. The Standard & Poor's Electrical Equipment Group was originally chosen because it was a published industry index that represented a reasonable peer group and because many analysts often compare Cooper to other electrical equipment manufacturers, which is a significant part of Cooper's business. The index, however, is dominated by General Electric Company, which is currently weighted at approximately 80% of the total of the index. Most of General Electric Company's businesses, which include financial services, materials, plastics, aircraft engines, major appliances and television broadcasting are significantly different from the Company's business segments. For this reason, management believes that a comparison to the Standard & Poor's Electrical Equipment Group Index is inappropriate. Standard & Poor's assigns the Company to its diversified machinery group because the Company had a diversified product offering of which energy equipment and industrial machinery constituted a significant portion in the past. As a result of significant changes made in recent years, however, including the split-off of its Petroleum & Industrial Equipment segment in 1995, continued classification in the Standard and Poor's Diversified Machinery Index is not representative of the Company.

     The Company currently operates in two primary business areas; electrical products and tools and hardware. The Cooper Peer Group Index consists of corporations whose businesses are more representative of these business segments and, therefore, serves as a more valid base for comparing total return to shareholders. The corporations in the Cooper Peer Group are: (1) Danaher Corporation, (2) Emerson Electric Co., (3) Hubbell Incorporated (Class B), (4) The Stanley Works, (5) Thomas and Betts Corporation and (6) U.S. Industries (since 6/30/95). The Cooper Peer Group has been weighted in accordance with each corporation's market capitalization (closing stock price multiplied by the number of shares outstanding) as of the beginning of each of the five years covered by the performance graph. The weighted return for each year is the sum of the products obtained by multiplying (a) the percentage that each corporation's market capitalization represents of the total market capitalization for all corporations in the Index for such year by (b) the total shareholder return for that corporation for such year.

               MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

RESPONSIBILITIES OF THE COMMITTEE

     The Management Development and Compensation Committee (the "Committee") is responsible for establishing compensation programs for executive officers of the Company that are designed to benefit the long-term interests of the Company and its shareholders. The Committee also reviews annually the performance of the executive officers and other key executives. Succession planning and executive development are reviewed in depth by the Committee triennially.

COMPENSATION PHILOSOPHY

     The Committee's policy is to compensate and reward executive officers and other key executives based on the combination of corporate performance, business unit performance and individual performance, depending on the individual responsibilities of the executive. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic business objectives have been accomplished (i.e. revenue growth, profitability, management of working capital, etc.). Individual performance is evaluated by reviewing discreet objectives established under the Company's Management Development and Planning Program at the beginning of the performance period.

     The process of assessing individual performance is as follows:

     - At the beginning of each performance period, specific objectives are established and subsequently used as the basis for evaluating the executive's performance.

     - During the course of the performance period, periodic discussions are held with the executive on the status of performance objectives.

     - At the end of the performance period, progress made with respect to performance objectives is reviewed with the executive so that there is a clear understanding of what has been accomplished.

     - Increases in base salary and annual cash incentive awards are then predicated on actual accomplishments during the performance period.

     - Long-term stock incentive awards are predicated on the Company's sustained earnings per share performance over a four-year period.

     The Committee also takes into account the compensation practices of comparable manufacturing companies (as described below) to ensure that the Company is able to attract, retain and reward executive officers whose contributions are critical to the long-term success of the Company.

     There are three major components of the Company's executive compensation program: a base salary, an annual cash bonus and long-term stock incentive awards.

ANNUAL COMPENSATION

  Base Salary

     A base salary range is established for each executive officer using the Hay Group Inc. Job Evaluation System, which provides a comparative assessment of know-how, problem-solving and accountability factors in the job rating process. The competitiveness of the base salary is also considered because the Committee believes it is critical to attract and retain the best qualified executives. The Committee uses the annual Hay Survey of Compensation Practices to establish the salary ranges for executive officers. In 1998, the Hay Survey of Compensation Practices included 237 industrial companies with revenues in excess of $1 billion. The Committee believes that this broad group of companies provides an appropriate basis for establishing salary levels because it minimizes the distortion of results that occurs when using a smaller sample group.

     The Committee's policy is to: (1) establish a salary range for the Chief Executive Officer and the other executives named in the Summary Compensation Table (the "Named Executives"); (2) set the midpoint of the range between the 50th and the 75th percentile of the Hay Survey; and (3) pay compensation within the established range. Each executive's actual base salary takes into account the individual's duties, responsibilities, work experience, impact on the business and individual performance. The Committee verifies the Hay data through use of a separate compensation study, known as Project 777, which is compiled by Management Compensation Services. This data bank includes 316 companies, over 50% of which are in the Fortune 500. During 1998, the actual base salaries for the Named Executives approximated the 50th percentile of the Hay Survey.

     Salaries of senior executive officers are typically reviewed at 12- to 14-month intervals, depending on performance and position in the salary range. Base salary adjustments are primarily weighted on individual performance with due consideration given to immediate past performance and business decisions that impact the future growth and economic stability of the Company.

  Annual Incentive Compensation

     In November 1995, the Committee adopted the Management Annual Incentive Plan ("MAIP"), a cash bonus plan for senior executives that is designed to link executive compensation to the Company's short-term business objectives. The MAIP was approved by the Company's shareholders at its annual meeting in April 1996. Pursuant to the MAIP, the Committee established in February 1998 the performance criteria and maximum bonus opportunities for the Named Executives and for other executive officers. The performance criteria were based upon increases in earnings per share in 1998 over 1997. The maximum annual award that may be granted to a participant under the MAIP is $1.5 million. The bonus targets for the Named Executives range from 20% to 120% of the salary range midpoint, depending on the executive's position. Under the MAIP, the Committee has discretion to reduce the amount of any award that would otherwise be payable upon achievement of the performance criteria based on its assessment of an individual's actual performance.

     In February 1998, the Committee recommended to the Board of Directors and the Board approved an amendment to the MAIP which authorizes the Committee, in its discretion, to pay awards earned in cash or in the Company's Common Stock or a combination of cash and stock. The amendment also provided that, subject to the Committee's approval, a participant in the MAIP may request to have all or a portion of his or her award paid in shares of Company stock. The shareholders of the Company approved the amendment in April 1998.

     In February 1999, the Committee determined and certified that the performance criteria established at the February 1998 meeting of the Committee were achieved and cash bonuses were awarded to the Named Executives at an average of 31.7% of base salary. The Committee also approved special bonuses for three of the Named Executives (not including the CEO) to recognize their extraordinary contributions toward the sale of the Automotive Products segment. The total bonus amounts are shown in column (d) of the Summary Compensation Table. Three of the Named Executive Officers, including the CEO, elected to receive a portion of his or her award in shares of Company stock.

LONG-TERM EQUITY BASED COMPENSATION

  Stock Incentive Compensation

     The Committee provides incentives to executive officers that are tied to the long-term performance of the Company in order to link the executive's interests to those of the Company's shareholders and to encourage stock ownership by executives. Prior to 1996, the Committee granted a combination of restricted stock and performance shares to the Named Executives pursuant to the Executive Restricted Stock Incentive Plan ("Executive Plan") and stock options pursuant to the 1986 Stock Option Plan. Both Plans were approved by the shareholders and have now been terminated, except to the extent awards or options remain outstanding.

     Awards of restricted stock and performance shares under the Executive Plan were made by the Committee in February 1995 for a four-year performance period commencing on January 1, 1995 and ending on December 31, 1998. The forfeiture restrictions lapsed on December 31, 1998 for 11,400 shares of restricted stock awarded to the Named Executives. These shares are included in the table of beneficial ownership shown on page 11. Performance-share awards were granted to the Named Executives in 1995 under the Executive Plan for a four-year performance period ending December 31, 1998. Award payouts were tied to achieving performance targets expressed as the cumulative compound growth rate in earnings per share over the four-year performance period using 1994 earnings per share of $2.10 as the base. No awards could be earned under the Executive Plan unless the cumulative compound growth in earnings per share of at least 3% was achieved. Cumulative compound earnings per share growth over the period of at least 12% was required for target level performance and at least 15% was required for a payout at the maximum level.

     In February 1999, the Committee determined that the Company had achieved a 13.6% cumulative earnings increase over the four-year performance period ended December 31, 1998, thereby fulfilling the performance objectives at the commendable plus level of performance established by the Committee in February 1995. Based upon the terms of the Executive Plan and the performance criteria, 193,212 shares of Company Common Stock were earned by the five Named Executives. The specific stock awards for Named Executives are shown in column (h) of the Summary Compensation Table. This was the last outstanding grant under the Executive Plan, and no further grants or awards will be made thereunder.

     In November 1995, the Committee adopted the Stock Incentive Plan ("Stock Plan"), which was approved by the Company's shareholders in April 1996. The Stock Plan replaces the 1986 Stock Option Plan, which expired in 1996, and the Executive Plan. In February 1998, the Committee granted stock options and performance-based share awards to the Named Executives and other key executives pursuant to the Stock Plan. Stock options were also granted to other middle and upper level employees of the Company. The stock options expire 10 years after the date of grant and become exercisable over a three-year period with one-third vesting in each successive year so that the option is fully exercisable after three years. Options were granted with an exercise price equal to the fair market value on the date of grant, which was $56.63 a share.

     Performance-based share awards were granted to the Named Executives for a four-year performance period commencing on January 1, 1998 and ending on December 31, 2001. The Committee established performance goals tied to the cumulative compound growth in earnings per share during the performance period, with a threshold of 6% cumulative compound growth before any awards can be earned. At least 15% cumulative compound growth in earnings per share must be achieved for a payout at the maximum award level. The Committee determined the number of options and performance-based share awards granted based on actual compensation, assumptions relating to stock price and earnings growth, and recommendations from Frederic W. Cook & Co., a compensation consulting firm, who advised the Committee on competitive practices among comparable manufacturing companies. The Committee believes that the stock options and performance-based share awards provide a significant link between the compensation of the Named Executives and other key executives on the one hand and the Company's long-term goals and shareholders' interests on the other.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Effective May 1, 1998, the Committee approved an increase of $70,000 in Mr. Riley's base salary. Mr. Riley's base salary adjustment was based on a review of the compensation levels of chief executive officers of companies of comparable size and in similar businesses, using the surveys previously discussed. In addition, in establishing Mr. Riley's compensation, the Committee considered the financial results of the Company and Mr. Riley's overall performance since assuming the position of Chairman, President and Chief Executive Officer of the Company.

     In February 1999, pursuant to the MAIP, the Committee awarded a cash bonus of $326,000 to Mr. Riley after reviewing the Company's performance and determining that the criteria established under the MAIP in February 1998 had been achieved. Specific accomplishments during 1998 include continued improvement in the Company's earnings despite significant slowing in several key markets; the successful divestiture of the Automotive Products business segment and the prudent use of funds received to improve the Company's financial position while at the same time preventing significant loss of earnings per share; and further expansion of the Company's electrical and tools product offerings through acquisitions both domestically and abroad.

     Also in February 1999, the Committee determined that Mr. Riley earned 98,160 shares of Cooper Common Stock from the performance-based award granted in 1995 under the Executive Plan. This award was predicated upon achievement of a cumulative earnings increase over the four-year period performance period (January 1, 1995 through December 31, 1998) of 13.6%, which had been established by the Committee in February 1995 as the criteria for the commendable plus level of performance. This was the last award made under the Executive Plan, which was replaced by the Stock Plan in 1996.

     In 1998, the Committee granted stock options and performance-based awards under the Stock Plan to Mr. Riley. The options are shown on the table "Option Grants in Last Fiscal Year" on page 15 and the performance-based share awards are shown in the table "Long-Term Incentive Plan -- Awards in Last Fiscal Year" on page 16. The Committee determined the number of shares awarded to Mr. Riley using the same criteria as for other executive officers. The individual award was based on actual compensation, assumptions relating to stock price and earnings growth and the recommendations and advice of Frederic W. Cook & Co., a compensation consulting firm. The Committee believes that the stock options and performance share awards granted to Mr. Riley are competitive with awards provided to chief executive officers of other similar companies in related businesses. Through the performance share awards, a significant portion of Mr. Riley's compensation is tied directly to the Company's financial performance and overall return to shareholders.

STOCK OWNERSHIP GUIDELINES

     Effective January 1, 1996, the Committee established stock ownership guidelines for executive officers and certain other key executives as a way to align more closely the interests of the key executives with those of the shareholders. These key executives are required to make continuing progress toward compliance with the guidelines during the five-year period beginning January 1, 1996 and to fully comply with the guidelines by the end of such five-year period. Any officers appointed after January 1996 are subject to the guidelines and have a period of 5 years to achieve compliance. The guidelines are as follows:

     - Chief Executive Officer -- 4.5 times base salary

     - Other Senior Officers, including those other officers named in the Summary Compensation Table -- 3 times base salary

     - Other officers and division presidents -- 1.5 times base salary

     At its November 1998 meeting, the Committee reviewed the progress of covered executives relative to compliance with the Stock Ownership Guidelines and determined that acceptable progress has been achieved. Mr. Riley is currently in compliance with the guidelines.

OMNIBUS BUDGET RECONCILIATION ACT IMPLICATIONS

     The Committee has reviewed the provisions of the Omnibus Budget Reconciliation Act of 1993 ("OBRA") and the regulations issued under the Act that impose a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid to its five most highly compensated officers. The regulations provide certain transition rules that preserved the deductibility for the Company of the performance-based awards granted in 1995 and earned at December 31, 1998. The Committee believes that the cash bonuses paid pursuant to the MAIP and the awards and options granted pursuant to the Stock Plan will qualify as "performance-based" compensation and will meet the requirements of the current tax law and Internal Revenue Service regulations so as to preserve the tax deductibility of all executive compensation.

Constantine S. Nicandros, Chairman  Clifford J. Grum
Warren L. Batts                     Sir Ralph H. Robins
Robert M. Devlin                    James R. Wilson

                           OTHER COMPENSATION MATTERS

PENSION BENEFITS

     Upon retirement, the Named Executives may be entitled to retirement benefits from the Salaried Employees' Retirement Plan of Cooper Industries, Inc. ("Cooper Retirement Plan"), the Cooper Industries, Inc. Supplemental Excess Defined Benefit Plan ("Supplemental Plan") and the Crouse-Hinds Officers' Disability and Supplemental Pension Plan ("Crouse-Hinds Officers' Plan").

     Pursuant to the Cooper Retirement Plan, the Company credits to the individual's plan account four percent of each year's total compensation up to the Social Security wage base for the year, plus eight percent of each year's total compensation that exceeds the Social Security wage base. For this purpose, total compensation is cash remuneration paid by the Company to or for the benefit of a member of the Cooper Retirement Plan for services rendered while an employee. For the Named Executives, the total compensation is shown in columns
(c) and (d) of the Summary Compensation Table. However, if an executive elects to defer any compensation, his total compensation under the Cooper Retirement Plan is reduced by the amount deferred. The performance-based share awards shown in column (h) of the Summary Compensation Table are not included for purposes of determining the credits under the Cooper Retirement Plan. This formula for determining benefit credits became effective on July 1, 1986.

     Benefits for service through June 30, 1986 were determined based on the retirement plan formula then in effect and converted to initial balances under the Cooper Retirement Plan. Both initial balances and credits for benefits after July 1, 1986 receive interest credits until the participant commences benefit payments. The Plan's interest credit rate for 1998 was 5% and will be 4.5% for 1999. Benefits at retirement are payable, as the participant elects, in the form of an escalating annuity, a level annuity with or without survivorship or a lump-sum payment.

     The Supplemental Plan is an unfunded, nonqualified plan that provides to certain employees, including the Named Executives, Cooper Retirement Plan benefits that cannot be paid from a qualified, defined benefit plan due to Internal Revenue Code provisions. The Plan also provides benefits equal to what would have been paid under the Cooper Retirement Plan on amounts of deferred compensation had those amounts not been deferred. The Crouse-Hinds Officers' Plan, an unfunded, nonqualified plan assumed by the Company following the acquisition of Crouse-Hinds Company, may provide to Mr. Riley benefits in addition to amounts payable under other retirement plans of the Company.

                                PENSION BENEFITS

                                                                 CREDITED         YEAR           ANNUAL
                                                               SERVICE AS OF   INDIVIDUAL      ESTIMATED
                                                                JANUARY 1,     REACHES AGE   BENEFIT AT AGE
                                                                   1999            65              65
                                                               -------------   -----------   --------------
H. John Riley, Jr. .........................................       36.2           2005          $579,000
Ralph E. Jackson, Jr. ......................................       23.0           2006           140,000
D. Bradley McWilliams.......................................       27.1           2006           138,000
Carl J. Plesnicher, Jr.(1)..................................       30.9           2002            90,000
Diane K. Schumacher.........................................       19.9           2018           154,000

---------------

(1) Mr. Plesnicher announced his retirement from the Company effective April 1, 1999. The annual estimated benefit for Mr. Plesnicher is based on his age of 61 years as of his retirement date.

     For each Named Executive, the table above shows current credited years of service, the year each attains age 65, and the projected annual pension benefit at age 65. The projected annual pension benefit is based on the following assumptions: benefits paid on a straight-life annuity basis; continued compensation at the 1998 levels; and an interest credit rate of 4.5%. Amounts payable under the Supplemental Plan and the Crouse-Hinds Officers' Plan are included in the Annual Estimated Benefit.

CHANGE IN CONTROL ARRANGEMENTS

  Management Continuity Agreements

     The Company has Management Continuity Agreements with the Named Executives and certain other key executives. The purpose of the agreements is to encourage the executives to carry out their duties in the event of a possibility of a change of control of the Company. The agreements are not ordinary employment agreements and do not provide any assurance of continued employment.

     If, during the two-year period following a change of control, the Company or its successor terminates the executive's employment other than for "cause" or the executive voluntarily terminates employment for "good reason" (as such terms are defined in the agreements), the executive is entitled to receive a lump-sum cash payment equal to a multiple (3x in the case of the Chief Executive Officer, Executive Vice President and Senior Vice Presidents and 2x in the case of the other key executives) of the sum of the executive's salary and bonus, together with the continuation of employee benefits for the number of years equal to the multiplier used to calculate the lump-sum severance payment. The executive would also receive a pro rata payment of their target bonus for the year of termination and a lump-sum payment equal to the incremental benefits and contributions that the executive would have received under the Company's various retirement and savings plans for a number of years equal to the multiplier taking into account the severance benefits received by the executive. Finally, the agreements provide for a tax gross-up of any excise tax due under the Internal Revenue Code for these types of agreements.

  Management Annual Incentive Plan

     The Named Executives participate in the Company's Management Annual Incentive Plan, which was approved by the shareholders on April 30, 1996. The Plan provides an annual cash bonus opportunity and is designed to tie annual incentive compensation to overall corporate and individual performance. Under the Plan, which is administered by the Management Development and Compensation Committee of the Board (the "Committee"), the awarding of a bonus is based upon performance goals established by the Committee in February of the bonus year. The Plan provides that upon a change in control of the Company, all outstanding awards will be deemed earned at the target level and will be paid in cash to each eligible executive.

  Stock Incentive Plan

     The Named Executives have been granted stock options and performance-share awards under the Company's Stock Incentive Plan, which was approved by shareholders on April 30, 1996. The Plan is administered by the Committee. Options granted under the Plan vest over a period of three years and have a 10-year term. Performance-share awards granted under the Plan may be earned based on achievement over a specified period of performance goals established by the Committee. At the end of the performance period, performance shares earned, if any, are issued (and cash equal to the dividends on the performance shares is paid). The Stock Incentive Plan provides that upon a change in control of the Company, all options will be canceled and the Company will make a cash payment to the Named Executives equal to the difference in the fair market value of the Company's Common Stock (or the highest price actually paid for the stock in connection with the change in control, if higher) and the option price. In addition, all outstanding performance shares will be deemed earned at the target level and will be issued.

  1986 Stock Option Plan

     Prior to 1996, the Named Executives were granted stock options under the Company's 1986 Stock Option Plan. This Plan expired in 1996, except to the extent options were outstanding. The 1986 Stock Option Plan provides that upon a change in control of the Company, the Committee may accelerate the vesting of any outstanding options, or cancel outstanding options and make a cash payment to the Named Executives equal to the difference between the fair market value of the Company's Common Stock and the option exercise price.

     There are no circumstances presently foreseeable under which the aggregate dollar amount payable upon a change of control reasonably can be estimated to have a material, adverse effect on the operating or financial condition of the Company. The Company has established a trust that will be used to fund its obligations under the Management Continuity Agreements, Management Annual Incentive Plan, the Stock Incentive Plan, the Executive Restricted Stock Incentive Plan, the 1986 Stock Option Plan and certain otherwise unfunded benefit plans in the event of a change in control or a potential change in control. In 1988, the Company also established a trust that will be used to fund its obligations under otherwise unfunded benefit plans providing deferred compensation and retirement benefits to nonemployee directors of the Company. Presently, these trusts have been nominally funded.

DIRECTOR COMPENSATION

     The Annual Basic Retainer of nonemployee directors is $45,000 per annum. In addition, nonemployee directors are paid meeting attendance fees of $1,000 for regular committee meetings and $2,000 for special Board or committee meetings. An additional annual retainer of $6,000 is paid to each nonemployee chairman of a standing committee.

     In lieu of receiving the Annual Basic Retainer and meeting fees in cash, each nonemployee director may elect, pursuant to the Directors Deferred Compensation Plan, to defer receipt of such amounts until a date determined by a director or until retirement from the Board. Alternatively, for years prior to 1996, each nonemployee director could have elected to receive, in lieu of the Annual Basic Retainer fee, a nonqualified stock option covering 2,000 shares of the Company's Common Stock (subject to adjustment in the event of stock splits or other changes in the Company's Common Stock or capital structure) pursuant to the Company's 1989 Director Stock Option Plan (the "Director Plan"). In February 1996, the Board of Directors decided to terminate the Director Plan, except to the extent options were outstanding. Historically, such options were granted on the date following commencement of the annual meeting of shareholders, became fully exercisable on the first anniversary of the date of grant and expired five years from the date of grant. During 1998, 4,000 shares of the Company's Common Stock were issued pursuant to the exercise of previously granted options under the Director Plan. As of December 31, 1998, options for 8,000 shares of the Company's Common Stock were outstanding under the Director Plan.

     Prior to February 1996, pursuant to the Cooper Industries, Inc. Directors Retirement Plan, any director with at least 10 years of service as a director (counting a fractional year as a full year), or any director who retired in accordance with the Board's director tenure policy was entitled to receive a benefit amount equal to the annual basic retainer for nonemployee directors in effect at the time of retirement, exclusive of any special compensation for services as a committee chairman or attendance at meetings. The benefit amount was payable annually on January 2 for the preceding year, or quarterly if elected, for the number of years in which the director served on the Board (counting a fractional year as a full year), with payment to cease with the death of the retired director. In February 1996, the Board decided to terminate the Plan and no additional benefits will accrue after such date. Any vested benefits under the Plan were grandfathered.

     The Directors' Stock Plan, which was approved by the shareholders on April 30, 1996, replaces the Director Plan and the Directors Retirement Plan and provides for a grant to each nonemployee director of 400 shares of Common Stock of the Company on each annual meeting date with a maximum of 1,200 shares to be issued to any individual director. The Plan further provides for an annual grant to each nonemployee director of a stock option for 1,000 shares at fair market value. The option vests on the third anniversary of the date of grant and has a 10-year term. As of December 31, 1998, options for 29,000 shares were outstanding under the Directors' Stock Plan.

     The Directors' Retainer Fee Stock Plan, which was approved by the shareholders on April 28, 1998, provides that each nonemployee director may elect to receive all or a portion of the annual retainer fee and meeting fees in shares of Cooper Common Stock instead of cash. The Plan also provides that each nonemployee director may elect to defer the receipt of all or a portion of the shares of Common Stock otherwise payable under the Plan. At the time of the deferral election the nonemployee director elects to receive the deferred shares at a future date(s) either in a lump sum or in no more than 10 substantially equal annual installments.

                                   PROPOSAL 2

                              SHAREHOLDER PROPOSAL

     Three shareholders, the Benedictine Sisters, 530 Bandera Road, San Antonio, Texas 78228, owner of 50 shares of Cooper Common Stock; The Loretto Literary and Benevolent Institution (also known as the Sisters of Loretto), 527 Larkhill Court, St. Louis, Missouri 63119-4943, owner of 458 shares of Cooper Common Stock; and the Domini Social Index Portfolio, 11 West 25th Street, 7th Floor, New York, New York 10010-2001, owner of 17,000 shares of Cooper Common Stock, have informed the Company that they intend to present jointly the following proposal at the meeting:

                PROPOSAL FOR A GLOBAL SET OF CORPORATE STANDARDS

     WHEREAS, our company, as a major global corporation, faces a number of complex problems which also affect our interests as shareholders. The international context within which our company operates is becoming increasingly diverse as we approach the year 2000.

     Companies operating in this global economy are faced with important concerns arising from diverse cultures and political and economic contexts, some which force management to address issues beyond the traditional business focus. These concerns include human rights, child labor, forced labor, nondiscrimination in the workplace, the environment, and sustainable community development.

     We believe global companies need to develop comprehensive codes of conduct to guide the formulation of company policies, programs and practices to address the new challenges they face in the global marketplace. In fact many companies are recognizing these challenges and revising their traditional codes and guidelines to meet these new realities.

     In April 1997 the White House Apparel Industry Partnership issued its report setting out a Workplace Code of Conduct and Principles for Monitoring for the apparel and footwear industry. The standards in that report, based on international human and labor rights conventions, if implemented comprehensively and diligently, are intended to eliminate poor working conditions for workers in the United States and abroad.

     Our company should be in a position to assure shareholders that its employees are treated and paid fairly wherever they work in the global economy. One important element of ensuring compliance is the utilization of independent monitors made up of respected local human rights, religious and other non-governmental organizations. A number of global companies are involved in the development of credible code enforcement mechanisms that include independent monitoring.

     Improving the quality of life for employees and their communities can lead to increased productivity and enhance the bottom line for the company.

RESOLVED: Shareholders request the Board of Directors to review or amend, where applicable, its code or standards for its international operations and to report a summary of this review to shareholders by September 1999. The review should include the following areas:

          1. A description of policies which are designed to protect human rights -- civil, political, social and economic -- consistent with respect for human dignity and international human rights standards.

          2. A report of efforts to ensure that the company does not employ children under the age of fifteen, or younger than the age for completing compulsory education in the country of manufacture where such age is higher than fifteen.

          3. A report of company policies ensuring that there is no use of forced labor, whether in the form of prison labor, indentured labor or bonded labor.

          4. Establishment of consistent standards for workers' health and safety, practices for handling hazardous wastes and protecting the environment, as well as promoting a fair and dignified quality of life for workers and their communities.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 2.

     The Company has adopted corporate policies relating to employment practices, employee health and safety and environmental management, which apply equally to its worldwide operations. These policies were designed to ensure compliance with the laws of the various countries in which the Company operates. The Company's management reviews and amends these policies as necessary and is committed to ensuring that they are enforced worldwide. The Company has a corporate compliance committee that reviews compliance with Company policies and applicable laws and a report on compliance is given annually to the Audit Committee of the Board. Therefore, the Board of Directors believes that conducting a special review and preparing a special report upon the Company's standards for its international operations is unnecessary and would not be an effective use of its corporate resources.

The Company has addressed the primary concerns raised by the proponents:

  Employment Practices

     Cooper's human resources policies and programs are based on the principle that all employees are to be treated with dignity and respect. To attract and retain quality employees, the Company pays wages and provides benefits that are competitive in the community and within the industry.

  Employee Health and Safety

     Cooper goes beyond minimum legal requirements to protect the health and safety of employees. Cooper's program for safety and loss prevention includes the following elements: (1) elimination of chemical and physical hazards; (2) preventive medical monitoring where workers may be exposed to regulated chemicals; (3) ergonomic programs designed to reduce exposure to musculoskeletal injuries; (4) employee communications and training that stress safety awareness and accountability; and (5) periodic audits of facilities to assess compliance with applicable corporate safety standards.

  Environmental Management

     Cooper has a proactive environmental management program with two primary objectives: first, to make whatever changes are necessary in the manufacturing processes to eliminate or significantly reduce the generation of pollutants at the source, thereby preventing environmental problems from occurring in the future; and second, to make sure that each of the Company's manufacturing plants and service facilities are in compliance with existing environmental regulations. Cooper's environmental management program includes periodic environmental compliance audits and training programs.

     The Company's firm commitment to the welfare of its employees, the community and the environment has been recognized for a number of years by the Company's inclusion in the Domini 400 Social Index. The Domini 400 Social Index is an index made up of stocks selected according to social criteria, including community involvement, the environment, employee relations and hiring practices such as promoting diversity and nondiscrimination and complying with child labor laws. The Board of Directors believes that the Company's inclusion in the Domini 400 Social Index is a notable endorsement of the Company's programs for protecting both the environment and the rights of its employees in the global arena.

     FOR THESE REASONS, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 2.

     Approval of the proposal requires the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the proposal. Abstentions will be counted for purposes of determining whether a quorum is present and have the same effect as a vote against the proposal. Broker nonvotes are not counted for purposes of voting.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     The Board selects the Company's independent auditors for each year. During the year ended December 31, 1998, Ernst & Young LLP was employed principally to perform the annual audit and to render other services.

     Representatives of Ernst & Young will be present at the meeting and will be available to answer questions and discuss matters pertaining to the Report of Independent Auditors contained in the financial statements included in Appendix A hereto. Representatives of Ernst & Young will have the opportunity to make a statement, if they desire to do so.

                                 OTHER BUSINESS

     The Board is not aware of any other matters that will be presented for action at the meeting. If any other matter requiring a vote of the shareholders properly comes before the meeting, the persons authorized under management proxies will vote and act according to their best judgment.

                                   FORM 10-K

     A copy of the 1998 Annual Report on Form 10-K for the fiscal year ended December 31, 1998 as filed with the Securities and Exchange Commission will be available on Cooper's home page at www.cooperindustries.com or may be obtained upon request and without charge, by writing:

                           Public Affairs Department
                            Cooper Industries, Inc.
                                 P.O. Box 4446
                              Houston, Texas 77210

                                   APPENDIX A

                            COOPER INDUSTRIES, INC.

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   A-1

Consolidated Financial Statements:

  Report of Management......................................  A-16

  Report of Independent Auditors............................  A-17

  Consolidated Income Statements for the three years ended
     December 31, 1998......................................  A-18

  Consolidated Balance Sheets as of December 31, 1998 and
     1997...................................................  A-19

  Consolidated Statements of Cash Flows for the three years
     ended December 31, 1998................................  A-20

  Consolidated Statements of Shareholders' Equity for the
     three years ended December 31, 1998....................  A-21

  Notes to Consolidated Financial Statements................  A-22

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

                                    OVERVIEW

     In April 1998, Cooper Industries, Inc. ("Cooper") announced that it engaged an investment banking firm to assist in the evaluation of options for exiting the automotive business. On October 9, 1998 the sale of the Automotive Products segment was consummated with Cooper receiving $1.9 billion in proceeds. The book value of the Automotive Products segment assets less the liabilities assumed by the buyer plus costs related to the transaction resulted in a small loss before income taxes. The loss before income taxes was offset by income tax benefits derived through the sale of the common stock of the entity holding the Automotive Products segment.

     As a consequence of treating this segment as a discontinued operation, Cooper's results of operations and the related footnote information for all periods presented in its consolidated financial statements exclude the results of the Automotive Products segment from continuing operations' revenues and other components of income and expenses. The discontinued segment's results are presented separately in a single caption, "Income from discontinued operations, net of income taxes."

     In order to facilitate an understanding of Cooper's continuing operations, Cooper restated the Consolidated Balance Sheet as of December 31, 1997, and the Consolidated Statements of Cash Flows for the years ended December 31, 1997 and 1996. The net assets of discontinued operations are segregated into a single line, "Net assets of discontinued operations" in the Consolidated Balance Sheets. The cash flows from discontinued operations are summarized into a single line "Cash provided by (used in) discontinued operations" in the Consolidated Statements of Cash Flows. No cash or debt was allocated to the discontinued operations. For a discussion of the financial results of discontinued operations see "Discontinued Operations -- Automotive Products Segment".

     Impact of Automotive Products Segment Divestiture The Automotive Products segment represented approximately 25% of Cooper's total annual segment operating earnings (excluding nonrecurring items) before the restatement to reclassify the segment as a discontinued operation. The proceeds from the sale of $1.9 billion were utilized to purchase 21.2 million shares of Cooper Common stock at a cost of $1.0 billion and to repay $900 million of debt. The mix of debt repayment and Common stock purchases was designed to approximately replace the loss of the Automotive Products segment earnings per share through lower interest expense and lower average shares and result in a debt to total capitalization ratio at the lower end of Cooper's targeted range. Due to the timing of the purchases of Common stock in the quarter the sale was consummated, replacing all of the loss of the Automotive Products segment earnings per share in the quarter was not possible. From January 1, 1998 through October 9, 1998, the date of the sale of the Automotive Products segment, the discontinued segment earnings after income taxes were $87.1 million ($.76 per diluted share). For the period October 10, 1998 through December 31, 1998, approximately two-thirds of the expected Automotive Products segment earnings per share contribution was replaced by the utilization of the sale proceeds. On a full year basis going forward, Cooper estimates that the earnings per share impact of the loss of the Automotive Products segment earnings will be approximately replaced by the effects of the utilization of the proceeds.

     Acquisitions and Divestitures During the last three calendar years, Cooper's continuing operations have completed 22 acquisitions and 3 divestitures. The acquisitions have been in complementary product lines that enhance areas of strength, while the dispositions have been of noncore or under-performing businesses. On May 30, 1997, Cooper completed the sale of its Kirsch window treatment division for $216.0 million. For the five months ended May 30, 1997, and the year ended December 31, 1996, Kirsch had revenues of $97.4 million and $252.9 million, and operating earnings of $4.8 million and $20.0 million (including a $2 million nonrecurring charge), respectively. The Kirsch operations are included in the continuing operations of Cooper until the date of the sale. In addition, on October 9, 1998, Cooper completed the sale of its Automotive Products segment for $1.9 billion. The Automotive Products segment is reflected as a discontinued operation in the Consolidated Financial Statements.

     Nonrecurring Income and Expenses During the past three years, Cooper has been transitioning into a business focused on higher growth and less volatile businesses concentrated in electrical products and tools and hardware products. In 1995, Cooper divested the remaining businesses comprising its former Petroleum and Industrial Equipment segment through an exchange offer with shareholders for common stock of Cooper Cameron Corporation ("Cooper Cameron"). On May 30, 1997, Cooper completed the sale of its Kirsch window treatment division, an underperforming business that had migrated to more of a fashion business than the basic manufacture of drapery hardware and did not fit with the core electrical products and tools and hardware products businesses. On October 9, 1998, Cooper completed the sale of its Automotive Products segment. In addition, over the past three years, Cooper has been realigning its product lines and operations and positioning itself to compete more efficiently in the global markets.

     Cooper retained minority interests in the common stock of Belden, Inc. from the initial public offering in 1993 and Cooper Cameron from the 1995 exchange. In 1994, Cooper sold its Cameron Forged Products business to Wyman-Gordon Corporation ("Wyman-Gordon") and received Wyman-Gordon common stock as part of the consideration. In 1995, the Wyman-Gordon common stock was monitized through the issuance of DECS(SM) (Debt Exchangeable for Common Stock). Cooper realized gains from the sale of Cooper's marketable equity securities of Belden, Cooper Cameron and Wyman-Gordon, and the sale of Kirsch over the past three years.

     In 1998, Cooper also initiated an acquisition of TLG, plc. The acquisition was not consummated as Cooper could not justify exceeding an offer made by another company. However, Cooper realized a gain from the sale of common stock it had acquired at its offer price.

     The gains before income taxes that Cooper recognized during the three years ended December 31, 1998 were as follows:

                                                                 1998      1997       1996
                                                                ------     -----     ------
                                                                       (IN MILLIONS)
DECS(SM) and Wyman-Gordon common stock......................    $132.7     $23.2     $   --
TLG, plc common stock.......................................       2.5        --         --
Sale of Kirsch..............................................        --      69.8         --
Belden and Cooper Cameron common stock......................        --        --      150.4
                                                                ------     -----     ------
                                                                $135.2     $93.0     $150.4
                                                                ======     =====     ======

     All of the common stock of Wyman-Gordon, Belden and Cooper Cameron was sold during the three year period ended December 31, 1998, and at this time, Cooper does not own investments in marketable equity securities.

     In 1998, Cooper recorded a charge of $53.6 million for nonrecurring and unusual items. The nonrecurring and unusual items consist of $26.4 million in severance, $11.1 for impairment of the assets of two product lines and $16.1 million of other charges, including facility exit costs.

     During the fourth quarter of 1998, Cooper completed its formal annual review of each of its operations and developed plans to strengthen the competitiveness and efficiencies of each operation. In addition to the specific plans for actions of each operation committed to by management during the fourth quarter, Cooper also initiated and announced a voluntary and involuntary severance program. Cooper has a formal written severance policy for salaried personnel and, in certain operations, contractual severance obligations for hourly personnel. While both the voluntary and involuntary severance programs were announced in 1998, the amount that could be accrued in 1998 was limited to severance relating to personnel actually severed in the fourth quarter and the severance provided by established written policies. Cooper accrued a total of $26.4 million in severance in the fourth quarter of 1998 and expects to incur approximately $5 million of additional severance related to the voluntary program in the first quarter of 1999. In addition, Cooper will incur additional severance as the shut down or downsizing of plants and other facilities and other actions are announced and employees are notified. Excluding positions that will be eliminated but are not included in the severance accrual, a total of 1,759 positions will be eliminated across Cooper. Certain of the eliminated positions will be replaced by positions in lower cost manufacturing locations. As of December 31, 1998, a total of 124 positions had been eliminated and, at a minimum, an additional 295 positions will be eliminated by the end of the first quarter of 1999. At December 31, 1998, a total of $25.4 million of the $26.4 million severance accrual remained to be expended.

     In the fourth quarter of 1998, Cooper also recorded a charge of $11.1 million for impairment of the assets of two electrical product lines. Market conditions, including increased competition from imports, had reduced the profitability of both of these product lines to negative amounts. Due to the inability to recover the investments on an undiscounted cash flow basis, the long-lived assets were written down to the greater of the discounted cash flows or the fair market value. The reduction in future depreciation expense as a result of the write-down is less than $2 million a year. Cooper also recorded $16.1 million in other charges, including facility exit costs. At December 31, 1998, a total of $7.8 million of the $16.1 million accrual remains to be expended. Cooper anticipates incurring in excess of $25 million in 1999 related to severance costs, facility exit costs and disruptions to operations that could not be accrued as of December 31, 1998. In addition to hourly and certain voluntary and involuntary salaried severance, considerable facility exit costs cannot be accrued until the closing of a facility is announced and the costs are incurred. Other than the premium over the normal severance for the voluntary severance program, these costs are spread throughout the year and are less than the savings from the anticipated cost reductions in 1999. The nonrecurring charges in 1998 when combined with the nonrecurring gains result in a net $53.0 million gain after income taxes ($.46 per diluted common share) from nonrecurring and unusual items included in 1998 income from continuing operations.

     Of the $53.6 million charge before income taxes, $33.2 million remains to be expended at December 31, 1998. The future expenditures against the accrual are $25.4 million in severance and $7.8 million primarily related to exit costs for facilities closed and facilities that will be closed.

     In 1997, Cooper incurred charges of $40.5 million for actions management committed to during the period after concluding an evaluation of geographic manufacturing and distribution facilities within the Tools & Hardware segment and information systems relating to year 2000 compliance efforts. The 1997 charges included impairment in the carrying value of assets and abandonment of assets of $24.2 million and accruals for continuing obligations for replaced systems and facility consolidations of $16.3 million.

     Cooper began consolidating certain international manufacturing and distribution facilities in the Tools & Hardware segment during 1997. Adjustments to the carrying value of assets and accruals were recorded for projects committed to by management. Severance and certain other costs related to projects committed to by management were not expensed until the affected employees were notified and the costs incurred. A majority of the consolidations were announced and such costs were accrued and expensed during 1997. Cash expenditures in 1998 for the payout of accrued severance and other expenditures related to the consolidations were not significant. However, as the projects were completed, Cooper incurred additional expenses from consolidation disruptions to operations and additional consolidation expenses. These additional expenses were expensed as incurred in 1997 and 1998 and were not significant.

     During 1997, Cooper also assessed the ability of existing information systems to function at the turn of the century. Three of Cooper's seven divisions implemented new enterprise systems with the remaining divisions modifying or replacing existing software. Where possible, businesses have abandoned home-grown or highly customized applications with purchased, year 2000 compliant replacements or upgrades. In some situations, operations within a business abandoned existing software and migrated to consolidated hardware and software that is year 2000 compliant. Where these solutions were not possible, businesses either contracted with third parties or committed internal resources to ensure that all major systems are year 2000 compliant. Cooper recorded a $28.5 million charge in 1997 primarily related to the adjustment in the carrying value of abandoned hardware and software. While depreciation and amortization were reduced by the effect of the write-down, depreciation and amortization of new systems and equipment, as well as expenses incurred to revise current software to be year 2000 compliant and implementation costs of new systems exceeded the reduction in depreciation and amortization.

     The nonrecurring gains in 1997, combined with nonrecurring charges and a $6.1 million income tax benefit related to the settlements of certain state income tax matters, resulted in the inclusion in income from continuing operations of a net nonrecurring gain of $39.1 million after income taxes ($.32 per diluted share).

     Cooper incurred nonrecurring charges totaling $15.9 million before income taxes during 1996. A total of $3.0 million was incurred primarily related to a write-down of property and equipment at a facility; $2.0 million in legal and other costs related to sales of imported mini blinds containing lead paint; and $10.9 million of corporate costs primarily related to environmental litigation. The nonrecurring charges of $15.9 million did not affect future earnings, and expenditures beyond 1996 were nominal. Nonrecurring gains from the sale of marketable equity securities, combined with nonrecurring charges in 1996, resulted in the inclusion in continuing income of a net nonrecurring gain of $83.4 million after income taxes ($.67 per diluted share).

     With the exception of the sale of Kirsch, the actions committed to in 1997 did not have a significant continuing impact on revenues, segment operating earnings or cash flows. The actions committed to in 1998, exclusive of the Automotive Products segment sale, are anticipated to result in a net cash outflow, after cost savings in 1999 of approximately $15 million. The cost savings in 1999 are anticipated to exceed the additional expenses incurred and to be in excess of $40 million in years beyond 1999. See Notes 2 and 6 of Notes to Consolidated Financial Statements for additional information on nonrecurring gains and charges.

     Capitalization Effective January 1, 1995, Cooper exchanged all of its outstanding $1.60 Convertible Exchangeable Preferred Stock for $691.2 million of 7.05% Convertible Subordinated Debentures due 2015 and $3.8 million in cash related to fractional shares. While the exchange increased the debt-to-total capitalization ratio above Cooper's preferred target, it generated in excess of $20 million per year of additional net cash flows. During the first half of 1997, Cooper redeemed all of its outstanding 7.05% Convertible Subordinated Debentures with a total of $610 million converted to approximately 14.8 million shares of Cooper Common stock and approximately $80 million redeemed for cash.

     During 1997, Cooper purchased approximately 3.6 million shares of its Common stock for $191.5 million. This action was taken to maintain Cooper's debt-to-total capitalization ratio between 35% and 45%. During 1998, Cooper repurchased approximately 26.9 million shares of its Common stock at a cost of $1,348.1 million. A total of $1.0 billion of the purchases of Common stock in 1998 were directly related to the sale of the Automotive Products segment as discussed under "The Impact of the Automotive Products Segment Divestiture". The remaining 1998 Common stock repurchases were related to maintaining the debt-to-total capitalization in the targeted range and eliminating the dilutive effect of Common stock issued under employee stock plans. At December 31, 1998, Cooper's debt-to-total capitalization ratio was 36.5%.

                         YEAR 2000 AND EURO CONVERSION

YEAR 2000 SYSTEMS ASSESSMENTS AND PREPAREDNESS

     The Year 2000 problem arises because many information systems and devices containing embedded technology use two digits rather than four digits to identify a year. Calculations in date-sensitive systems using two digits could result in system failures and errors that disrupt normal business operations as the year 2000 approaches.

     Early in 1997, Cooper conducted an assessment of year 2000 compliance of all of its major information technology systems, non-information technology systems with date-sensitive software and embedded microprocessors and products Cooper manufactured or sold to customers. Cooper developed detailed plans to resolve all major issues by the end of 1998. As of December 31, 1998, Cooper estimates that it is over 90% complete with its efforts to remediate current systems or implement new systems that are year 2000 compliant. The majority of the remaining efforts are anticipated to be completed before the end of the second quarter of 1999. Cooper has substantially completed its efforts to assess noncompliant embedded technology including Cooper's assessment of the products it has delivered to customers.

     Cooper expects that only three of its seven divisions will be involved in any significant compliance efforts in 1999. The projects that will continue into 1999 include completing lower priority information technology systems projects and replacing systems in recently acquired business units. Efforts in 1999 will become less focused on systems projects and more focused on identifying areas of additional business risk and developing contingency plans where appropriate.

     Cooper initiated formal communications with its key suppliers and service providers to determine the potential risk to Cooper's operations if these third parties fail to solve year 2000 issues. Cooper's divisions have substantially completed their assessment of suppliers and service providers. If Cooper determines that there is a risk to its operations because a key third party may not be year 2000 compliant, it expects to develop contingency plans to address this risk by the end of the first quarter of 1999. The extent of this risk cannot be determined with any degree of certainty due to the number of small suppliers and service providers used by Cooper and the reliance of all operations on basic utility service providers.

     Cooper's investment in information technology has become a larger percentage of annual capital expenditures. Cooper estimates that it will have total capital expenditures related to year 2000 compliance of approximately $75 million, and that it has incurred and will continue to incur into mid-1999 approximately $1 to $2 million each quarter in expense related to year 2000 efforts. Cooper has incurred approximately 80% of the capital expenditures as of December 31, 1998. The majority of these expenditures relate to new systems installations. Although the timing of new systems installations was influenced by the year 2000 problem, Cooper would have installed these systems in any event. The above costs for year 2000 compliance efforts do not include costs relating to Cooper's Automotive Products segment, which was sold on October 9, 1998 and is treated as a discontinued operation in the consolidated financial statements.

     The worst case scenario related to Cooper's preparedness is that Cooper would not complete the information technology systems projects that are scheduled in 1999 on time because of a severe shortage of qualified information systems personnel, both internally and externally. Cooper recognizes that completion of these projects could also be affected for other reasons that are unknown to Cooper at this time. Cooper believes that it is unlikely that such projects would be delayed beyond a point in time where Cooper would suffer material adverse effects from noncompliance. For this reason, Cooper has not developed a contingency plan for this risk. In the unlikely event that the remaining information technology systems projects are not completed before significant problems are encountered, Cooper's results of operations could be adversely affected. Cooper has not determined whether such adverse effect would be material.

     In addition to the internal risks specific to Cooper and the risks posed by third parties that the company deals with directly, there are a number of other year 2000 risks and uncertainties that could affect Cooper. These risks include utility and communication failures and governmental, economic and market responses to the year 2000 problem. While Cooper continues to believe that these year 2000 matters will not have a material adverse impact on its results of operations, liquidity or financial condition, the ultimate impact on Cooper of the year 2000 problem remains uncertain.

     Cooper's year 2000 project capital expenditures, estimated percentage of completion and estimated completion dates are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the availability of certain resources, third-party modification plans and other factors. There can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated.

EURO CONVERSION

     On January 1, 1999, the euro became the common currency of eleven of the fifteen member states of the European Union. The national currencies will remain legal tender in the participating countries until mid-year 2002. During the dual currency phase, businesses must be capable of conducting commercial transactions in either the euro or the national currency. After the dual currency phase, all businesses in participating countries must conduct all transactions in the euro and must convert their financial records and reports to be euro based. The euro introduction may affect cross-border competition by creating cross-border price transparency, beginning with the dual currency phase on January 1, 1999.

     Cooper estimates that approximately 10% of its 1998 revenues came from countries that adopted the euro. Cooper expects that the impact of the dual currency phase will not be material to its results of operations. Cooper has assessed its information technology systems and believes that they are capable of meeting the dual currency phase requirements. Cooper is assessing the risk to its business of the final phase of the euro conversion which begins during 2002, and currently is unable to determine whether the final phase of the euro conversion will have a material effect on Cooper's operations. The costs of the euro dual currency phase are included with the year 2000 capital expenditures and expense amounts and are not significant.

                             RESULTS OF OPERATIONS

     The financial information and discussions that follow, along with the Consolidated Financial Statements and related footnotes, will aid in understanding Cooper's results of operations as well as its financial position, cash flows and indebtedness.

REVENUES

                                                                        YEAR ENDED DECEMBER 31,
                                                                ---------------------------------------
                                                                  1998           1997            1996
                                                                --------     -------------     --------
                                                                             (IN MILLIONS)
Electrical Products.........................................    $2,824.4       $2,568.3        $2,407.5
Tools & Hardware............................................       826.8          749.9           720.1
                                                                --------       --------        --------
          Continuing Revenues...............................     3,651.2        3,318.2         3,127.6
Kirsch......................................................          --           97.4           252.9
                                                                --------       --------        --------
          Total Revenues....................................    $3,651.2       $3,415.6        $3,380.5
                                                                ========       ========        ========

     1998 vs. 1997 Revenues Revenues in 1998 increased 10% over 1997, excluding 1997 Kirsch revenues. Excluding the impact of eleven 1998 acquisitions and the carryover impact of 1997 acquisitions, revenues for 1998 were flat when compared to 1997. The continued strengthening of the U.S. dollar against most functional currencies in which international operations conduct business reduced revenues measured in U.S. dollars by approximately $23 million or 1% compared to 1997. The strength of the dollar also had a negative unquantifiable impact on export sales.

     Annual revenues for the Electrical Products segment increased 10% from the prior year and contributed approximately 77% of Cooper's continuing revenues in 1998. Excluding the impact of acquisitions, revenues increased 1%. Revenue increases across most electrical businesses were strong early in the year. While demand for lighting fixtures remained strong in the later part of the year, beginning in the second quarter of 1998, demand for electrical construction materials and electrical distribution equipment softened. Demand for power systems equipment and electrical construction materials was negatively impacted by the global decline in energy and natural resources projects and the interruption of growth in Southeast Asia. Revenues were also negatively impacted by a weak year end buy-in of fuses by distributors to meet annual volume incentives and disruptions in shipments and the resultant build of backlog of electrical distribution equipment as a new enterprise-wide business system was placed in service at the power systems operation.

     The Tools & Hardware segment contributed approximately 23% of Cooper's continuing revenues in 1998. Revenues increased 10% over the prior year. Excluding the benefit of 1998 acquisitions, revenues decreased 3% compared to 1997. Lower shipments to domestic aerospace and automotive manufacturers and softness in the industrial and electronic markets resulted in the year-to-year decrease. Improved hand tool demand from consumer markets, strong demand for assembly equipment from international markets and new products provided a partial offset. Revenues were also unfavorably impacted by the implementation of new enterprise-wide business systems at both operations that comprise the Tools & Hardware segment.

     1997 vs. 1996 Revenues Cooper's 1997 revenues, excluding Kirsch, increased 6% over 1996. Excluding the impact of six 1997 acquisitions and the carryover impact of 1996 acquisitions, revenues for 1997 increased 4%. The strengthening of the U.S. dollar against most of the functional currencies in which international operations conduct business reduced revenues measured in U.S. dollars by approximately $45 million or 1.3% compared to 1996. The strong dollar also had a negative unquantifiable impact on export sales.

     The Electrical Products segment contributed approximately 77% of Cooper's continuing revenues in 1997, as revenues increased 7% over 1996. Excluding the effects of 1997 acquisitions and the carryover impact of 1996 acquisitions, revenues increased 5%. Revenue growth was attributable to strong sales increases of distribution and transmission equipment and circuit protection products. Lighting fixtures also benefited from strong demand in the housing and non-residential construction markets. Strong international demand in Mexico and Canada for construction materials was offset somewhat by a soft European market and the effects of a strong dollar.

     The Tools & Hardware segment, excluding Kirsch, contributed approximately 23% of Cooper's continuing revenues in 1997, with revenues increasing 4% over the prior year. Excluding the carryover impact of 1996 acquisitions, revenues increased 2% compared to 1996. Sales of domestic hand-held power tools and worldwide assembly equipment grew to meet continued demand from the automotive and aerospace industries. Providing a partial offset to this increase was a slight decline in demand for hand tool products in North America and the effects of a stronger U.S. dollar against most European currencies.

SEGMENT OPERATING EARNINGS

     Cooper measures the performance of its businesses exclusive of nonrecurring charges and financing expenses. All costs directly attributable to operating businesses are included in segment operating earnings. Corporate overhead costs, including costs of centrally managed functions, such as treasury, are not allocated to the businesses. Cooper has historically reported the results of its operations in this manner and, therefore, the required adoption of new reporting standards for segment results did not impact historical comparability of the segment operating results. See Notes 1 and 15 of the Notes to Consolidated Financial Statements.

     Historically, Kirsch was part of the Tools & Hardware segment. Effective with the decision to divest this operation, its results were segregated from the continuing Tools & Hardware segment for internal management reporting.

                                                                               YEAR ENDED DECEMBER 31,
                                                                         -----------------------------------
Segment Operating Earnings (internal management reporting -- excludes     1998          1997           1996
nonrecurring gains and charges):                                         ------     -------------     ------
                                                                                    (IN MILLIONS)
Electrical Products.............................................         $479.0        $461.6         $408.3
Tools & Hardware................................................          112.4          99.6           91.4
                                                                         ------        ------         ------
          Continuing Segment Operating Earnings.................          591.4         561.2          499.7
Kirsch..........................................................             --           4.8           22.0
                                                                         ------        ------         ------
          Total Segment Operating Earnings......................         $591.4        $566.0         $521.7
                                                                         ======        ======         ======

                                                                              YEAR ENDED DECEMBER 31,
                                                                         -----------------------------------
                                                                          1998          1997           1996
                                                                         ------     -------------     ------
              Nonrecurring Gains and (Charges)                                      (IN MILLIONS)
Electrical Products.........................................             $(42.6)       $(15.9)        $ (3.0)
Tools & Hardware............................................               (8.7)        (22.5)            --
                                                                         ------        ------         ------
          Continuing Segments...............................              (51.3)        (38.4)          (3.0)
Kirsch......................................................                 --          69.8           (2.0)
                                                                         ------        ------         ------
          Total.............................................             $(51.3)       $ 31.4         $ (5.0)
                                                                         ======        ======         ======

                                                                                 YEAR ENDED DECEMBER 31,
                                                                         -----------------------------------
Segment Operating Earnings (generally accepted accounting principles --   1998          1997           1996
               includes nonrecurring gains and charges):                 ------     -------------     ------
                                                                                    (IN MILLIONS)
Electrical Products..............................................        $436.4        $445.7         $405.3
Tools & Hardware.................................................         103.7          77.1           91.4
                                                                         ------        ------         ------
          Continuing Segment Operating Earnings..................         540.1         522.8          496.7
Kirsch...........................................................            --          74.6           20.0
                                                                         ------        ------         ------
          Total Segment Operating Earnings.......................        $540.1        $597.4         $516.7
                                                                         ======        ======         ======

     1998 vs. 1997 Segment Operating Earnings Segment operating earnings in 1998 included nonrecurring charges of $51.3 million for adjustments to the carrying value of assets, accruals for facility consolidations and related severance and other obligations committed to by management. Segment operating earnings in 1997 included nonrecurring charges of $38.4 million and a $69.8 million gain on the sale of Kirsch. See "Nonrecurring Income and Expenses" in the "Overview" section and Note 2 of Notes to Consolidated Financial Statements. Excluding nonrecurring charges from 1998 and nonrecurring gains and charges from 1997, segment operating earnings for 1998 increased 4% over 1997. Excluding Kirsch from 1997 results, segment operating earnings increased 5% over 1997. Acquisitions contributed approximately $43 million or 8% to the segment operating earnings over the prior year.

     The Electrical Products segment operating earnings, excluding nonrecurring charges of $42.6 million in 1998 and $15.9 million in 1997, improved 4% over the prior year and contributed 81% of Cooper's continuing segment operating earnings. Acquisitions contributed approximately $28 million of the increase in earnings before nonrecurring items in 1998. Increased sales volume, performance improvements at the lighting products operations and contribution from recent acquisitions were the primary sources of earnings growth in 1998. Excluding the impact of acquisitions, operating earnings of substantially all electrical products businesses began the year with strong incremental improvement over the prior year. Beginning in the second quarter of 1998, the softening of demand for certain power systems equipment and electrical construction materials began to negatively impact comparable operating earnings. This trend continued in the second half of the year with indications of a more stable environment in the fourth quarter of 1998. The weak year end buy-in of fuses and the disruption of shipments of electrical distribution equipment from the implementation of new business systems also had a negative impact on the comparable operating earnings. Excluding nonrecurring items, return on revenues was 17% in 1998 versus 18% in 1997. Approximately half of the decrease in return on revenues was driven by the addition of acquisitions with lower returns on revenues. The remaining decrease was the result of the increase in sales of lighting fixtures, which carry a lower return on sales than the average, the slowing demand for higher margin construction materials and certain power distribution equipment and costs associated with the implementation of a business enterprise system for the power systems operations.

     The Tools & Hardware segment operating earnings, excluding nonrecurring items of $8.7 million in 1998 and $22.5 million in 1997, increased 13% from 1997 and contributed 19% of continuing segment operating earnings. Acquisitions contributed approximately $15 million in earnings in 1998. Excluding the impact of acquisitions, operating earnings began the year with relatively strong incremental earnings over the prior year. Softening demand in the industrial and electronic markets and in the aerospace and automotive markets negatively impacted year-over-year performance in the later half of the year. Excluding nonrecurring items, return on revenues increased to 13.6%, up three tenths of a point from the prior year. Acquisitions contributed a small portion of the increase in return on revenues with the remainder of the increase primarily driven by the favorable product mix in the first half of 1998, partially offset by costs associated with the implementation of new enterprise-wide business systems.

     1997 vs. 1996 Segment Operating Earnings Segment operating earnings in 1997 included nonrecurring charges of $38.4 million for adjustments to the carrying value of assets, accruals for facility consolidations and related severance and other obligations committed to by management. Segment operating earnings also included a $69.8 million gain on the sale of Kirsch. Segment operating earnings in 1996 included $5.0 million in nonrecurring charges. See "Nonrecurring Income and Expenses" in the "Overview" section and Note 2 of Notes to Consolidated Financial Statements. Excluding nonrecurring items in 1997 and nonrecurring charges in 1996, segment operating earnings increased 8% over 1996. Excluding Kirsch results from both years, segment operating earnings increased 12% over 1996. Acquisitions contributed approximately $9 million or 2% of the increase in segment operating earnings over 1996.

     The Electrical Products segment operating earnings, excluding nonrecurring charges of $15.9 million in 1997 and $3.0 million in 1996, improved 13% over the prior year and contributed 82% of Cooper's continuing segment operating earnings. Excluding nonrecurring items, return on revenues improved in 1997 to 18% from 17% in 1996. The 1997 acquisitions and the carryover impact of 1996 acquisitions contributed approximately $8 million of the increase in earnings. Excluding this impact and nonrecurring items, segment operating earnings were up 11% over 1996. This strong growth in earnings was primarily attributable to cost savings in transformer products, strong revenue growth in higher margin distribution and certain transmission equipment and circuit protection products and cost containment across all businesses. All electrical products businesses had increases in return on revenues, excluding nonrecurring charges, during 1997.

     The Tools & Hardware segment operating earnings, excluding nonrecurring items of $22.5 million in 1997, increased 9% from 1996 and contributed 18% of the continuing segment operating earnings. The incremental earnings of the carryover impact of two small acquisitions was less than $1 million. Excluding nonrecurring items, return on revenues increased to 13.3%, up six tenths of a point from the prior year. Increased sales of hand-held power tools and assembly equipment and leveraging of costs, primarily in the power tools and assembly equipment businesses, were the primary drivers of the performance. The absence of implementation costs incurred in the 1996 warehouse and distribution system conversion at the hand tools operations also contributed to the increase in return on revenues, partially offset by lower sales volume for hand tools.

OTHER INCOME AND EXPENSE

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1998        1997        1996
                                                                -------     -------     -------
                                                                         (IN MILLIONS)
Segment Operating Earnings(1)...............................    $ 540.1     $ 597.4     $ 516.7
General Corporate:
  Nonrecurring Gains........................................      135.2        23.2       150.4
  Nonrecurring Charges......................................       (2.3)       (2.1)      (10.9)
  Expense...................................................      (47.5)      (44.9)      (43.4)
Interest Expense, net.......................................     (101.9)      (90.4)     (142.1)
                                                                -------     -------     -------
  Income from Continuing Operations before Income Taxes.....    $ 523.6     $ 483.2     $ 470.7
                                                                =======     =======     =======

---------------

(1) Includes nonrecurring gain on sale of Kirsch and nonrecurring charges.

     Nonrecurring Gains and Nonrecurring Charges See Nonrecurring Income and Expenses in the Overview section and Notes 2 and 6 of Notes to Consolidated Financial Statements.

     General Corporate Expense General corporate expenses, excluding nonrecurring items, increased $2.6 million and $1.5 million in 1998 and 1997, respectively. The impact of inflation on compensation and other expenses continued to impact general corporate expenses. Cost reductions related to the Automotive Products segment divestiture did not significantly impact the comparability of 1998 expense to 1997 due to the transaction activities subsequent to the sale.

     Interest Expense, Net Interest expense, net, increased in 1998 to $101.9 million from $90.4 million in 1997 as additional debt incurred to fund acquisitions and stock repurchases more than offset the impact of the conversion during 1997 of $610 million of the Company's 7.05% Convertible Subordinated Debentures to Cooper Common stock. The proceeds received on October 9, 1998 from the sale of the Automotive Products segment were utilized to repay debt incurred for a $500 million Common stock repurchase consummated in anticipation of the sale, to repurchase an additional $500 million in Common stock and repay $900 million in debt. The timing of Common stock repurchases and debt repayments resulted in significant fluctuations in the total debt of Cooper at specific points in time during 1998. Interest expense for 1997 decreased $51.7 million from 1996. The majority of the decrease was due to the conversion during 1997 of $610 million of Cooper's 7.05% Convertible Subordinated Debentures to Cooper Common stock. Average debt levels in 1997, excluding the $610 million converted debt, were also lower than 1996 and contributed to the decline in interest expense.

INCOME FROM CONTINUING OPERATIONS

                                                                       YEAR ENDED DECEMBER 31,
                                                                -------------------------------------
                                                                  1998          1997          1996
                                                                ---------     ---------     ---------
                                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
Income from continuing operations before income taxes.......     $523.6        $483.2        $470.7
Income taxes................................................      187.7         173.2         185.6
                                                                 ------        ------        ------
Income from continuing operations...........................     $335.9        $310.0        $285.1
                                                                 ======        ======        ======
Diluted earnings per share from continuing operations.......     $ 2.93        $ 2.57        $ 2.52
                                                                 ======        ======        ======

     1998 vs. 1997 Income from Continuing Operations Income from continuing operations before income taxes for 1998, excluding net nonrecurring gains, increased 3% to $442.0 million from $430.7 million in 1997. The Automotive Products segment divestiture, as discussed in the Overview section, interest expense on Common stock repurchases and nonrecurring items all had significant impacts on the comparability of income from continuing operations before income taxes.

     The effective tax rate for 1998 was unchanged from the 1997 rate of 35.8%. Excluding income taxes on both 1998 and 1997 nonrecurring items and the 1997 tax benefit related to the favorable settlements of several state income tax issues, the effective tax rates for 1998 and 1997 were 36.0% and 37.0%, respectively. This rate reduction resulted from Cooper's ongoing tax planning efforts.

     Income from continuing operations increased 8% over the 1997 level. Excluding the net after-tax impact from nonrecurring items in both years, income from continuing operations increased 4% to $282.9 million from $270.9 million in 1997. Increased segment operating earnings more than offset higher interest expense contributing to the earnings increase. Diluted earnings per share from continuing operations increased 14% over the 1997 level. Excluding the net nonrecurring item impacts of $.46 per share in 1998 and $.32 per share in 1997, diluted earnings per share from continuing operations increased 10%. The Automotive Products segment divestiture, as discussed in the Overview section, interest expense on Common stock repurchases and nonrecurring items all had significant impacts on the comparability of income from continuing operations and earnings per share.

     1997 vs. 1996 Income from Continuing Operations Income from continuing operations before income taxes for 1997, exclusive of 1997 net nonrecurring gains, increased to $430.7 million from $336.2 million, a 28% increase. This increase was primarily the result of the increased segment earnings and lower interest expense.

     The effective tax rate decreased from 39.4% in 1996 to 35.8% in 1997. The effective tax rate for 1997 included $6.1 million related to the favorable settlements of several state income tax issues. Excluding this 1997 nonrecurring tax benefit and income taxes on net nonrecurring gains, the 1997 and 1996 effective tax rates were

37.0% and 40.0%, respectively. The rate reduction from 40.0% to 37.0% stems from Cooper's tax planning efforts, including changing its international tax structure, maximizing tax incentives for exports and increasing research and development tax credits, as well as from the increase in income from continuing operations before income taxes diluting the impact of nondeductible goodwill amortization.

     The 1997 income from continuing operations increased 9% over 1996. Excluding net nonrecurring gains and the 1997 nonrecurring tax benefit, income from continuing operations increased to $270.9 million from $201.7 million or 35%. This increase included the effect of (1) the redemption and conversion of Cooper's 7.05% Convertible Subordinated Debentures, (2) the purchase of approximately 3.6 million shares of Cooper's Common stock, and (3) the absence of the Kirsch business for seven months of 1997. Diluted earnings per share from continuing operations increased 2% from the 1996 level. Excluding $.32 earnings per share in 1997, and $.67 earnings per share in 1996 from net nonrecurring items, diluted earnings per share from continuing operations increased 22%. The lower interest expense in 1997, which was related to the conversion of $610 million of 7.05% Convertible Subordinated Debentures to Cooper Common stock, had no effect on diluted earnings per share as the interest expense was excluded and the equivalent Cooper Common stock was included in the calculation of diluted earnings per share for both 1997 and 1996.

     While the purchase of Cooper Common stock and the impact of the $80 million of 7.05% Convertible Subordinated Debentures redeemed for cash reduced average shares utilized in the computation of diluted earnings per share, the funding of these two items increased interest expense, offsetting most of the benefit on diluted earnings per share. After considering the impact of additional common stock equivalents, primarily resulting from an increase in market price of a share of Cooper Common stock during the year, diluted earnings per share were not impacted by the net reduction in average shares during 1997. The absence of the Kirsch operations, net of the effect of lower interest expense resulting from repaying debt with the net proceeds of the sale, reduced earnings per share from continuing operations for 1997 by approximately $.05.

PERCENTAGE OF REVENUES

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1998     1997     1996
                                                              ------   ------   ------
Revenue.....................................................  100.0%   100.0%   100.0%
Cost of Sales...............................................   67.0%    66.8%    67.3%
Selling and Administrative..................................   16.9%    17.0%    17.6%

     1998 vs. 1997 Percentage of Revenues Cost of sales, as a percentage of revenue, increased to 67.0% in 1998 from 66.8% in 1997. An unfavorable product mix, competitive conditions for certain electrical product lines and higher manufacturing costs related to implementation of new business systems in several businesses accounted for the increase. Selling and administrative expenses decreased slightly as a percentage of revenues. Excluding Kirsch in 1997, which had relatively higher selling and administrative expenses, selling and administrative expenses increased slightly as a result of softness in revenues in certain of the Electrical Products segment businesses.

     1997 vs. 1996 Percentage of Revenues Cost of sales, as a percentage of revenues, declined to 66.8% in 1997 from 67.3% in 1996. The decline resulted primarily from product cost improvements and containments and an overall favorable mix of higher margin electrical products. Most of the improvement in cost of sales as a percentage of revenue was in the Electrical Products segment, with the Tools & Hardware segment, excluding Kirsch, improving to a lesser extent. Selling and administrative expenses decreased, as a percentage of revenues, to 17.0% in 1997 from 17.6% in 1996. Including Kirsch for five months in 1997 and for the full year in 1996 represented .2 percentage points of the improvement. Each of the segments contributed to the remaining improvement.

DISCONTINUED OPERATIONS -- AUTOMOTIVE PRODUCTS SEGMENT

     1998 vs. 1997 Revenues Revenues for the discontinued Automotive Products segment from January 1, 1998 through October 9, 1998, the date of sale of the business, were $1,449.4 million compared to full year revenues for 1997 of $1,873.2 million. Market conditions prior to the sale reflected increased sales to worldwide original equipment manufacturers and improved steering and suspension sales offset by weak domestic aftermarket demand in most product lines. The net impact of the exchange of the temperature control business for the brake business of Standard Motor Products resulted in lower revenues during the period as a result of disruption in the marketplace during the transition. Also, revenues were affected by the bankruptcy of a large customer significantly reducing sales volume to this customer compared to 1997. In total, revenues for a comparable period in 1997 decreased approximately 1%.

     1997 vs. 1996 Revenues Revenues for the discontinued Automotive Products segment were $1,873.2 million in 1997, decreasing slightly from $1,903.2 million in 1996. Excluding the effects of two small 1997 acquisitions and the carryover impact of one 1996 acquisition, revenues declined 2% from the prior year. Sales in the original equipment market improved as vehicle production levels increased on existing vehicle platform contracts. Sales in the aftermarket were hampered by weak demand in most product lines. Temperature control product sales and remanufactured product lines declined due primarily to competitive price pressures. Wiper volume declined significantly in the first half of 1997 as more normal winter weather patterns were experienced in 1997 than in 1996.

     1998 vs. 1997 Segment Operating Earnings Excluding 1997 nonrecurring charges, the discontinued Automotive Products segment operating earnings from January 1, 1998 through October 9, 1998 were $143.7 million compared to $186.9 million for the 1997 fiscal year. In comparison to a comparable period in 1997, operating earnings were slightly lower in 1998 than the prior year. The exchange of the temperature control business for the brake business of Standard Motor Products had a significant impact on the comparability of operating earnings. The temperature control business typically had operating losses in the first and fourth quarter of each year with the majority of the operating earnings occurring in the second and third quarter. The comparability of the 1998 operating earnings to 1997 was also impacted by the increase in the allowance for doubtful accounts related to a customer that filed for bankruptcy in 1998 and the settlement of litigation matters.

     1997 vs. 1996 Segment Operating Earnings The discontinued Automotive Products segment operating earnings, excluding nonrecurring charges of $43.4 million in 1997 and $102.0 million in 1996, decreased 1% from the prior year. Segment operating earnings excluding nonrecurring charges were $186.9 million in 1997 as compared to $189.3 million in 1996. Without the impact of two acquisitions, operating earnings declined 2%. Excluding nonrecurring charges, return on revenues increased from 9.9% in 1996 to 10.0% in 1997. Lower sales volume in the domestic aftermarket for most chassis, temperature control and wiper products, coupled with competitor price pressures, and a weak European aftermarket for ignition products contributed to the earnings decline. Increased sales in the original equipment market, lower spending on promotional expenses and other costs and lower depreciation and amortization due to the 1996 write-down of brake assets provided a partial offset.

     1998 vs. 1997 Income from Discontinued Operations, Net of Taxes Income from discontinued operations, net of taxes, from January 1, 1998 through the October 9, 1998 sale date, was $87.1 million ($.76 per diluted share) compared to $84.6 million ($.69 per diluted share) for the 1997 fiscal year. Excluding nonrecurring charges of $26.9 million ($.22 per diluted share), income from discontinued operations, net of taxes, in 1997 was $111.5 million ($.91 per diluted share).

     1997 vs. 1996 Income from Discontinued Operations, Net of Taxes Income from discontinued operations, net of taxes, increased from $30.3 million in 1996 ($.25 per diluted share) to $84.6 million in 1997 ($.69 per diluted share). Excluding nonrecurring charges, income from discontinued operations, net of taxes, increased approximately 5%.

EARNINGS OUTLOOK

     The following sets forth Cooper's general business outlook for 1999, based on current expectations. The statements are forward-looking and actual results may differ materially. The comparative figures for 1999 include the effects of acquisitions made during 1998 and exclude 1998 nonrecurring items.

     Segment revenues are expected to increase by five to ten percent for the Electrical Products segment and approximately five percent for the Tools & Hardware segment. Cooper expects operating earnings for the Electrical Products segment to increase by five to ten percent. Operating earnings for the Tools & Hardware segment are expected to increase by zero to five percent.

     As discussed in the "Overview" section under "Impact of Automotive Products Segment Divestiture", Cooper anticipates that it will replace substantially all of the 1998 earnings per share contributed by the Automotive Products segment through the effects of the use of proceeds from the sale in 1998 to reduce debt and purchase Cooper Common stock.

     The above statements are forward-looking, and actual results may differ materially. The above statements are based on a number of assumptions, risks and uncertainties. The primary economic assumptions include, without limitation, (1) modest growth in the domestic economy; (2) a modest improvement in European markets; (3) a modest increase in construction spending worldwide; (4) no significant change in raw material costs; and (5) no significant adverse changes in the relationship of the U.S. dollar to the currencies of countries in which Cooper does business. The estimates also assume, without limitation, the successful completion of the implementation of business enterprise systems for the Company, no significant change in competitive conditions and such other risk factors as are discussed from time to time in Cooper's periodic filings with the Securities and Exchange Commission.

PRICING AND VOLUME

     In each of Cooper's segments, the nature of many of the products sold is such that an accurate determination of the changes in unit volume of sales is neither practical nor, in some cases, meaningful. Each segment produces a family of products, within which there exist considerable variations in size, configuration and other characteristics.

     It is Cooper's judgment that, excluding the year-to-year effects of acquisitions and divestitures, unit volume increased in the Electrical Products segment and decreased in the Tools & Hardware segment in 1998.

     During the three-year period ending in 1998, Cooper was unable to increase prices to fully offset cost increases in selected product offerings in both segments. Cooper has been able to control costs through manufacturing improvements and other actions during this period so that the inability to increase prices has not significantly affected profitability in the segments.

EFFECT OF INFLATION

     During each year, inflation has had a relatively minor effect on Cooper's results of operations. This is true primarily for three reasons. First, in recent years, the rate of inflation in Cooper's primary markets has been fairly low. Second, Cooper makes extensive use of the LIFO method of accounting for inventories. The LIFO method results in current inventory costs being matched against current sales dollars, such that inflation affects earnings on a current basis. Finally, many of the assets and liabilities included in Cooper's Consolidated Balance Sheets are recorded in connection with business combinations that are accounted for as purchases. At the time of such acquisitions, the assets and liabilities are adjusted to fair market value and, therefore, the cumulative long-term effect of inflation is reduced.

LIQUIDITY AND CAPITAL RESOURCES

  Operating Working Capital

     For purposes of this discussion, operating working capital is defined as receivables and inventories less accounts payable.

     In 1998, operating working capital, as reported in the Consolidated Balance Sheet, increased $97 million, driven by increases in receivables and inventories of $30 million and $49 million, respectively, and a $19 million decrease in accounts payable. Operating working capital turnover for 1998 declined to 5.0 turns from 5.3 turns in 1997. The decline in operating working capital turnover was due to the timing of accounts payable disbursements and a build up of inventories as a result of implementing new business systems. Excluding 1998 acquisition activity, the increase in operating working capital was driven primarily by the timing of accounts payable disbursements.

     In 1997, operating working capital increased $31 million. Excluding acquisitions consummated in December 1997, operating working capital decreased $18 million primarily as a result of a $46 million decrease in inventories offset by a $26 million decrease in accounts payable. Excluding the impact of the December 1997 acquisitions, operating working capital turns increased from
4.9 to 5.3 turns in 1997, an 8% improvement.

     In 1996, operating working capital decreased $68 million as a reduction in accounts receivable of $62 million accounted for the improvement. Operating working capital turns increased in excess of 10%.

  Cash Flows

     On October 9, 1998, Cooper completed the sale of its Automotive Products segment and received $1.9 billion in proceeds. The proceeds were utilized to purchase $1.0 billion in Common stock and repay $900 million in debt.

     Net cash provided by continuing operating activities in 1998 totaled $333 million as cash generated from earnings was more than sufficient to offset increases in operating working capital. These funds, along with the proceeds from the Automotive Products segment sale and cash received from the exercise of stock options of $42 million were used to fund acquisitions of $294 million, capital expenditures of $142 million, dividends of $149 million, acquisitions of treasury stock of $1,348 million and a net reduction in total debt of $347 million.

     Net cash provided by continuing operating activities in 1997 totaled $325 million. These funds, along with $216 million in proceeds from the sale of Kirsch, an increase in debt of $213 million (net of acquisition related assumed debt) and $74 million provided by discontinued operations were used to finance net cash outflows for acquisitions of $366 million, capital expenditures of $117 million, dividends of $157 million and purchases of Cooper's Common stock of $192 million.

     Net cash provided by continuing operating activities in 1996 totaled $350 million. The cash generated from continuing operating activities, $249 million provided from the sales of marketable equity securities and property, plant and equipment and $79 million provided by discontinued operations was utilized to finance net cash flows for acquisitions of $202 million, capital expenditures of $115 million, dividends of $143 million and debt reduction of $227 million.

     In connection with accounting for purchase business combinations, Cooper records, to the extent appropriate, accruals for the costs of closing duplicate facilities, severing redundant personnel and integrating the acquired business into existing Cooper operations. Cash flow from operating activities for each of the three years in the period ended December 31, 1998, is reduced by the amounts expended on the various accruals established in connection with each acquisition. At December 31, 1998, Cooper had accruals totaling $15.6 million related to these activities. Cooper spent $5.7 million, $4.9 million and $3.4 million in 1998, 1997 and 1996, respectively. See Note 7 of the Notes to Consolidated Financial Statements for further information.

  Debt

     During 1996, Cooper filed a shelf registration statement for $300 million of medium-term notes and issued $50 million of five-year notes. During 1998, Cooper issued the remaining $250 million of five-year notes at an average interest rate of 6.2% under the existing shelf registration statement. The issuance of additional notes will require the filing of a new registration statement.

     During 1997 Cooper called for redemption its 7.05% Convertible Subordinated Debentures. Cooper retired all $690 million of the debentures. Of these debentures, a total of $610 million was converted to approximately 14.8 million shares of Cooper Common stock and approximately $80 million was redeemed for cash.

     Cooper has targeted a 35% to 45% debt-to-capitalization ratio and intends to utilize cash flows to maintain a minimum debt-to-capitalization ratio of approximately 35% with excess cash utilized to purchase shares of Cooper's Common stock or fund acquisitions. The ratio of debt-to-total capitalization was 36.5%, 35.4% and 49.3% at year-end 1998, 1997 and 1996, respectively.

  Capital Expenditures and Commitments

     Capital expenditures on projects to reduce product costs, improve product quality, increase manufacturing efficiency and operating flexibility, or expand product capacity were $142 million in 1998, $117 million in 1997 and $115 million in 1996. Projected capital expenditures for 1999 are anticipated to exceed 1998 expenditures by approximately 10%. The 1999 anticipated capital spending represents approximately 65% for various cost-reduction and capacity-maintenance projects, including machinery and equipment modernization and enhancement and computer hardware and software projects; 11% for capacity expansion; 5% related to environmental matters; and 19% for other items.

INTEREST RATE AND FOREIGN CURRENCY RISK

     Changes in interest rates and foreign currency exchange rates affect Cooper's earnings and cash flows. In countries where Cooper has significant investments and where practical, debt is either borrowed in the local functional currency or foreign currency forward contracts are entered into to, in effect, exchange U.S. dollar denominated debt into local functional currency debt. While the purpose of borrowing in local functional currencies is primarily driven by local tax considerations, it also reduces the cash flow risk as a significant portion of cash flows generated by the operations are utilized to pay interest and principal on the debt. The earnings risk is also reduced since interest expense is in the same currency as the operating earnings are generated.

     Cooper uses forward foreign currency exchange contracts to reduce the risk associated with changes in the exchange rates for firm commitments and anticipated sales or purchases where a product is manufactured or purchased in one country and sold or consumed in the manufacturing process in another country. Cooper's policy is to hedge firm commitments to eliminate this risk if natural hedges do not exist. Anticipated sales or purchases are hedged at the discretion of the operating businesses. Substantially all forward contracts expire within one year. At December 31, 1998, insignificant amounts of anticipated sales and purchases were hedged. Cooper believes that the effects of currency movements on the respective underlying hedged transactions offset any gain or loss on forward exchange contracts.

     The table below provides information about Cooper's financial instruments at December 31, 1998 that are sensitive to changes in interest rates. The table presents principal cash flows by expected maturity dates and weighted average interest rates for debt obligations.

                                 1999      2000      2001      2002       2003      THEREAFTER     TOTAL
                                 ----     ------     -----     -----     ------     ----------     ------
                                                     (IN MILLIONS, WHERE APPLICABLE)
Long-term debt:
  Fixed rate...................  $2.3     $  1.2     $51.1     $60.7     $153.2       $348.7       $617.2
  Average interest rate........   6.3%       6.3%      6.4%      6.4%       6.5%         6.6%         6.4%
  Variable rate................  $4.0     $100.5     $ 0.5     $ 0.5     $  0.9       $ 57.2       $163.6
  Average interest rate........   5.3%       5.3%      5.4%      5.3%       5.3%         5.4%         5.3%

     The table below provides information about Cooper's foreign currency forward contracts in excess of $5 million at December 31, 1998. The contracts mature during 1999. The table presents the notional amounts and weighted average exchange rates. These notional amounts are used to calculate the contractual payments to be exchanged under the contracts. All amounts are presented in U.S. dollar equivalents.

                                                                           1999
                                                              -------------------------------
                                                              (IN MILLIONS, WHERE APPLICABLE)
U.S. Dollar Functional Currency
Buy German Deutschemark/Sell U.S. Dollars
  Notional amount...........................................              $ 132.2
  Average contract rate.....................................                  .61
Sell German Deutschemark/Buy U.S. Dollars
  Notional amount...........................................              $ 162.3
  Average contract rate.....................................                  .60
Buy Pounds Sterling/Sell U.S. Dollars
  Notional amount...........................................              $ 107.8
  Average contract rate.....................................                 1.65
Sell Pounds Sterling/Buy U.S. Dollars
  Notional amount...........................................              $ 175.3
  Average contract rate.....................................                 1.66
Canadian Dollar Functional Currency
Buy U.S. Dollars/Sell Canadian Dollars
  Notional amount...........................................              $  18.4
  Average contract rate.....................................                  .65
German Deutschemark Functional Currency
Sell Pounds Sterling/Buy German Deutschemark
  Notional amount...........................................              $   7.8
  Average contract rate.....................................                  .61

     The table below provides information about Cooper's financial instruments at December 31, 1997 that are sensitive to changes in interest rates. The table presents principal cash flows by expected maturity dates and weighted average interest rates for debt obligations.

                                              1998     1999     2000    2001    2002    THEREAFTER   TOTAL
                                              -----   ------   ------   -----   -----   ----------   ------
                                                             (IN MILLIONS, WHERE APPLICABLE)
Long-term debt:
  Fixed rate................................  $57.8   $235.7(1) $ 0.5   $50.4   $60.3     $250.0     $654.7
  Average interest rate.....................    6.0%     6.5%     6.5%    6.6%    6.6%       6.7%       6.0%
  Variable rate.............................  $ 0.5   $ 58.4   $545.4   $ 0.5   $ 0.5     $ 70.5     $675.8
  Average interest rate.....................    5.8%     5.7%     5.6%    6.1%    6.1%       6.1%       5.8%

---------------

(1) Includes $235.2 of 6.0% DECS which are mandatorily exchangeable into shares of Wyman-Gordon common stock, or at Cooper's option, into cash in lieu of shares. Cooper delivered the Wyman-Gordon common stock upon redemption of the DECS in late 1998.

     The table below provides information about Cooper's financial instruments at December 31, 1997 in excess of $5 million that are sensitive to foreign currency exchange rate changes by functional currency. For foreign currency denominated debt obligations, the table provides principal cash flows, weighted average interest rates by expected maturity dates and the applicable foreign currency exchange rate. For foreign currency forward contracts, the table presents the notional amounts and weighted average exchange rates by contractual maturity dates. These notional amounts are used to calculate the contractual payments to be exchanged under the contracts. All amounts are presented in U.S. dollar equivalents.

                                                                 1998                2000
                                                              -----------         -----------
                                                              (IN MILLIONS, WHERE APPLICABLE)
U.S. Dollar Functional Currency
Long-term debt denominated in German Deutschemark...........         --             $ 128.3
Average interest rate.......................................         --                 4.0%
Foreign currency exchange rate..............................         --                 .56
Forward Exchange Contracts:
Sell Pounds Sterling/Buy U.S. Dollars
  Notional amount...........................................    $ 175.3                  --
  Average contract rate.....................................       1.66                  --
Buy Australian Dollars/Sell U.S. Dollars
  Notional amount...........................................    $   7.2                  --
  Average contract rate.....................................        .67                  --
Buy Italian Lira/Sell U.S. Dollars
  Notional amount...........................................    $   5.4                  --
  Average contract rate.....................................     .00057                  --
Pounds Sterling Functional Currency
Forward Exchange Contracts:
Buy U.S. Dollars/Sell Pounds Sterling
  Notional amount...........................................    $   5.0                  --
  Average contract rate.....................................       1.63                  --

     See Note 16 of Notes to Consolidated Financial Statements for additional information regarding the fair value of Cooper's financial instruments.

                      RECENTLY ISSUED ACCOUNTING STANDARDS

     See Note 1 of Notes to Consolidated Financial Statements.

                              REPORT OF MANAGEMENT

     The management of Cooper Industries is responsible for the preparation, integrity and fair presentation of the accompanying Consolidated Financial Statements. Such Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management. Management also prepared the other information included in the 1999 Proxy Statement and is responsible for its accuracy and consistency with the Consolidated Financial Statements.

     The Consolidated Financial Statements have been audited by an independent accounting firm, Ernst & Young LLP, which was given unrestricted access to all financial records and related data, including minutes of meetings of shareholders, the Board of Directors and committees of the Board. Management believes that all representations made to the independent auditors during their audit were valid and appropriate.

     Cooper maintains a system of internal control designed to provide reasonable assurance to Cooper's management and Board of Directors that assets are safeguarded against loss, transactions are authorized, executed and recorded in accordance with management's instructions, and accounting records are reliable for preparing published financial statements. The system of internal control includes: a documented organizational structure and division of responsibility; regular management review of financial performance and internal control activities; comprehensive written policies and procedures (including a code of conduct to foster a sound ethical climate) that are communicated throughout Cooper; and the careful selection, training and development of employees. Cooper's internal audit department monitors the operation of the internal control system and reports findings and recommendations to management and the Audit Committee of the Board of Directors. Prompt corrective action is taken to address control deficiencies and other opportunities for improving the internal control system.

     The Audit Committee of the Board of Directors, which is composed entirely of directors who are not officers or employees of Cooper, meets periodically with management, the independent auditors, and the director of internal audit to discuss the adequacy of internal control and to review accounting, reporting, auditing and other internal control matters. The internal and independent auditors have unrestricted access to the Audit Committee.


/s/ H. John Riley, Jr.        /s/ D. Bradley McWilliams              /s/ Terry A. Klebe
H. John Riley, Jr.            D. Bradley McWilliams                  Terry A. Klebe
Chairman, President and       Senior Vice President and              Vice President and
Chief Executive Officer       Chief Financial Officer                Controller

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Cooper Industries, Inc.

     We have audited the accompanying consolidated balance sheets of Cooper Industries, Inc. as of December 31, 1998 and 1997, and the related consolidated income statements and statements of shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cooper Industries, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                    /s/ Ernst & Young LLP

Houston, Texas
January 25, 1999

                            COOPER INDUSTRIES, INC.

                         CONSOLIDATED INCOME STATEMENTS

                                                                    YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                 1998         1997         1996
                                                              ----------   ----------   ----------
                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues....................................................   $3,651.2     $3,415.6     $3,380.5

Cost of sales...............................................    2,447.1      2,281.6      2,275.5
Selling and administrative expenses.........................      616.4        580.5        595.2
Goodwill amortization.......................................       43.8         32.4         31.5
Nonrecurring gains..........................................     (135.2)       (93.0)      (150.4)
Nonrecurring charges........................................       53.6         40.5         15.9
Interest expense............................................      101.9         90.4        142.1
                                                               --------     --------     --------
  Income from continuing operations before income taxes.....      523.6        483.2        470.7
Income taxes................................................      187.7        173.2        185.6
                                                               --------     --------     --------
  Income from continuing operations.........................      335.9        310.0        285.1
Income from discontinued operations, net of income taxes....       87.1         84.6         30.3
                                                               --------     --------     --------
          Net income........................................   $  423.0     $  394.6     $  315.4
                                                               ========     ========     ========
Income per Common share
  Basic:
     Income from continuing operations......................   $   2.97     $   2.64     $   2.66
     Income from discontinued operations....................        .77          .72          .28
                                                               --------     --------     --------
          Net income........................................   $   3.74     $   3.36     $   2.94
                                                               ========     ========     ========
  Diluted:
     Income from continuing operations......................   $   2.93     $   2.57     $   2.52
     Income from discontinued operations....................        .76          .69          .25
                                                               --------     --------     --------
          Net income........................................   $   3.69     $   3.26     $   2.77
                                                               ========     ========     ========
Cash dividends per Common share.............................   $   1.32     $   1.32     $   1.32
                                                               ========     ========     ========

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                            COOPER INDUSTRIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
                                                                 (IN MILLIONS)
                                      ASSETS
Cash and cash equivalents...................................  $   20.4    $   30.3
Receivables.................................................     626.4       596.4
Inventories.................................................     533.3       484.8
Deferred income taxes and other current assets..............     237.2       106.6
                                                              --------    --------
          Total current assets..............................   1,417.3     1,218.1
                                                              --------    --------
Net assets of discontinued operations.......................        --     1,973.7
Property, plant and equipment, less accumulated
  depreciation..............................................     710.5       673.3
Intangibles, less accumulated amortization..................   1,478.0     1,279.0
Investments in marketable equity securities.................        --       274.8
Deferred income taxes and other noncurrent assets...........     173.3        88.4
                                                              --------    --------
          Total assets......................................  $3,779.1    $5,507.3
                                                              ========    ========

                       LIABILITIES AND SHAREHOLDERS' EQUITY

Short-term debt.............................................  $  118.1    $  139.0
Accounts payable............................................     378.7       397.3
Accrued liabilities.........................................     467.6       426.8
Accrued income taxes........................................        --         5.5
Current maturities of long-term debt........................       6.3        58.3
                                                              --------    --------
          Total current liabilities.........................     970.7     1,026.9
                                                              --------    --------
Long-term debt..............................................     774.5     1,272.2
Postretirement benefits other than pensions.................     237.3       241.9
Deferred income taxes and other long-term liabilities.......     233.0       282.8
                                                              --------    --------
          Total liabilities.................................   2,215.5     2,823.8
                                                              --------    --------
Common stock, $5.00 par value...............................     615.0       615.0
Capital in excess of par value..............................     674.0       679.8
Retained earnings...........................................   1,790.0     1,514.5
Common stock held in treasury, at cost......................  (1,444.8)     (149.7)
Unearned employee stock ownership plan compensation.........     (40.6)      (66.5)
Accumulated other non-owner changes in equity...............     (30.0)       90.4
                                                              --------    --------
          Total shareholders' equity........................   1,563.6     2,683.5
                                                              --------    --------
          Total liabilities and shareholders' equity........  $3,779.1    $5,507.3
                                                              ========    ========

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                            COOPER INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                                1998       1997      1996
                                                              ---------   -------   -------
                                                                      (IN MILLIONS)
Cash flows from operating activities:
  Net income................................................  $   423.0   $ 394.6   $ 315.4
  Less: income from discontinued operations.................      (87.1)    (84.6)    (30.3)
                                                              ---------   -------   -------
  Income from continuing operations.........................      335.9     310.0     285.1
  Adjustments to reconcile to net cash provided by operating activities:
     Depreciation and amortization..........................      137.5     122.0     132.7
     Deferred income taxes..................................       12.4      (6.6)    (59.8)
     Gain on sales of marketable equity securities and DECS
       exchange.............................................     (135.2)    (23.2)   (150.4)
     Gain on disposition of Kirsch..........................         --     (69.8)       --
     Changes in assets and liabilities:(1)
       Receivables..........................................        1.9     (40.6)     67.3
       Inventories..........................................      (31.1)    (17.6)     (2.1)
       Accounts payable and accrued liabilities.............       18.8      53.9      46.2
       Accrued income taxes.................................       (6.9)      3.1      (3.7)
       Other assets and liabilities, net....................       (0.4)     (6.5)     35.0
                                                              ---------   -------   -------
          Net cash provided by operating activities.........      332.9     324.7     350.3
                                                              ---------   -------   -------
Cash flows from investing activities:
  Proceeds from disposition of businesses...................    1,900.0     216.0       2.3
  Cash paid for acquired businesses.........................     (293.7)   (366.4)   (201.8)
  Capital expenditures......................................     (142.4)   (117.3)   (114.8)
  Purchase of TLG, plc common stock.........................      (42.4)       --        --
  Proceeds from sales of marketable equity securities.......       44.9        --     231.4
  Proceeds from sales of property, plant and equipment......        5.9       5.2      17.7
                                                              ---------   -------   -------
          Net cash provided by (used in) investing
            activities......................................    1,472.3    (262.5)    (65.2)
                                                              ---------   -------   -------
Cash flows from financing activities:
  Proceeds from issuances of debt...........................    1,220.7     564.7     316.0
  Repayments of debt........................................   (1,567.8)   (351.8)   (542.7)
  Acquisition of treasury shares............................   (1,348.1)   (191.5)       --
  Dividends.................................................     (148.8)   (157.4)   (142.6)
  Activity under employee stock plans and other.............       41.7      15.6       1.7
                                                              ---------   -------   -------
          Net cash used in financing activities.............   (1,802.3)   (120.4)   (367.6)
                                                              ---------   -------   -------
Cash provided by (used in) discontinued operations..........      (12.2)     74.2      78.5
Effect of exchange rate changes on cash and cash
  equivalents...............................................       (0.6)     (1.8)      2.4
                                                              ---------   -------   -------
Increase (decrease) in cash and cash equivalents............       (9.9)     14.2      (1.6)
Cash and cash equivalents, beginning of year................       30.3      16.1      17.7
                                                              ---------   -------   -------
Cash and cash equivalents, end of year......................  $    20.4   $  30.3   $  16.1
                                                              =========   =======   =======

---------------

(1) Net of the effects of acquisitions, divestitures and translation.

     The Notes to Consolidated Financial Statements are an integral part of these statements. See Note 17 for information on noncash investing and financing activities.

                            COOPER INDUSTRIES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                          UNEARNED
                                                     CAPITAL                              EMPLOYEE      ACCUMULATED
                                                    IN EXCESS                              STOCK         NON-OWNER
                                           COMMON    OF PAR     RETAINED   TREASURY    OWNERSHIP PLAN   CHANGES IN
                                           STOCK      VALUE     EARNINGS     STOCK      COMPENSATION      EQUITY       TOTAL
                                           ------   ---------   --------   ---------   --------------   -----------   --------
                                                                              (IN MILLIONS)
BALANCE DECEMBER 31, 1995................  $539.4    $141.6     $1,100.3   $      --      $(121.6)        $128.1      $1,787.8
                                                                                                                      --------
  Net income.............................                          315.4                                                 315.4
  Minimum pension liability adjustment...                                                                   (0.9)         (0.9)
  Translation adjustment.................                                                                    0.2           0.2
  Increase in unrealized gain on
    investments in marketable equity
    securities...........................                                                                   60.3          60.3
  Reclassification to realized gain......                                                                  (93.2)        (93.2)
                                                                                                                      --------
    Net income and other non-owner
       changes in equity.................                                                                                281.8
                                                                                                                      --------
  Common stock dividends.................                         (142.6)                                               (142.6)
  Stock issued under employee stock
    plans................................    0.5        4.4                                                                4.9
  Principal payments by ESOP.............                                                    28.7                         28.7
  Other activity.........................    0.3        4.1          2.2                                                   6.6
                                           ------    ------     --------   ---------      -------         ------      --------
BALANCE DECEMBER 31, 1996................  540.2      150.1      1,275.3          --        (92.9)          94.5       1,967.2
                                                                                                                      --------
  Net income.............................                          394.6                                                 394.6
  Minimum pension liability adjustment...                                                                   23.6          23.6
  Translation adjustment.................                                                                   (4.2)         (4.2)
  Decrease in unrealized gain on
    investments in marketable equity
    securities...........................                                                                   (9.1)         (9.1)
  Reclassification to realized gain......                                                                  (14.4)        (14.4)
                                                                                                                      --------
    Net income and other non-owner
       changes in equity.................                                                                                390.5
                                                                                                                      --------
  Common stock dividends.................                         (157.4)                                               (157.4)
  Conversion of 7.05% Convertible
    Subordinated debentures..............   73.9      536.3                                                              610.2
  Purchase of treasury shares............                                     (191.5)                                   (191.5)
  Stock issued under employee stock
    plans................................    0.7       (7.5)                    40.9                                      34.1
  Principal payments by ESOP.............                                                    26.4                         26.4
  Other activity.........................    0.2        0.9          2.0         0.9                                       4.0
                                           ------    ------     --------   ---------      -------         ------      --------
BALANCE DECEMBER 31, 1997................  615.0      679.8      1,514.5      (149.7)       (66.5)          90.4       2,683.5
                                                                                                                      --------
  Net income.............................                          423.0                                                 423.0
  Minimum pension liability adjustment...                                                                   (1.1)         (1.1)
  Translation adjustment.................                                                                   (8.4)         (8.4)
  Decrease in unrealized gain on
    investments in marketable equity
    securities...........................                                                                  (26.0)        (26.0)
  Reclassification to realized gain......                                                                  (84.9)        (84.9)
                                                                                                                      --------
    Net income and other non-owner
       changes in equity.................                                                                                302.6
                                                                                                                      --------
  Common stock dividends.................                         (148.8)                                               (148.8)
  Purchase of treasury shares............                                   (1,348.1)                                 (1,348.1)
  Stock issued under employee stock
    plans................................              (6.3)                    50.0                                      43.7
  Principal payments by ESOP.............                                                    25.9                         25.9
  Other activity.........................               0.5          1.3         3.0                                       4.8
                                           ------    ------     --------   ---------      -------         ------      --------
BALANCE DECEMBER 31, 1998................  $615.0    $674.0     $1,790.0   $(1,444.8)     $ (40.6)        $(30.0)     $1,563.6
                                           ======    ======     ========   =========      =======         ======      ========

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                            COOPER INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The Consolidated Financial Statements include the accounts of Cooper and its majority-owned subsidiaries. Affiliated companies are accounted for on the equity method where Cooper owns more than 20% but less than 50% of the affiliate unless significant economic, political or contractual considerations indicate that the cost method is appropriate.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS: For purposes of the Consolidated Statements of Cash Flows, Cooper considers all investments purchased with original maturities of three months or less to be cash equivalents.

INVENTORIES: Inventories are carried at cost or, if lower, net realizable value. On the basis of current costs, 69% and 71% of inventories at December 31, 1998 and 1997, respectively, were carried on the last-in, first-out (LIFO) method. The remaining inventories, which are primarily located outside the United States, are carried on the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the related assets using primarily the straight-line method. This method is applied to group asset accounts, which in general have the following lives: buildings -- 10 to 40 years; machinery and equipment -- 3 to 18 years; and tooling, dies, patterns and other -- 3 to 10 years.

INTANGIBLES: Intangibles consist primarily of goodwill related to purchase acquisitions. With minor exceptions, the goodwill is being amortized over 40 years from the respective acquisition dates. The carrying value of goodwill is reviewed at the lowest level feasible whenever there are indications that the goodwill may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on undiscounted cash flows over the remaining amortization periods, the carrying value of the goodwill will be reduced by the estimated shortfall in discounted cash flows.

INVESTMENTS IN MARKETABLE EQUITY SECURITIES: Marketable equity securities received or retained in connection with the divestiture of businesses were reflected as available-for-sale securities and stated at fair market value, with unrealized gains and losses, net of tax, reported as a component of shareholders' equity. The cost of securities sold was determined based on the specific identification method for purposes of recording realized gains and losses.

DERIVATIVE FINANCIAL INSTRUMENTS: On a recurring basis, foreign currency forward exchange contracts and commodity contracts are entered into to reduce risks of adverse changes in foreign exchange rates and commodity prices. All contracts are hedges of actual or anticipated transactions with the gain or loss on the contract recognized in the same period and in the same category of income or expense as the underlying hedged transaction. Cooper does not enter into speculative derivative transactions and only hedges anticipated transactions when there is a high probability the transactions will occur. Due to the short term of contracts and a restrictive policy, contract terminations or anticipated transactions that do not occur are rare and insignificant events which are accounted for through income in the period they occur. As discussed in Note 6, in December 1995, Cooper hedged its investment in marketable equity securities of Wyman-Gordon Company ("Wyman-Gordon"). Cooper currently is not a party to any interest rate swap agreements used to manage its interest rate risk. Cooper's policy is to recognize the interest rate differential to be received or paid over the lives of the interest rate swap as an adjustment to interest expense.

COMMON STOCK BASED COMPENSATION: Cooper follows the intrinsic value method of accounting for stock options and performance-based stock awards as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

ACCUMULATED OTHER NON-OWNER CHANGES IN EQUITY: Effective January 1, 1998, Cooper adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS No. 130"). The adoption of this statement had no impact on net income or shareholders' equity. SFAS No. 130 requires the reporting of

                            COOPER INDUSTRIES, INC.

comprehensive income, which includes net income plus other non-owner changes in equity, including unrealized gains or losses on investments in marketable equity securities, the minimum pension liability adjustment and cumulative translation adjustment. Net income plus other non-owner changes in equity has been reported in the Consolidated Statements of Shareholders' Equity. Disclosures of the components of accumulated non-owner changes in equity are included in Note 11.

SEGMENT AND GEOGRAPHIC INFORMATION: Effective January 1, 1998, Cooper adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS No. 131"). SFAS No. 131 changes the way segment information is presented from an industry segment approach to a management approach. Under the management approach, segments are determined based on the operations regularly reviewed by the chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance. SFAS 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS 131 did not affect results of operations or financial position, but did result in revised segment information disclosures (See Note 15).

INTERNAL USE SOFTWARE: In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 requires companies to capitalize qualifying computer software costs incurred during the application development stage. SOP 98-1 is effective for fiscal years beginning after December 15, 1998 and permits early adoption. Cooper adopted SOP 98-1 in the first quarter of 1998. The adoption had no impact on net income as Cooper's policy was consistent with the requirements of this statement.

START-UP ACTIVITIES: In April 1998, the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-up Activities ("SOP 98-5"). SOP 98-5 requires that all costs of start-up activities be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998 and permits early adoption. Cooper adopted this standard in the second quarter of 1998. The adoption had no impact on net income as Cooper's policies are consistent with this statement.

DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES: In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities("SFAS No. 133"). SFAS No. 133 requires that all derivatives be recognized as assets and liabilities and measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 and early adoption is permitted. Cooper is currently evaluating the effects of the new standard. Cooper does not anticipate that the new standard will have an impact on net income. However, the new standard requirement to mark to market certain of Cooper's financial instruments utilized to hedge currency and commodity price risks will result in fluctuations in the fair value being included in shareholders' equity, net of tax. Due to Cooper's policies regarding financial instruments, it is not likely that the adoption of the new standard will have a significant effect on Cooper's Consolidated Balance Sheets.

NOTE 2: NONRECURRING ITEMS AND UNUSUAL ITEMS

     During the past three years Cooper has been transitioning into a business focused on higher growth and less volatile businesses concentrated in electrical products and tools and hardware. In 1995, Cooper divested the remaining businesses comprising its former Petroleum and Industrial Equipment segment through an exchange offer with shareholders for common stock of Cooper Cameron Corporation ("Cooper Cameron"). On May 30, 1997, Cooper completed the sale of its Kirsch window treatment division, a business that was underperforming and did not fit with the core electrical products and tools and hardware businesses. On October 9, 1998, Cooper completed the sale of its Automotive Products segment (Note 19). In addition, over the past three years, Cooper has been realigning its product lines and operations and positioning itself to compete more efficiently in the global markets.

     Cooper retained minority interests in the common stock of Belden, Inc. from the initial public offering in 1993 and Cooper Cameron from the 1995 exchange. In 1994, Cooper sold its Cameron Forged Products business to

                            COOPER INDUSTRIES, INC.

Wyman-Gordon Corporation ("Wyman-Gordon") and received Wyman-Gordon common stock as part of the consideration. In 1995, the Wyman-Gordon common stock was monitized through the issuance of DECS(SM) (Debt Exchangeable for Common Stock) (Note 6). Cooper realized gains from the sale of Cooper's marketable equity securities of Belden, Cooper Cameron and Wyman-Gordon, the DECS monitization, and the sale of Kirsch over the past three years.

     In 1998, Cooper also initiated an acquisition of TLG, plc. The acquisition was not consummated as Cooper could not justify exceeding an offer made by another company. However, Cooper realized a gain from the sale of common stock it had acquired at its offer price (Note 3).

     The gains before income taxes that Cooper recognized during the three years ended December 31, 1998 are as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                               1998    1997     1996
                                                              ------   -----   ------
                                                                   (IN MILLIONS)
DECS(SM) and Wyman-Gordon common stock......................  $132.7   $23.2   $   --
TLG, plc common stock.......................................     2.5      --       --
Sale of Kirsch..............................................      --    69.8       --
Belden and Cooper Cameron common stock......................      --      --    150.4
                                                              ------   -----   ------
                                                              $135.2   $93.0   $150.4
                                                              ======   =====   ======

     In 1998, Cooper recorded a charge of $53.6 million for nonrecurring and unusual items. The nonrecurring and unusual items consist of $26.4 million in severance, $11.1 million for impairment of the assets of two product lines and $16.1 million of other charges, including facility exit costs.

     During the fourth quarter of 1998, Cooper completed its formal annual review of each of its operations and developed plans to strengthen the competitiveness and efficiencies of each operation. In addition to the specific plans for actions of each operation committed to by management during the fourth quarter, Cooper also initiated and announced a voluntary and involuntary severance program. Cooper has a formal written severance policy for salaried personnel, and in certain operations, contractual severance obligations for hourly personnel. While both the voluntary and involuntary severance programs were announced in 1998, the amount that could be accrued in 1998 was limited to severance relating to personnel actually severed in the fourth quarter and the severance provided by established written policies. Cooper accrued a total of $26.4 million in severance in the fourth quarter of 1998. Excluding positions that will be eliminated but are not included in the severance accrual, a total of 1,759 positions will be eliminated across Cooper. At December 31, 1998, a total of 124 positions had been eliminated. At December 31, 1998, a total of $25.4 million of the $26.4 million severance accrual remained to be expended. Additional severance related to the voluntary program and additional severance as the shut down or downsizing of plants and other facilities and other actions are announced will be incurred.

     In the fourth quarter of 1998, Cooper also recorded a charge of $11.1 million for impairment of the assets of two electrical product lines. Market conditions, including increased competition from imports, had reduced the profitability of both of these product lines to negative amounts. Due to the inability to recover the investments on an undiscounted cash flow basis, the long-lived assets were written down to the greater of the discounted cash flows or the fair market value. Cooper also recorded $16.1 million in other charges, including facility exit costs. At December 31, 1998, a total of $7.8 million of the $16.1 million charge remained to be expended. In addition to hourly and certain voluntary and involuntary salaried severance, considerable facility exit costs cannot be accrued until the closing of a facility is announced and the costs are incurred. The charges in 1998 when combined with the nonrecurring gains result in a net $53.0 million after income taxes ($.46 per diluted common share) of nonrecurring and unusual items included in income from continuing operations.

     In 1997, Cooper incurred charges of $40.5 million for actions management committed to during the period after concluding an evaluation of geographic manufacturing and distribution facilities within the Tools & Hardware segment and information systems relating to year 2000 compliance efforts. The 1997 charges include impairment in the carrying value of assets and abandonment of assets of $24.2 million and accruals for continuing obligations for

                            COOPER INDUSTRIES, INC.

replaced systems and facility consolidations of $16.3 million. The nonrecurring gains in 1997, combined with nonrecurring charges and a $6.1 million income tax benefit related to the settlements of certain state income tax matters (See Note
12), resulted in a net nonrecurring gain of $39.1 million after income taxes ($.32 per diluted share) being included in income from continuing operations.

     Cooper began consolidating certain international manufacturing and distribution facilities in the Tools & Hardware segment during 1997. Adjustments to the carrying value of assets and accruals were recorded for projects committed to by management. Severance and certain other costs related to projects committed to by management were not expensed until the affected employees were notified and the costs incurred. A majority of the consolidations were announced and such costs were accrued and expensed during 1997.

     During 1997, Cooper also assessed the ability of existing information system capabilities to function at the turn of the century. Three of Cooper's seven divisions implemented new enterprise systems with the remaining divisions modifying or replacing existing software. Where possible, businesses have abandoned home-grown or highly customized applications with purchased, year 2000 compliant replacements or upgrades. In some situations, operations within a business abandoned existing software and migrated to consolidated hardware and software that is year 2000 compliant. Where these solutions were not possible, businesses either contracted with third parties or committed internal resources to ensure that all major systems are year 2000 compliant. Of the 1997 total charge, $28.5 million related to the adjustment in the carrying value of abandoned hardware and software and liabilities related to hardware and software.

     Cooper incurred nonrecurring charges totaling $15.9 million before income taxes during 1996. A total of $3.0 million was incurred primarily related to a write-down of property and equipment at a facility; $2.0 million in legal and other costs related to sales of imported mini blinds containing lead paint; and $10.9 million of corporate costs primarily related to environmental litigation. The nonrecurring charges of $15.9 million did not affect future earnings, and expenditures beyond 1996 were nominal. Nonrecurring gains combined with nonrecurring charges in 1996 resulted in a net nonrecurring gain of $83.4 million after income taxes ($.67 per diluted share) being included in income from continuing operations.

NOTE 3: ACQUISITIONS AND DIVESTITURES

     In 1998, Cooper completed one large acquisition, ten small product-line acquisitions and the divestiture of the Automotive Products segment. Seven acquisitions were in the Tools & Hardware segment and four were in the Electrical Products segment. In March 1998, the Company acquired INTOOL for a total cost of $227.2 million. INTOOL manufactures and sells pneumatic and electric assembly tools, precision-drilling equipment, fastening systems and portable and fixed mounted tools used in industrial, automotive, aerospace and energy markets. The ten small product line acquisitions had an aggregate cost of $67.6 million. A total of $235.2 million in goodwill was recorded, on a preliminary basis, with respect to the acquisitions. On October 9, 1998, Cooper completed the sale of its Automotive Products segment for $1.9 billion (See Note
19).

     On September 4, 1998, Cooper announced its offer to acquire TLG, plc in a transaction valued at approximately $535 million. On September 28, 1998, Cooper announced that its offer to acquire TLG, plc had expired and would not be extended due to a rival bid made to acquire TLG, plc for approximately $585 million. During the third quarter of 1998, Cooper acquired common stock of TLG, plc for $42.4 million. The common stock was tendered to the rival bidder in October 1998. Cooper realized a gain of approximately $1.6 million after income taxes in the fourth quarter of 1998 from the sale of the common stock.

     In 1997, Cooper completed one large acquisition, five small product-line acquisitions and the divestiture of Kirsch. In December 1997, Cooper acquired Menvier-Swain Group plc ("Menvier") for a total cost of approximately $274.5 million. Menvier manufactures and markets emergency lighting, fire detection and security systems, primarily in Europe. The five small product line acquisitions had an aggregate cost of $164.1 million. A total of $343.8 million of goodwill was recorded with respect to the acquisitions. All acquisitions were in the Electrical Products segment. On May 30, 1997, Cooper completed the sale of its Kirsch window treatment division for $216 million. For the five months ended May 30, 1997, and the year ended December 31, 1996, Kirsch had

                            COOPER INDUSTRIES, INC.

revenues of $97.4 million and $252.9 million, and operating earnings of $4.8 million and $20.0 million (net of $2.0 million in nonrecurring charges), respectively. Kirsch was part of the Tools & Hardware segment.

     In 1996, Cooper completed five small product-line acquisitions and one small divestiture. The total cost of the acquisitions was approximately $43.3 million. A total of $38.1 million of goodwill was recorded with respect to the acquisitions. Three acquisitions and the divestiture were in the Electrical Products segment and two acquisitions were in the Tools & Hardware segment.

     The acquisitions have been accounted for as purchases and the results of the acquisitions are included in Cooper's consolidated income statements since the respective acquisition dates.

NOTE 4: INVENTORIES

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1998         1997
                                                              ---------    --------
                                                                  (IN MILLIONS)
Raw materials...............................................  $   213.4    $  192.5
Work-in-process.............................................      114.7       119.2
Finished goods..............................................      275.6       246.8
Perishable tooling and supplies.............................       21.0        18.6
                                                              ---------    --------
                                                                  624.7       577.1
Excess of current standard costs over LIFO costs............      (91.4)      (92.3)
                                                              ---------    --------
          Net inventories...................................  $   533.3    $  484.8
                                                              =========    ========

NOTE 5: PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLES

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1998         1997
                                                              ---------    --------
                                                                  (IN MILLIONS)
Property, plant and equipment:
  Land and land improvements................................  $    56.7    $   49.9
  Buildings.................................................      367.3       348.5
  Machinery and equipment...................................      716.3       707.8
  Tooling, dies and patterns................................      151.8       131.4
  All other.................................................      227.7       182.2
  Construction in progress..................................      110.0        79.5
                                                              ---------    --------
                                                                1,629.8     1,499.3
  Accumulated depreciation..................................     (919.3)     (826.0)
                                                              ---------    --------
                                                              $   710.5    $  673.3
                                                              =========    ========

Intangibles:
  Goodwill..................................................  $ 1,830.4    $1,589.3
  Other.....................................................       12.6        11.4
                                                              ---------    --------
                                                                1,843.0     1,600.7
  Accumulated amortization..................................     (365.0)     (321.7)
                                                              ---------    --------
                                                              $ 1,478.0    $1,279.0
                                                              =========    ========

NOTE 6: INVESTMENTS IN MARKETABLE EQUITY SECURITIES

     At December 31, 1998, Cooper did not hold any investments in marketable equity securities. At December 31, 1997, Cooper's investment in marketable equity securities consisted of its investment in Wyman-Gordon common stock. In December 1995, Cooper issued 16.5 million DECS at $13.50 which, at maturity, were mandatorily

                            COOPER INDUSTRIES, INC.

exchangeable into shares of Wyman-Gordon common stock or, at Cooper's option, into cash in lieu of shares. During 1997, Cooper exchanged a portion of the DECS for Wyman-Gordon common stock and realized a gain of $23.2 million ($14.4 million after income taxes). The remaining DECS were exchanged for Wyman-Gordon common stock upon redemption in December 1998 resulting in a realized gain of $132.7 million ($84.9 million after income taxes).

     The DECS were a hedge of Cooper's investment in Wyman-Gordon common stock. Prior to redemption, the unrealized gain on the investment in Wyman-Gordon common stock was included in shareholders' equity as an unrealized gain on investments in marketable equity securities, net of tax. At December 31, 1997, Cooper's long-term debt included an increase in the market value of Wyman-Gordon common stock related to the DECS of $47.9 million. The offset to the debt increase, net of tax, decreased the unrealized gain on investments in marketable equity securities included in shareholders' equity.

     The aggregate fair value of the marketable equity securities was $274.8 million and $367.1 million at December 31, 1997 and 1996, respectively. Gross unrealized gains on investments in marketable equity securities were $218.5 million ($170.6 million, net of the increase in the fair market value of the DECS) and $300.8 million ($207.1 million, net of the increase in the fair market value of the DECS) at December 31, 1997 and 1996, respectively. During 1996, Cooper sold its remaining Belden Inc. and Cooper Cameron common stock for proceeds of $231.4 million, resulting in realized gains of $150.4 million.

NOTE 7: ACCRUED LIABILITIES

                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1997
                                                              ------    ------
                                                               (IN MILLIONS)
Salaries, wages and employee benefit plans..................  $187.7    $188.2
Product and environmental liability accruals................    61.8      66.1
Commissions and customer incentives.........................    32.1      26.7
Facility integration of acquired businesses.................    15.6       6.2
Other (individual items less than 5% of total current
  liabilities)..............................................   170.4     139.6
                                                              ------    ------
                                                              $467.6    $426.8
                                                              ======    ======

     At December 31, 1998, Cooper had accruals of $26.2 million with respect to potential product liability claims and $75.2 million with respect to potential environmental liabilities, including $39.6 million classified as a long-term liability, based on Cooper's current estimate of the most likely amount of losses that it believes will be incurred.

     The product liability accrual consists of $5.8 million of known claims with respect to ongoing operations, $15.1 million of known claims for previously divested operations and $5.3 million which represents an estimate of claims that have been incurred but not yet reported. While Cooper is generally self-insured with respect to product liability claims, Cooper has insurance coverage for individual 1998 claims above $3.0 million. Insurance levels have varied from year to year.

     Environmental remediation costs are accrued based on estimates of known environmental remediation exposures. Such accruals are adjusted as information develops or circumstances change. The environmental liability accrual includes $23.1 million related to sites owned by Cooper and $52.1 million for retained environmental liabilities related to sites previously owned by Cooper and third-party sites where Cooper was a contributor. Third-party sites usually involve multiple contributors where Cooper's liability will be determined based on an estimate of Cooper's proportionate responsibility for the total cleanup. The amount actually accrued for such sites is based on these estimates as well as an assessment of the financial capacity of the other potentially responsible parties.

     It has been Cooper's consistent practice to include the entire product liability accrual and a significant portion of the environmental liability accrual as current liabilities, although only approximately 10-20% of the balance classified as current will be spent on an annual basis. The annual effect on earnings for product liability is essentially equal to the amounts disbursed. In the case of environmental liability, the annual expense is

                            COOPER INDUSTRIES, INC.

considerably smaller than the disbursements, since the vast majority of Cooper's environmental liability has been recorded in connection with acquired companies. The change in the accrual balances from year to year reflects the effect of acquisitions and divestitures as well as normal expensing and funding.

     Cooper has not utilized any form of discounting in establishing its product or environmental liability accruals. While both product liability and environmental liability accruals involve estimates that can have wide ranges of potential liability, Cooper has taken a proactive approach and has managed the costs in both of these areas over the years. Cooper does not believe that the nature of its products, its production processes, or the materials or other factors involved in the manufacturing process subject Cooper to unusual risks or exposures for product or environmental liability. Cooper's greatest exposure to inaccuracy in its estimates is with respect to the constantly changing definitions of what constitutes an environmental liability or an acceptable level of cleanup.

     In connection with acquisitions accounted for using the purchase method of accounting, Cooper records, to the extent appropriate, accruals for the costs of closing duplicate facilities, severing redundant personnel and integrating the acquired business into existing Cooper operations. Significant accruals include plant shut-down and realignment costs. The following table summarizes the accrual balances and activity during each of the last three years:

                                                              1998    1997    1996
                                                              -----   -----   -----
                                                                  (IN MILLIONS)
ACTIVITY DURING EACH YEAR:
Balance, beginning of year..................................  $ 6.2   $14.8   $ 8.8
Spending....................................................   (5.7)   (4.9)   (3.4)
Kirsch disposition..........................................     --    (0.4)     --
Reclassifications...........................................     --    (4.0)    0.1
Acquisitions -- initial allocation..........................    9.9     1.4     4.1
Acquisitions -- final allocation adjustment.................    5.2    (0.1)    4.9
Translation.................................................     --    (0.6)    0.3
                                                              -----   -----   -----
Balance, end of year........................................  $15.6   $ 6.2   $14.8
                                                              =====   =====   =====
BALANCE BY CATEGORY OF ACCRUAL:
Plant shut-down and realignment.............................  $13.4   $ 5.8   $12.0
Facility relocations and severance..........................    0.1     0.4     0.1
Other realignment and integration...........................    2.1      --     2.7
                                                              -----   -----   -----
                                                              $15.6   $ 6.2   $14.8
                                                              =====   =====   =====

     Plant shut-down and realignment includes the costs to terminate personnel, shut down the facilities, terminate leases and similar costs. The spending related primarily to downsizing and consolidating facilities. Facility relocations and severance includes costs to consolidate sales and marketing operations of the acquired companies into Cooper operations, termination costs of redundant personnel and shut-down costs of redundant warehouses and the acquired companies' headquarters. Other realignment and integration costs includes costs to liquidate joint ventures, exit product lines and miscellaneous costs.

     During the three years ended December 31, 1998, accruals reversed to income were insignificant. Reclassifications in 1997 were related to lease obligations on closed facilities reclassified to other accrued liabilities. The 1998 acquisitions -- initial allocation amount primarily relates to the INTOOL acquisition. Acquisitions-final allocation adjustment represents adjustments to goodwill for finalization of the purchase price allocations recorded in the previous year. The 1998 acquisitions -- final allocation adjustment is due to the acquisition of Menvier in December 1997. The 1996 acquisitions -- final allocation adjustment is related to the acquisition of CEAG on the last business day of 1995. The Menvier and CEAG acquisitions had insignificant accruals for terminations and no significant individual exit plan costs were accrued. Substantially all spending related to these accruals represented cash outlays by Cooper.

                            COOPER INDUSTRIES, INC.

NOTE 8: LONG-TERM DEBT AND OTHER BORROWING ARRANGEMENTS

                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1997
                                                              ------   --------
                                                                (IN MILLIONS)
5.6%* commercial paper maturing at various dates through
  January 1999..............................................  $100.0   $  400.0
6.41%-6.97% second series medium-term notes, due through
  2010......................................................   302.1      357.6
5.72%-6.45% third series medium-term notes, due through
  2008......................................................   300.0       50.0
6.0% exchangeable notes (DECS)..............................      --      235.2
3.98% Deutschemark denominated bank loan....................      --      128.3
6.41%* Pound Sterling bank loans and notes payable maturing
  at various dates through 2005.............................    29.3       88.2
5.17%* floating-rate ESOP notes, due 1999...................     3.5       16.0
Other.......................................................    45.9       55.2
                                                              ------   --------
                                                               780.8    1,330.5
Current maturities..........................................    (6.3)     (58.3)
                                                              ------   --------
Long-term portion...........................................  $774.5   $1,272.2
                                                              ======   ========

---------------

* Weighted average interest rates at December 31, 1998. The weighted average interest rates on commercial paper, Pound Sterling bank loans and notes and ESOP notes were, 6.5%, 7.2% and 5.5%, respectively, at December 31, 1997.

     Cooper has U.S. committed credit facilities of $685 million that expire in 2000, and $315 million that expire in 1999.

     At December 31, 1998, Cooper had $866.1 million of its $1.0 billion U.S. committed credit facilities available, after considering commercial paper backup. At December 31, 1997, $551.7 million of its total $1.15 billion U.S. committed credit facilities was available after considering commercial paper backup. The agreements for the credit facilities require that Cooper maintain certain financial ratios, including a prescribed limit on debt as a percentage of total capitalization. Retained earnings are unrestricted as to the payment of dividends, except to the extent that payment would cause a violation of the prescribed limit on the debt to total capitalization ratio.

     Interest rates on Cooper's commercial paper and U.S. bank loans were generally 2.8% below the U.S. prime rate during 1998 and 1997, respectively. Total interest paid during 1998, 1997 and 1996 was $100 million, $107 million and $141 million, respectively.

     Commercial paper of $100 million and $400 million was reclassified to long-term debt at December 31, 1998 and 1997, respectively, reflecting Cooper's intention to refinance these amounts during the twelve-month period following the balance sheet date through either continued short-term borrowing or utilization of available credit facilities. No debt or interest expense has been allocated to discontinued operations.

     In December 1995, Cooper issued $222.8 million of three-year 6% Exchangeable Notes (DECS). The notes were mandatorily exchangeable into shares of Wyman-Gordon common stock owned by Cooper or, at Cooper's option, into cash in lieu of shares. During 1997, Cooper exchanged a portion of the DECS ($33.8 million) for Wyman-Gordon common stock (See Note 6). The remaining DECS were redeemed for shares of Wyman-Gordon common stock in December 1998. At December 31, 1997, Cooper's long-term debt included $47.9 million, which represented the increase in the market value of the Wyman-Gordon common stock exchangeable into the DECS. The offset to the debt increase, net of tax, decreased the unrealized gain on investments in marketable equity securities, both of which were included in shareholders' equity.

     During 1998, Cooper issued $250 million of five-year medium term notes at an average interest rate of 6.17% under an existing shelf registration statement. At December 31, 1998, all notes registered under the shelf registration statement had been issued.

     The floating-rate ESOP notes are indebtedness of Cooper's ESOP. Cooper has guaranteed the payment of the ESOP notes; accordingly, the notes are reported as Cooper's debt (See Note 14).

                            COOPER INDUSTRIES, INC.

     Effective January 1, 1995, Cooper exchanged all of the outstanding $1.60 Convertible Exchangeable Preferred Stock for $691.2 million of 7.05% Convertible Subordinated Debentures due 2015 and $3.8 million in cash related to fractional shares. During 1997, Cooper redeemed the outstanding debentures with a total of $610 million converting to approximately 14.8 million shares of Cooper Common stock and approximately $80 million being redeemed for cash.

     Maturities of long-term debt for the five years subsequent to December 31, 1998 are $6.3 million, $101.7 million, $51.6 million, $61.2 million and $154.1 million, respectively. The future net minimum lease payments under capital leases and obligations under operating leases are not significant.

NOTE 9: COMMON AND PREFERRED STOCK

COMMON STOCK

     At December 31, 1998, 1997 and 1996, 250,000,000 shares of Common stock were authorized of which 94,248,751 and 120,161,446 and 108,038,851 shares were issued and outstanding at December 31, 1998, 1997 and 1996, respectively. During the year ended December 31, 1998, Cooper purchased 26,891,548 shares as treasury stock at an average price of $50.13 per share and 926,770 shares were issued in connection with employee stock plans. During 1997, Cooper issued 14,785,831 shares in exchange for the redemption of the 7.05% Convertible Subordinated Debentures (See Note 8). During the year ended December 31, 1997, Cooper purchased 3,645,017 shares as treasury stock at an average price of $52.54 per share and 813,387 of these shares were reissued in connection with employee stock plans. At December 31, 1998, Cooper had 12,286,218 shares reserved for the Dividend Reinvestment Plan, grants and exercises of stock options, performance-based stock awards and subscriptions under the Employee Stock Purchase Plan and other plans.

     Under the terms of the Dividend Reinvestment Plan, any holder of Common stock may elect to have cash dividends and up to $24,000 per year in cash payments invested in Common stock without incurring any brokerage commissions or service charges.

     Under a Shareholder Rights Plan adopted by the Board of Directors in 1997, share purchase Rights were declared as a dividend at the rate of one Right for each share of Common stock. Each Right entitles the holder to buy one one-hundredth of a share of Series A Participating Preferred Stock at a purchase price of $225 per one one-hundredth of a share or, in certain circumstances Common stock having a value of twice the purchase price. Each Right becomes exercisable only in certain circumstances constituting a potential change of control on a basis considered inadequate by the Board of Directors. The Rights expire August 5, 2007 and, at Cooper's option, may be redeemed prior to expiration for $.01 per Right.

PREFERRED STOCK

     At December 31, 1998 and 1997, Cooper was authorized to issue 1,340,750 shares of Preferred stock with no par value, 10,000,000 shares of $2.00 par value Preferred stock and 2,821,079 shares of $1.00 par value Preferred stock. At December 31, 1998 and 1997, no Preferred shares were issued or outstanding.

NOTE 10: STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN

     Under Cooper stock option plans, officers, directors and key employees may be granted options to purchase Cooper's Common stock at no less than 100% of the market price on the date the option is granted. Options generally become exercisable ratably over a three-year period commencing one year from the date of grant and have a maximum term of ten years. The plans also provide for the granting of performance-based stock awards to certain key executives.

     Cooper follows the intrinsic value method of accounting for stock options and performance-based stock awards as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no compensation expense is recognized under Cooper's fixed stock option plans or Employee Stock Purchase Plan. Compensation expense of $6.6 million, $8.2 million and $7.1 million was recognized in the consolidated income statements during 1998, 1997 and 1996, respectively for the performance-

                            COOPER INDUSTRIES, INC.

based stock awards. If compensation expense for stock options and performance-based stock awards granted under Cooper's stock-based compensation plans was recognized using the alternative fair value method of accounting under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, net income and earnings per share would have decreased by approximately 1.6% in 1998 and 1.2% in 1997 and 1996. The fair value was estimated on the date of grant, using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1998, 1997 and 1996, respectively: dividend yield of 2.3%, 2.8% and 3.2%, expected volatility of 22.2%, 20.1% and 20.3%, risk free interest rates of 5.6%, 6.4% and 6.1% and expected lives of 7 years in both 1998 and 1997 and 6 years in 1996.

     A summary of the status of Cooper's fixed stock option plans for officers and employees as of December 31, 1998 and activity during the three years ended December 31, 1998 is presented below:

                                                    1998                    1997                   1996
                                            ---------------------   --------------------   --------------------
                                                         WEIGHTED               WEIGHTED               WEIGHTED
                                                         AVERAGE                AVERAGE                AVERAGE
                                                         EXERCISE               EXERCISE               EXERCISE
                                              SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                            ----------   --------   ---------   --------   ---------   --------
Outstanding at beginning of year..........   3,113,077    $43.55    3,189,083    $44.05    2,748,219    $46.48
Granted...................................     968,200    $56.63      974,900    $45.06    1,044,000    $39.06
Exercised.................................  (1,075,905)   $45.00     (491,165)   $41.67      (12,679)   $39.06
Canceled..................................    (861,268)   $49.02     (559,741)   $50.68     (590,457)   $46.68
                                            ----------              ---------              ---------
Outstanding at end of year................   2,144,104    $46.52    3,113,077    $43.55    3,189,083    $44.05
                                            ==========              =========              =========
Options exercisable at end of year........     782,509              1,361,573              1,571,842
Options available for grant at end of
  year....................................   4,264,190              4,706,406              5,760,467

                 OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
------------------------------------------------------   ----------------------
                                 WEIGHTED
                    SHARES        AVERAGE     WEIGHTED     SHARES      WEIGHTED
                  OUTSTANDING    REMAINING    AVERAGE    EXERCISABLE   AVERAGE
   RANGE OF           AT        CONTRACTUAL   EXERCISE       AT        EXERCISE
EXERCISE PRICES    12/31/98        LIFE        PRICE      12/31/98      PRICE
---------------   -----------   -----------   --------   -----------   --------
    $39.06           827,378        6.2        $39.06      602,163      $39.06
$45.06 - $56.63..  1,316,726        8.8        $51.22      180,346      $45.06
                   ---------                               -------
                   2,144,104                               782,509
                   =========                               =======

     During 1998, options to purchase 11,000 shares of Common stock were granted to nonemployee directors at an exercise price of $63.78 and options for 4,000 shares were exercised at $24.00 per share. During 1997, options to purchase 9,000 shares of Common stock were granted to nonemployee directors at an exercise price of $45.44 and options for 6,000 shares were exercised at $27.13 per share. During 1996, options to purchase 9,000 shares of Common stock were granted to nonemployee directors at an exercise price of $42.13 and options for 8,000 shares were exercised at $27.00 per share. At December 31, 1998, options under the director plans for 8,000 Common shares were exercisable at $14.69 to $17.31 per share, and 159,400 shares were reserved for future grants.

EMPLOYEE STOCK PURCHASE PLAN

     Participants in the Employee Stock Purchase Plan receive an option to purchase Common stock at a price that is the lesser of 90% of the market value on the offering date or 100% of the market value on the purchase date. On September 8, 1997, a total of 575,135 shares were sold to employees at $35.33 per share. At December 31, 1998, subscriptions for 402,739 shares of Common stock were outstanding at $45.68 per share or, if lower, the average market price on September 10, 1999, which is the purchase date. At December 31, 1998, an aggregate of 3,042,973 shares of Common stock were reserved for future issuance.

                            COOPER INDUSTRIES, INC.

NOTE 11: ACCUMULATED NON-OWNER CHANGES IN EQUITY

                                                              MINIMUM    UNREALIZED    CUMULATIVE
                                                              PENSION      GAIN ON     TRANSLATION
                                                             LIABILITY   INVESTMENTS   ADJUSTMENT     TOTAL
                                                             ---------   -----------   -----------   -------
                                                                              (IN MILLIONS)
Balance December 31, 1995..................................    $(25.5)     $ 167.3       $(13.7)     $ 128.1
Current year other non-owner changes in equity.............      (0.9)       (32.9)         0.2        (33.6)
                                                               ------      -------       ------      -------
Balance December 31,1996...................................     (26.4)       134.4        (13.5)        94.5
Current year other non-owner changes in equity.............      23.6        (23.5)        (4.2)        (4.1)
                                                               ------      -------       ------      -------
Balance December 31, 1997..................................      (2.8)       110.9        (17.7)        90.4
Current year other non-owner changes in equity.............      (1.1)      (110.9)        (8.4)      (120.4)
                                                               ------      -------       ------      -------
Balance December 31, 1998..................................    $ (3.9)     $    --       $(26.1)     $ (30.0)
                                                               ======      =======       ======      =======

                                                 1998                           1997                           1996
                                     -----------------------------   ---------------------------   ----------------------------
                                     BEFORE       TAX                BEFORE      TAX               BEFORE       TAX
                                       TAX     (EXPENSE)     NET      TAX     (EXPENSE)    NET       TAX     (EXPENSE)    NET
                                     AMOUNT     BENEFIT    AMOUNT    AMOUNT    BENEFIT    AMOUNT   AMOUNT     BENEFIT    AMOUNT
                                     -------   ---------   -------   ------   ---------   ------   -------   ---------   ------
                                                                           (IN MILLIONS)
Minimum pension liability
  adjustment.......................  $ (1.8)     $ 0.7     $ (1.1)   $39.3     $(15.7)    $23.6    $ (1.5)    $  0.6     $ (0.9)
                                     -------     -----     -------   ------    ------     ------   -------    ------     ------
Increase (decrease) in unrealized
  gain during the year.............   (40.6)      14.6      (26.0)   (14.7)       5.6      (9.1)     92.8      (32.5)      60.3
Less reclassification adjustment
  for realized gains...............  (132.7)      47.8      (84.9)   (23.2)       8.8     (14.4)   (150.4)      57.2      (93.2)
                                     -------     -----     -------   ------    ------     ------   -------    ------     ------
Net unrealized gain on
  investments......................  (173.3)      62.4     (110.9)   (37.9)      14.4     (23.5)    (57.6)      24.7      (32.9)
                                     -------     -----     -------   ------    ------     ------   -------    ------     ------
Translation adjustment.............   (12.9)       4.5       (8.4)    (6.4)       2.2      (4.2)      0.2         --        0.2
                                     -------     -----     -------   ------    ------     ------   -------    ------     ------
Other non-owner changes in
  equity...........................  $(188.0)    $67.6     $(120.4)  $(5.0)    $  0.9     $(4.1)   $(58.9)    $ 25.3     $(33.6)
                                     =======     =====     =======   ======    ======     ======   =======    ======     ======

                            COOPER INDUSTRIES, INC.

NOTE 12: INCOME TAXES

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1998     1997     1996
                                                              ------   ------   ------
                                                              (IN MILLIONS, EXCEPT FOR
                                                                    PERCENTAGES)
Components of income from continuing operations before
  income taxes:
  U.S. operations...........................................  $404.8   $405.5   $382.0
  Foreign operations........................................   118.8     77.7     88.7
                                                              ------   ------   ------
          Income from continuing operations before income
           taxes............................................  $523.6   $483.2   $470.7
                                                              ======   ======   ======
Components of income tax expense:
  Current:
     U.S. Federal...........................................  $122.8   $131.0   $181.3
     U.S. state and local...................................    18.1     16.0     37.2
     Foreign................................................    34.4     32.8     26.9
                                                              ------   ------   ------
                                                               175.3    179.8    245.4
                                                              ------   ------   ------
Deferred:
     U.S. Federal...........................................    11.0     (4.5)   (54.2)
     U.S. state and local...................................    (2.7)    (0.6)   (14.0)
     Foreign................................................     4.1     (1.5)     8.4
                                                              ------   ------   ------
                                                                12.4     (6.6)   (59.8)
                                                              ------   ------   ------
          Income tax expense................................  $187.7   $173.2   $185.6
                                                              ======   ======   ======
Total income taxes paid.....................................  $184.4   $211.4   $155.0
                                                              ======   ======   ======
Effective tax rate reconciliation:
  U.S. Federal statutory rate...............................    35.0%    35.0%    35.0%
  State and local income taxes..............................     1.7      1.8      2.9
  Foreign statutory rate differential.......................    (0.5)    (1.0)      --
  Nondeductible goodwill....................................     2.2      2.3      2.4
  State tax settlements(1)..................................      --     (1.3)      --
  Foreign Sales Corporation.................................    (1.0)    (0.8)    (0.3)
  Tax credits...............................................    (0.8)    (1.0)    (0.2)
  Other.....................................................    (0.8)     0.8     (0.4)
                                                              ------   ------   ------
          Effective tax rate attributable to continuing
           operations.......................................    35.8%    35.8%    39.4%
                                                              ======   ======   ======

---------------

(1) During 1997, Cooper settled several state income tax matters and recognized a $6.1 million benefit in its income tax provision.

                            COOPER INDUSTRIES, INC.

                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1997
                                                              -------   -------
                                                                (IN MILLIONS)
Components of deferred tax liabilities and assets:
  Deferred tax liabilities:
     Property, plant and equipment and intangibles..........  $ (64.6)  $ (65.4)
     Unrealized net gain on investments in marketable equity
      securities and DECS...................................       --     (56.4)
     Deferred gain on marketable equity securities..........    (47.9)       --
     Inventories............................................    (24.9)    (34.0)
     Employee stock ownership plan..........................    (19.2)    (16.4)
     Pension plans..........................................    (27.4)    (22.3)
     Other..................................................    (41.0)    (64.5)
                                                              -------   -------
          Total deferred tax liabilities....................   (225.0)   (259.0)
                                                              -------   -------
  Deferred tax assets:
     Postretirement and other employee welfare benefits.....     94.2      92.2
     Accrued liabilities....................................    155.8     117.2
     Minimum pension liability..............................      2.6       1.9
     Capital loss carryforward(1)...........................    157.3        --
     Other..................................................     20.5      11.5
                                                              -------   -------
          Total deferred tax assets.........................    430.4     222.8
  Valuation allowance(1)....................................    (51.6)       --
                                                              =======   =======
          Net deferred tax asset (liability)................  $ 153.8   $ (36.2)
                                                              =======   =======

---------------

(1) Cooper incurred a capital loss on the sale of the Automotive Products segment. The capital loss carryforward and valuation allowance are based on preliminary estimates and will be finalized upon the completion of appraisals and the finalization of other matters related to the sale and an allocation of sales proceeds to the various operations that comprised the former Automotive Products segment (See Note 19). The capital loss carryforward is available to offset capital gains through 2003.

     The U.S. Federal portion of the above provision includes U.S. tax expected to be payable on the foreign portion of Cooper's income before income taxes when such earnings are remitted. Cooper's liabilities for continuing operations at December 31, 1998 and 1997 include the additional U.S. tax estimated to be payable on all unremitted earnings of foreign subsidiaries.

NOTE 13: PENSION AND OTHER POSTRETIREMENT BENEFITS

     Cooper and its subsidiaries have numerous defined benefit pension plans and other postretirement benefit plans. The benefits provided under Cooper's various postretirement benefit plans other than pensions, all of which are unfunded, include retiree medical care, dental care, prescriptions and life insurance, with medical care accounting for approximately 90% of the total. Current employees, unless grandfathered under plans assumed in acquisitions, are not provided postretirement benefits other than pensions. The vast majority of the annual other postretirement benefit expense is related to employees who are already retired.

                            COOPER INDUSTRIES, INC.

                                                                                        OTHER
                                                                                   POSTRETIREMENT
                                                              PENSION BENEFITS        BENEFITS
                                                              -----------------   -----------------
                                                               1998      1997      1998      1997
                                                              -------   -------   -------   -------
                                                                          (IN MILLIONS)
Change in benefit obligation:
  Benefit obligation at January 1...........................  $547.3    $580.6    $ 156.1   $ 204.4
  Service cost..............................................    13.3      13.8        0.3       0.5
  Interest cost.............................................    39.0      40.0       10.3      12.5
  Benefit payments..........................................   (49.2)    (46.5)     (13.7)    (16.2)
  Actuarial (gains) losses..................................    32.9      20.3       (0.5)    (20.1)
  Acquisitions..............................................     6.7       1.9        6.3        --
  Divestiture of Kirsch.....................................      --     (57.9)        --     (25.0)
  Other.....................................................     2.5      (4.9)        --        --
                                                              ------    ------    -------   -------
Benefit obligation at December 31...........................   592.5     547.3      158.8     156.1
                                                              ------    ------    -------   -------
Change in plan assets:
  Fair value of plan assets at January 1....................   569.6     560.7         --        --
  Actual return on plan assets..............................    68.7      79.6         --        --
  Employer contributions....................................     6.4      24.8       13.7      16.2
  Benefit payments..........................................   (46.3)    (43.8)     (13.7)    (16.2)
  Acquisitions..............................................     7.0       1.9         --        --
  Divestiture of Kirsch.....................................      --     (55.8)        --        --
  Other.....................................................     1.4       2.2         --        --
                                                              ------    ------    -------   -------
Fair value of plan assets at December 31....................   606.8     569.6         --        --
                                                              ------    ------    -------   -------
Funded status...............................................    14.3      22.3     (158.8)   (156.1)
Unrecognized actuarial gain.................................   (16.2)    (22.0)     (73.6)    (79.7)
Unrecognized prior service cost.............................    (0.2)     (0.2)      (4.9)     (6.1)
Other.......................................................    (0.3)     (1.9)        --        --
                                                              ------    ------    -------   -------
Net amount recognized.......................................  $ (2.4)   $ (1.8)   $(237.3)  $(241.9)
                                                              ======    ======    =======   =======
Amounts recognized in the balance sheet consist of:
  Prepaid benefit asset.....................................  $ 68.1    $ 63.1    $    --   $    --
  Accrued benefit liability.................................   (79.4)    (72.3)    (237.3)   (241.9)
  Intangible asset..........................................     2.4       2.8         --        --
  Accumulated other non-owner changes in equity.............     6.5       4.6         --        --
                                                              ------    ------    -------   -------
Net amount recognized.......................................  $ (2.4)   $ (1.8)   $(237.3)  $(241.9)
                                                              ======    ======    =======   =======

     The projected benefit obligation and accumulated benefit obligation for Cooper's unfunded defined benefit pension plans were $77.9 million and $71.7 million as of December 31, 1998, and $73.1 million and $67.2 million as of December 31, 1997, respectively.

                            COOPER INDUSTRIES, INC.

                                                                          OTHER POSTRETIREMENT
                                                   PENSION BENEFITS             BENEFITS
                                               ------------------------   ---------------------
                                                1998     1997     1996    1998    1997    1996
                                               ------   ------   ------   -----   -----   -----
                                                                (IN MILLIONS)
Components of net periodic benefit cost:

Service cost.................................  $ 13.3   $ 13.8   $ 14.4   $ 0.3   $ 0.5   $ 0.5
Interest cost................................    39.0     40.0     40.7    10.3    12.5    13.3
Expected return on plan assets...............   (47.6)   (44.5)   (43.6)     --      --      --
Amortization of unrecognized transition
  asset......................................    (1.5)    (1.4)    (1.1)     --      --      --
Amortization of prior service cost...........     0.1      0.1     (0.2)   (1.4)   (1.8)   (2.5)
Recognized actuarial (gain) loss.............    (0.1)     2.2      2.6    (6.6)   (5.5)   (4.1)
Curtailment..................................      --      0.5       --      --      --      --
                                               ------   ------   ------   -----   -----   -----
Net periodic benefit cost....................  $  3.2   $ 10.7   $ 12.8   $ 2.6   $ 5.7   $ 7.2
                                               ======   ======   ======   =====   =====   =====

                                                                                         OTHER
                                                                                     POSTRETIREMENT
                                                            PENSION BENEFITS            BENEFITS
                                                        -----------------------     ---------------
                                                         1998            1997        1998     1997
                                                        -------         -------     ------   ------
Weighted average assumptions as of December 31:

Discount rate....................................  5 1/2%-6 3/4%       6%-7 1/2%     6 3/4%   6 3/4%
Expected return on plan assets..................    .  8 1/2%-9%   8 1/2%-9 3/4%       --      --
Rate of compensation increase....................          3%-5%           4%-6%       --      --

     For other postretirement benefit measurement purposes, an 8.9% annual increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 5.5% for 2002 and remain at that level thereafter. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

                                                              1-PERCENTAGE-    1-PERCENTAGE-
                                                              POINT INCREASE   POINT DECREASE
                                                              --------------   --------------
Effect on total of service and interest cost components.....      $ 1.0            $ (0.7)
Effect on the postretirement benefit obligation.............      $13.6            $(11.1)

     During 1998, 1997 and 1996, continuing operations expense with respect to domestic and foreign defined contribution plans (primarily related to various groups of hourly employees) totaled $15.7 million, $13.3 million and $14.5 million, respectively.

NOTE 14: COOPER SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLANS

     All full-time domestic employees, except for certain bargaining unit employees, are eligible to participate in the Cooper Retirement Savings and Stock Ownership Plan ("CO-SAV"). Under the terms of the Plan, employee savings deferrals are partially matched with contributions by Cooper of Common stock consisting of either an allocation of shares in Cooper's Employee Stock Ownership Plan ("ESOP") or new shares issued to the ESOP.

     Cooper makes annual contributions to the ESOP to fund the payment of principal and interest on ESOP debt (See Note 8). All dividends received by the ESOP are used to pay debt service. As the debt is repaid, unallocated shares are allocated to participants to satisfy Cooper's matching obligation or to replace dividends on allocated shares with Cooper Common shares.

     For shares purchased by the ESOP prior to 1994, compensation expense is equal to Cooper's matching obligation, adjusted for the difference between the fair market value and cost of the shares released. Compensation expense is reduced by the amount of dividends paid on unallocated ESOP shares available for future matching. In addition, all shares issued to the ESOP are considered outstanding for purposes of computing earnings per share.

                            COOPER INDUSTRIES, INC.

For shares purchased by the ESOP in 1994, compensation expense is recorded equal to the amount of Cooper's CO-SAV matching obligation, with the difference between the fair market value and cost of shares released recorded as an adjustment to capital in excess of par value. Dividends paid on unallocated shares are recorded as a reduction of ESOP debt and accrued interest. Unallocated shares are not treated as outstanding in the earnings per share computation.

     Dividends paid on unallocated shares purchased prior to 1994 of $.8 million and $1.6 million during 1998 and 1997, respectively, were used to reduce the amount of cash required to fund principal and interest payments on ESOP debt. Dividends paid on allocated ESOP shares purchased prior to 1994 of $4.8 million and $4.7 million during 1998 and 1997, respectively, were used to pay additional principal and interest payments in order to release shares equivalent to the dividend amount to participants in the savings plan. Cooper contributed an additional $14.1 million and $21.6 million in cash to the ESOP during 1998 and 1997, respectively, to fund principal and interest payments on debt associated with shares purchased prior to 1994.

     During 1994, Cooper sold 1.6 million shares to the ESOP for $82.3 million in cash. The 1994 sales were funded by loans between the ESOP and Cooper, which for financial statement purposes are treated as eliminated intercompany loans. The fair value of the remaining unallocated ESOP shares purchased during 1994 was $24.5 million at December 31, 1998. The number of allocated, committed to be released, and unallocated ESOP shares held at December 31, 1998 and 1997 is summarized below.

                                                         SHARES PURCHASED      SHARES PURCHASED
                                                              IN 1994            PRIOR TO 1994
                                                         -----------------   ---------------------
                                                          1998      1997       1998        1997
                                                         -------   -------   ---------   ---------
Allocated..............................................  559,967   619,320   2,813,078   3,638,849
Committed to be released...............................   11,991     8,156      47,793      60,510
Unallocated............................................  513,823   692,942     321,969     725,412

     Compensation expense for continuing operations from the CO-SAV plan and the ESOP was $15.6 million, $13.1 million and $16.6 million and interest expense on ESOP debt was $.4 million, $1.4 million and $2.7 million in 1998, 1997 and 1996, respectively.

NOTE 15: INDUSTRY SEGMENTS AND GEOGRAPHIC INFORMATION

INDUSTRY SEGMENTS

     Cooper's continuing operations consist of two segments: Electrical Products and Tools & Hardware. Markets for Cooper's products and services are worldwide, with the United States being the largest market.

     The Electrical Products segment manufactures and markets electrical and electronic distribution and circuit protection products and lighting fixtures for use in residential, commercial and industrial construction, maintenance and repair and products for use by utilities and industries for primary power distribution and control.

     The Tools & Hardware segment produces and markets tools and hardware items for use in residential, commercial and industrial construction, maintenance and repair and for general industrial and consumer use. Cooper also manufactured and marketed window treatments through its Kirsch division until its sale on May 30, 1997. Historically, Kirsch was included in the Tools & Hardware segment. Effective with the decision to divest the operation, its results were segregated from the continuing Tools & Hardware segment for internal management reporting.

     The performance of businesses are evaluated at the segment level and resources allocated between the segments. The Cooper executive responsible for each segment further allocates resources between the various division operating units that compose the segment and, in international markets, determines the integration of product lines and operations across division operating units. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 1. Cooper manages cash, debt and income taxes centrally. Accordingly, Cooper evaluates performance of its segments and operating units based on the operating earnings exclusive of financing activities and income taxes. Nonrecurring and unusual items are

                            COOPER INDUSTRIES, INC.

excluded from the evaluations. The segments are managed separately because they manufacture and distribute distinct products. Intersegment sales and related receivables for each of the years presented were insignificant.

     Financial information by industry segment was as follows:

                                               REVENUES                 OPERATING EARNINGS               TOTAL ASSETS
                                    ------------------------------   ------------------------   ------------------------------
                                       YEAR ENDED DECEMBER 31,       YEAR ENDED DECEMBER 31,       YEAR ENDED DECEMBER 31,
                                    ------------------------------   ------------------------   ------------------------------
                                      1998       1997       1996      1998     1997     1996      1998       1997       1996
                                    --------   --------   --------   ------   ------   ------   --------   --------   --------
                                                                          (IN MILLIONS)
Electrical Products...............  $2,824.4   $2,568.3   $2,407.5   $479.0   $461.6   $408.3   $2,473.3   $2,441.7   $1,976.0
Tools & Hardware..................     826.8      749.9      720.1    112.4     99.6     91.4      903.8      561.7      569.7
Kirsch............................        --       97.4      252.9       --      4.8     22.0         --         --      217.6
                                    --------   --------   --------   ------   ------   ------   --------   --------   --------
  Total management reporting......  $3,651.2   $3,415.6   $3,380.5    591.4    566.0    521.7    3,377.1    3,003.4    2,763.3
                                    ========   ========   ========
Segment nonrecurring and unusual
  items...........................                                    (51.3)    31.4     (5.0)
                                                                     ------   ------   ------
Net segment operating earnings....                                    540.1    597.4    516.7

General Corporate:
  Nonrecurring gains..............                                    135.2     23.2    150.4
  Nonrecurring charges............                                     (2.3)    (2.1)   (10.9)
  Expense.........................                                    (47.5)   (44.9)   (43.4)
Interest expense..................                                   (101.9)   (90.4)  (142.1)
                                                                     ------   ------   ------
Consolidated income from
  continuing operations before
  income taxes....................                                   $523.6   $483.2   $470.7
                                                                     ======   ======   ======
Corporate assets..................                                                                 402.0      530.2      592.3
Discontinued operations...........                                                                    --    1,973.7    1,963.3
                                                                                                --------   --------   --------
Consolidated assets...............                                                              $3,779.1   $5,507.3   $5,318.9
                                                                                                ========   ========   ========

                            COOPER INDUSTRIES, INC.

                                                     ELECTRICAL   TOOLS &                         CONSOLIDATED
                                                      PRODUCTS    HARDWARE   KIRSCH   CORPORATE      TOTAL
                                                     ----------   --------   ------   ---------   ------------
                                                                           (IN MILLIONS)
1998
  Depreciation.....................................    $66.4       $25.9     $  --     $  1.4        $ 93.7
  Goodwill amortization............................     35.9         7.9        --         --          43.8
  Nonrecurring gains...............................       --          --        --      135.2         135.2
  Nonrecurring charges.............................     42.6         8.7        --        2.3          53.6
  Capital expenditures.............................     95.9        45.3        --        1.2         142.4
  Investment in unconsolidated affiliates..........      8.6          --        --         --           8.6
  Other significant noncash item:
     Write-down of impaired long-lived assets......     11.1          --        --         --          11.1
1997
  Depreciation.....................................    $61.2       $22.3     $ 4.2     $  1.9        $ 89.6
  Goodwill amortization............................     27.9         4.2       0.3         --          32.4
  Nonrecurring gains...............................       --          --      69.8       23.2          93.0
  Nonrecurring charges.............................     15.9        22.5        --        2.1          40.5
  Capital expenditures.............................     79.2        35.6       1.4        1.1         117.3
  Investment in unconsolidated affiliates..........       .4         2.0        --         --           2.4
  Other significant noncash item:
     Write-down of impaired long-lived assets......     13.4        10.1        --         .7          24.2
1996
  Depreciation.....................................    $63.4       $27.0     $ 8.2     $  2.6        $101.2
  Goodwill amortization............................     26.9         3.9       0.7         --          31.5
  Nonrecurring gains...............................       --          --        --      150.4         150.4
  Nonrecurring charges.............................      3.0          --       2.0       10.9          15.9
  Capital expenditures.............................     79.1        28.4       4.3        3.0         114.8
  Investment in unconsolidated affiliates..........      1.6         2.0      19.1         --          22.7

GEOGRAPHIC INFORMATION

     Revenues and long-lived assets by country are summarized below. Revenues are attributed to geographic areas based on the location of the assets producing the revenues.

                                                     REVENUES                    LONG-LIVED ASSETS
                                          ------------------------------   ------------------------------
                                            1998       1997       1996       1998       1997       1996
                                          --------   --------   --------   --------   --------   --------
                                                                   (IN MILLIONS)
United States...........................  $2,815.7   $2,730.4   $2,666.7   $1,756.3   $1,755.6   $1,827.6
Germany.................................     226.1      197.7      248.4      171.4      149.0      176.6
Canada..................................     127.3      136.3      132.7        5.1        7.2       14.4
United Kingdom..........................     164.1       72.4       64.5      302.3      310.7       57.8
Other foreign countries.................     318.0      278.8      268.2      126.7       93.0      101.0
                                          --------   --------   --------   --------   --------   --------
                                          $3,651.2   $3,415.6   $3,380.5   $2,361.8   $2,315.5   $2,177.4
                                          ========   ========   ========   ========   ========   ========

                            COOPER INDUSTRIES, INC.

     International revenues by destination, based on the location products were delivered, were as follows by segment:

                                                               INTERNATIONAL REVENUES
                                                              ------------------------
                                                               1998     1997     1996
                                                              ------   ------   ------
                                                                   (IN MILLIONS)
Electrical Products.........................................  $678.9   $612.7   $578.6
Tools & Hardware............................................   286.6    290.5    273.9
Kirsch......................................................      --     29.1     83.3
                                                              ------   ------   ------
                                                              $965.5   $932.3   $935.8
                                                              ======   ======   ======

NOTE 16: OFF-BALANCE-SHEET RISK, CONCENTRATIONS OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS, INCLUDING DERIVATIVES

     As a result of having sales and purchases and other transactions denominated in currencies other than the functional currencies used by Cooper's businesses, Cooper is exposed to the effect of foreign exchange rate fluctuations on its cash flows and earnings. To the extent possible, Cooper utilizes natural hedges to minimize the effect on cash flows of fluctuating foreign currencies. When natural hedges are not sufficient, it is Cooper's policy to enter into forward foreign exchange contracts to hedge all significant transactions for periods consistent with the terms of the underlying transactions. Cooper does not engage in speculative transactions. While forward contracts affect Cooper's results of operations, they do so only in connection with the underlying transactions. Gains and losses on these contracts offset losses and gains on the transactions being hedged. The volume of forward activity engaged in by Cooper from year to year fluctuates in proportion to the level of worldwide cross-border transactions, and contracts generally have maturities that do not exceed one year.

     The table below summarizes, by currency, the contractual amounts of Cooper's forward exchange contracts at December 31, 1998 and 1997.

                                                               DECEMBER 31,
                                                              ---------------
                                                               1998     1997
                                                              ------   ------
                                                               (IN MILLIONS)
British Pound Sterling(1)...................................  $290.9   $175.3
German Deutschemark(2)......................................   298.2      4.0
Canadian Dollar.............................................    18.6       --
Italian Lira................................................     2.0      5.4
Australian Dollar...........................................     2.7      7.2
Dutch Guilder...............................................     3.5      2.5
Other.......................................................     9.9      9.9
                                                              ------   ------
                                                              $625.8   $204.3
                                                              ======   ======

---------------

(1) $276.9 of the 1998 British Pound Sterling forward contracts were entered into in the fourth quarter of 1998 and mature in May 1999.

(2) $260.2 million of the 1998 German Deutschemark contracts were entered into in the fourth quarter of 1998 and matured in January 1999.

     In the normal course of business, Cooper has letters of credit, performance bonds and other guarantees which are not reflected in the consolidated balance sheets. In the past, no significant claims have been made against these financial instruments. Management believes the likelihood of performance under these instruments is minimal and expects no material losses to occur in connection with these instruments. Cooper's other off-balance-sheet risks are not material.

                            COOPER INDUSTRIES, INC.

CONCENTRATIONS OF CREDIT RISK

     Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers and no one customer exceeding 3.5% of accounts receivable. Credit risk is also limited by the world-wide markets into which Cooper's products are sold, as well as their dispersion across many different geographic areas.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cooper's financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables, debt instruments and foreign currency forward contracts. The book values of cash and cash equivalents, trade receivables and trade payables are considered to be representative of their respective fair values. Cooper had approximately $899 million and $1.5 billion of debt instruments at December 31, 1998 and 1997, respectively. The book value of these instruments was approximately equal to fair value at December 31, 1998 and 1997. Based on year-end exchange rates and the various maturity dates of the foreign currency forward contracts, Cooper estimates that the contract value is representative of the fair value of these items at December 31, 1998 and 1997.

NOTE 17: SUMMARY OF NONCASH INVESTING AND FINANCING ACTIVITIES

     The following noncash transactions have been excluded from the consolidated statements of cash flows:

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1998      1997      1996
                                                              -------   -------   ------
                                                                    (IN MILLIONS)
Assets acquired and liabilities assumed or incurred
  From the acquisition of businesses:
  Fair value of assets acquired.............................  $ 349.8   $ 505.1   $ 66.1
  Cash used to acquire businesses, net of cash acquired.....   (293.7)   (366.4)   (37.8)(2)
                                                              -------   -------   ------
Liabilities assumed or incurred.............................  $  56.1   $ 138.7(1) $ 28.3
                                                              =======   =======   ======
Noncash increase in net assets from:
  Conversion of 7.05% Convertible Subordinated Debentures
     Into Cooper Common stock...............................  $    --   $ 610.0   $   --
  Exchange of DECS for Wyman-Gordon common stock............    235.2      33.8       --

---------------

(1) Includes $46.2 million of notes payable exchanged for Menvier-Swain common stock.

(2) Excludes $164.0 million paid on January 6, 1996 for the acquisition of CEAG in December 1995.

                            COOPER INDUSTRIES, INC.

NOTE 18: NET INCOME PER COMMON SHARE

                                                        BASIC                        DILUTED
                                             ---------------------------   ---------------------------
                                               YEAR ENDED DECEMBER 31,       YEAR ENDED DECEMBER 31,
                                             ---------------------------   ---------------------------
                                              1998      1997      1996      1998      1997      1996
                                             -------   -------   -------   -------   -------   -------
                                                       ($ IN MILLIONS, SHARES IN THOUSANDS)
Income from continuing operations..........  $ 335.9   $ 310.0   $ 285.1   $ 335.9   $ 310.0   $ 285.1
Income from discontinued operations........     87.1      84.6      30.3      87.1      84.6      30.3
Interest expense on 7.05% Convertible
  Subordinated Debentures, net of income
  taxes....................................       --        --        --        --       5.8      29.2
                                             -------   -------   -------   -------   -------   -------
Net income applicable to Common stock......  $ 423.0   $ 394.6   $ 315.4   $ 423.0   $ 400.4   $ 344.6
                                             =======   =======   =======   =======   =======   =======
Weighted average Common shares
  outstanding..............................  113,266   117,459   107,284   113,266   117,459   107,284
                                             =======   =======   =======
Incremental shares from assumed
  conversions:
  Options, performance-based stock awards
     and other employee awards.............                                  1,392     1,201       613
  7.05% Convertible Subordinated
     Debentures............................                                     --     4,270    16,731
                                                                           -------   -------   -------
Weighted average Common shares and Common
  Share equivalents........................                                114,658   122,930   124,628
                                                                           =======   =======   =======

NOTE 19: DISCONTINUED OPERATION

     On October 9, 1998, Cooper completed the sale of the Automotive Products segment for cash proceeds of $1.9 billion.

     Cooper's results of operations and the related footnote information for all periods presented herein excludes the results of the Automotive Products segment from continuing operations' revenues and other components of income and expense. The discontinued segment's results are presented separately in a single caption, "Income from discontinued operations, net of income taxes". Revenues from the discontinued Automotive Products segment were $1.5 billion for the period from January 1, 1998 to October 9, 1998 and $1.9 billion during each of the years ended December 31, 1997 and 1996. Income from the discontinued Automotive Products segment was $87.1 million (net of $56.6 million of income taxes) for the period from January 1, 1998 to October 9, 1998, $84.6 million (net of $58.9 million of income taxes) during the year ended December 31, 1997 and $30.3 million (net of $57.0 million of income taxes) during the year ended December 31, 1996.

     The Consolidated Balance Sheet as of December 31, 1997 and the Consolidated Statements of Cash Flows for the years ended December 31, 1997 and 1996 and all related footnote disclosures have been restated to reflect the Automotive Products segment as a discontinued operation. The net assets of discontinued operations at December 31, 1997 have been segregated into a single line, "Net assets of discontinued operations" in the Consolidated Balance Sheets. The cash flows from discontinued operations have been summarized into a single line "Cash flows provided by (used in) discontinued operations" in the Consolidated Statements of Cash Flows. No cash or debt has been allocated to the discontinued operations.

     The pre-tax loss on the sale of $18.8 million was offset by a tax benefit. Cooper sold the common stock of the entity that held a majority of the Automotive Products segment assets domiciled in the United States and certain investments in foreign subsidiaries. In certain countries the assets, net of liabilities or investments in subsidiaries, were sold by existing Cooper entities.

     Cooper's total income tax basis exceeded the book carrying amount of the net assets exclusive of deferred income tax assets which generated a capital loss carryforward. The amount of the capital loss carryforward will not be finalized until appraisals are completed and the sales proceeds are allocated to the various components of the Automotive Products segment.

     For financial reporting purposes, the sale of the common stock versus a sale of the net assets of the Automotive Products segment resulted in a realization of items (primarily goodwill amortization) that had reduced

                            COOPER INDUSTRIES, INC.

the book carrying amount without a corresponding income tax benefit. Cooper limited the amount of tax benefits recognized based on an evaluation of the amount of the capital loss carryforward that is expected to be realized before it expires.

     Cooper does not currently anticipate that the finalization of matters related to the sale will result in significant revisions to its estimates.

NOTE 20: UNAUDITED QUARTERLY OPERATING RESULTS

                                                                        1998 (BY QUARTER)
                                                              -------------------------------------
                                                                 1         2         3         4
                                                              -------   -------   -------   -------
                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues....................................................  $894.1    $951.2    $924.0    $881.9

Cost of sales...............................................   601.9     639.8     621.8     583.6
Selling and administrative expenses.........................   154.8     156.7     151.0     153.9
Goodwill amortization.......................................    10.1      11.1      11.2      11.4
Nonrecurring gains..........................................      --        --        --    (135.2)
Nonrecurring charges........................................      --        --        --      53.6
Interest expense............................................    25.3      27.4      34.8      14.4
                                                              ------    ------    ------    ------
Income from continuing operations before income taxes.......   102.0     116.2     105.2     200.2
Income taxes................................................    36.7      41.8      37.9      71.3
                                                              ------    ------    ------    ------
Income from continuing operations...........................    65.3      74.4      67.3     128.9
Income from discontinued operations, net of taxes...........    26.7      31.6      25.9       2.9
                                                              ------    ------    ------    ------
Net income..................................................  $ 92.0    $106.0    $ 93.2    $131.8
                                                              ======    ======    ======    ======
Income per Common share
Basic:
  Income from continuing operations.........................  $ 0.55    $ 0.62    $ 0.59    $ 1.27
  Income from discontinued operations.......................    0.22      0.27      0.23      0.03
                                                              ------    ------    ------    ------
  Net income................................................  $ 0.77    $ 0.89    $ 0.82    $ 1.30
                                                              ======    ======    ======    ======
Diluted:
  Income from continuing operations(1)......................  $ 0.54    $ 0.62    $ 0.59    $ 1.26
  Income from discontinued operations.......................    0.22      0.26      0.22      0.03
                                                              ------    ------    ------    ------
  Net income................................................  $ 0.76    $ 0.88    $ 0.81    $ 1.29
                                                              ======    ======    ======    ======

---------------

(1) Includes gains, net of nonrecurring expenses on the redemption of the DECS and sale of investments of $.52 in the fourth quarter.

                            COOPER INDUSTRIES, INC.

                                                                        1997 (BY QUARTER)
                                                              -------------------------------------
                                                                 1         2         3         4
                                                              -------   -------   -------   -------
                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues....................................................  $848.4    $898.2    $830.3    $838.7

Cost of sales...............................................   577.7     601.6     554.4     547.9
Selling and administrative expenses.........................   153.8     151.1     138.0     137.6
Goodwill amortization.......................................     7.9       7.9       8.1       8.5
Nonrecurring gains..........................................      --     (69.8)    (23.2)       --
Nonrecurring charges........................................      --      36.7       3.8        --
Interest expense............................................    29.6      21.3      19.4      20.1
                                                              ------    ------    ------    ------
Income from continuing operations before income taxes.......    79.4     149.4     129.8     124.6
Income taxes(1).............................................    29.4      55.6      48.2      40.0
                                                              ------    ------    ------    ------
Income from continuing operations...........................    50.0      93.8      81.6      84.6
Income from discontinued operations, net of taxes...........    27.7      11.7      20.9      24.3
                                                              ------    ------    ------    ------
Net income..................................................  $ 77.7    $105.5    $102.5    $108.9
                                                              ======    ======    ======    ======
Income per Common share
Basic:
  Income from continuing operations.........................  $ 0.46    $ 0.79    $ 0.68    $ 0.71
  Income from discontinued operations.......................    0.25      0.10      0.17      0.20
                                                              ------    ------    ------    ------
  Net income................................................  $ 0.71    $ 0.89    $ 0.85    $ 0.91
                                                              ======    ======    ======    ======
Diluted:
  Income from continuing operations(2)......................  $ 0.45    $ 0.76    $ 0.67    $ 0.70
  Income from discontinued operations(3)....................    0.22      0.10      0.17      0.20
                                                              ------    ------    ------    ------
  Net income................................................  $ 0.67    $ 0.86    $ 0.84    $ 0.90
                                                              ======    ======    ======    ======

---------------

(1) Includes $6.1 million related to the favorable settlements of state income tax issues in the fourth quarter.

(2) Includes gains, net of nonrecurring expenses, on the sale of Kirsch of $.17 in the second quarter, the exchange of the DECS of $.10 in the third quarter and $.05 related to the favorable settlements of state tax issues in the fourth quarter.

(3) Includes nonrecurring expenses of $.17 in the second quarter and $.05 in the third quarter.

  COOPER INDUSTRIES, INC.
  Proxy for Annual Meeting of Shareholders
  April 27, 1999
P Solicited on Behalf of the Board of Directors  [COOPER INDUSTRIES, INC. LOGO]

R   The undersigned shareholder of Cooper Industries, Inc. ("Cooper") appoints
  Diane K. Schumacher and Terrance V. Helz, or either of them, proxies, with O full power of substitution, to vote all shares of stock that the shareholder would be entitled to vote if present at the Annual Meeting of Shareholders of X Cooper on Tuesday, April 27, 1999, at 11:00 a.m. (Central Time) in the Chase
  Center Auditorium, 601 Travis Street, Houston, Texas, and at any adjournments Y thereof, with all powers the shareholder would possess if present. The shareholder hereby revokes any proxies previously given with respect to such meeting.

    THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR (W.L. BATTS, R.M. DEVLIN, L.A. HILL, C.S. NICANDROS, H.J. RILEY, JR.) AND AGAINST PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

    This card also constitutes voting instructions for any shares held for the shareholder in Cooper's Dividend Reinvestment and Stock Purchase Plan and the Cooper Industries, Inc. Retirement Savings and Stock Ownership Plan, as well as any shares acquired through Cooper's Employee Stock Purchase Plan that are being held in a book-entry account at First Chicago Trust Company of New York, as described in the Notice of Meeting and Proxy Statement.

                                      (Please date and sign on the reverse side)

                              FOLD AND DETACH HERE

X   Please mark your
    votes as in this
    example.

-----------------------------------------------------------------------------------------------------------------------------------

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.           THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 2.

----------------------------------------------------------------------------------------------------------------------------------

                    FOR       WITHHELD                                                              FOR       AGAINST      ABSTAIN

   1. Election of                            Nominees:                     2. Shareholder proposal
      Directors.                              W.L. Batts,                     relating to a global
                                              R.M. Devlin,                    set of corporate
                                              L.A. Hill,                      standards.
   To withhold your vote for any nominee(s),  C.S. Nicandros
   write the name(s) here:                    H.J. Riley, Jr.

   _______________________________

-----------------------------------------------------------------------------------------------------------------------------------


                                                                          I plan to attend the meeting.

                                                                          Please sign exactly as name appears hereon. Joint owners
                                                                          should each sign. When signing as attorney, executor,
                                                                          administrator, trustee or guardian, please give full
                                                                          title as such.

                                                                          _________________________________________________________


                                                                          _________________________________________________________
                                                                             SIGNATURE(S)                                     DATE

                                                        FOLD AND DETACH HERE                                                 (over)

      THIS IS YOUR PROXY.
    YOUR VOTE IS IMPORTANT                                                                           [COOPER INDUSTRIES, INC. LOGO]

-----------------------------------------------------------------------------------------------------------------------------------

o

                                             SERVICES AVAILABLE TO COOPER SHAREHOLDERS
                                             -----------------------------------------

       TO ADDRESS OUR SHAREHOLDERS' NEEDS, WE OFFER THE FOLLOWING PROGRAMS:

     O  DIRECT DEPOSIT OF DIVIDEND MONIES INTO YOUR BANK ACCOUNT

     O  A DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN WHICH ALLOWS YOU TO PURCHASE ADDITIONAL SHARES OF COOPER COMMON STOCK
        WITHOUT BROKERAGE FEES OR SERVICE CHARGES

     O  A 24-HOUR TOLL-FREE INFORMATION LINE FOR ACCESS TO RECENT NEWS ABOUT COOPER: (800) 371-9242

     O  A WORLD WIDE WEB ADDRESS: WWW.COOPERINDUSTRIES.COM

     O  AN E-MAIL ADDRESS: INFO@COOPERINDUSTRIES.COM

     O  A 24-HOUR TELEPHONE RESPONSE CENTER AT OUR TRANSFER AGENT, FIRST CHICAGO TRUST COMPANY OF NEW YORK, FOR ASSISTANCE WITH
        YOUR INQUIRIES CONCERNING YOUR COOPER STOCK ACCOUNT

       For information about direct deposit of dividends, dividend reinvestment or inquiries concerning your Cooper Common Stock, you may contact First Chicago Trust by calling (800) 371-9242 or (201) 324-1225, or by writing to: First Chicago Trust Company of New York, c/o EquiServe, P.O. Box 2500, Jersey City, NJ 07303-2500.
                              For hearing impaired: (201) 222-4955. E-mail address: fctc@em.fcnbd.com
                                          World Wide Web address: http://www.equiserve.com

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